As filed with the Securities and Exchange Commission on December 31, 1996

                                                     Registration No. 333-



               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           Form  S-1
                     REGISTRATION STATEMENT
                             Under
                   THE SECURITIES ACT OF 1933


                    CADIZ LAND COMPANY, INC.
     (Exact name of registrant as specified in its charter)

        Delaware                   0100                         77-0313235
(State or other jurisdiction of (Primary Standard Industrial (IRS Employer incorporation or organization) Classification Code Number) Identification No.)

              10535 Foothill Boulevard, Suite 150
               Rancho Cucamonga, California 91730
                         (909) 980-2738
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Keith Brackpool
              10535 Foothill Boulevard, Suite 150
               Rancho Cucamonga, California 91730
                         (909) 980-2738
   (Name, address, and telephone number of agent for service)


                  Copies of communications to:
                  HOWARD J. UNTERBERGER, ESQ.
                     J. BRAD WIGGINS, ESQ.
                        Miller & Holguin
             1801 Century Park East, Seventh Floor
                 Los Angeles, California 90067
                         (310) 556-1990


Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box.   X
                                ---
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

  If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.



                                         Proposed
Title of each                            maximum       Proposed
class of                                 offering      maximum      Amount of
securities to           Amount            price       aggregate    registration
be registered      to be registered      per unit   offering price       fee
------------------------------------------------------------------------------
Common Stock,
 par value         8,384,555 shares(1)  $4.6875(2)  $39,302,601.57  $11,909.88
  $.01 per share
Warrants for the
 purchase  of        240,000 warrants
 Common Stock       (the "Warrants")(3)
------------------------------------------------------------------------------

(1) Of this total, 463,881 shares are currently outstanding, 7,680,674 shares underlie outstanding convertible preferred stock ("Preferred Stock"), and 240,000 shares underlie the Warrants which are included in this Registration Statement. Also registered hereunder are an indeterminate number of additional shares of Common Stock which may become issuable by virtue of anti-dilution provisions of the Preferred Stock and the Warrants.
(2) Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's Common Stock as reported by Nasdaq for December 27, 1996, which date is within 5 business days prior to the initial filing date of this Registration Statement.
(3) No fee for registration of the Warrants is required by virtue of the last sentence of Rule 457(g).

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                         CADIZ LAND COMPANY, INC.
     Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing the Location in the Prospectus of the Information Required by Part I of Form S-1

        REQUIRED INFORMATION                  LOCATION IN PROSPECTUS
   --------------------------------------    ---------------------------
1. Forepart of the Registration Statement    Facing Page of Registration
    and Outside Front Cover Page of          Statement; Cross-Reference
    Prospectus                               Sheet; Outside Front Cover
                                             Page of Prospectus

2. Inside Front and Outside Back Cover       Inside Front Cover of
     Pages of Prospectus                     Prospectus

3. Summary Information, Risk Factors and     Prospectus Summary;
     Ratios of Earnings to Fixed Charges     Certain Factors

4. Use of Proceeds                           Inapplicable (as indicated on
                                             Outside Front Cover of
                                             Prospectus and in
                                             Prospectus Summary and
                                             Plan of Distribution)

5. Determination of Offering Price           Inapplicable

6. Dilution                                  Inapplicable

7. Selling Security Holders                  Selling Security Holders

8. Plan of Distribution                      Outside Front Cover of
                                             Prospectus; Plan of
                                             Distribution

9. Description of Securities to              Description of Securities
   Be Registered

10. Interests of Named Experts and           Legal Matters; Experts
     Counsel

11. Information with Respect to the          Prospectus Summary; The
      Registrant                             Company; Certain Factors;
                                             Price Range of Common
                                             Stock and Dividend Policy;
                                             Selected Financial Data;
                                             Management's Discussion
                                             and Analysis of Financial
                                             Condition and Results of
                                             Operations; Business;
                                             Management; Certain
                                             Transactions;  Principal
                                             Stockholders; Financial
                                             Statements

12. Disclosure of Commission Position on     Inapplicable
   Indemnification for Securities Act
   Liabilities

PROSPECTUS

                         CADIZ LAND COMPANY, INC.

                    8,384,555 Shares of Common Stock
    (including 393,000 Shares issued in recent private placements;
             7,368,262 Shares issued or issuable upon conversion
             of outstanding shares of Series A Preferred Stock;
      383,293 Shares issued or issuable in payment of dividends upon outstanding shares of Series A Preferred Stock;
  and 240,000 Shares issuable upon exercise of outstanding Warrants) and 240,000 Warrants for the purchase of Common Stock

        This Prospectus relates to the offer by the security holders named herein under the caption "Selling Security Holders"
(collectively, the "Selling Security Holders") for sale to the public of the following shares of the $.01 par value common stock (the
"Common Stock") of Cadiz Land Company, Inc. (the "Company" or "Cadiz") (collectively, the "Shares"): (i) 393,000 outstanding shares of Common Stock previously issued by the Company in unregistered private placements (the "Placement Shares"); (ii) 7,368,262 shares of Common Stock (the "Conversion Shares") which have been issued or are issuable by the Company upon the conversion of shares of the Company's Series A Preferred Stock (the "Series A Preferred"); (iii) 383,293 shares of Common Stock (the "Dividend Shares") which have been issued or are issuable by the Company in payment of dividends on the Preferred Stock; and (iv) 240,000 shares of Common Stock (the "Warrant Shares") which are issuable by the Company upon the exercise of outstanding warrants (the "Warrants"). In addition, this Prospectus relates to the offer by one of the Selling Security Holders for sale to the public of the Warrants for the purchase of the Warrant Shares.

       The Company will not receive any proceeds from the sale by the Selling Security Holders of the Shares or the Warrants offered hereunder. See "Plan of Distribution."

             The Conversion Shares covered by this Prospectus include 53,332 Conversion Shares which were previously issued upon conversion of Series A Preferred and an additional 7,314,930 Conversion Shares which are issuable upon conversion of outstanding shares of Series A Preferred Stock. Each share of Series A
Preferred was issued for $1,000 and is convertible into Conversion Shares at a rate of $3.75 per share. See "Description of Securities."

              The Dividend Shares covered by this Prospectus include 17,549 Dividend Shares which were previously issued in payment of stock dividends on Series A Preferred and an additional 365,744 Dividend Shares which are issuable upon payment of stock dividends on outstanding shares of Series A Preferred Stock.
Dividends payable on the Company's Preferred Stock are payable in the form of either cash or shares of Common Stock at the option of the Company. The numbers of Dividend Shares used in this Prospectus have been determined based on the assumption that all Preferred Stock dividends will be paid in the form of shares of Common Stock. See "Description of Securities."

           The 240,000 Warrant Shares covered by this Prospectus are issuable upon exercise of outstanding Warrants held by one of the Company's institutional lenders. The Warrants are exercisable until December 31, 2000 at an exercise price of $.05 per Warrant Share. See "Description of Securities."

              The Common Stock is quoted in the National Market System of the National Association of Securities Dealers Automated Quotation system ("Nasdaq") under the symbol "CLCI." The closing sale price of the Common Stock reported by Nasdaq on December 27, 1996, was $4.875. See
"Price Range of Common Stock and Dividend Policy."

       The Selling Security Holders have advised the Company that they may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Security Holders and any participating broker may be deemed to be "underwriters" of the Shares within the meaning of the Act. It is anticipated that usual and customary brokerage fees will be paid by Selling Security Holders in all open market transactions. The Company will pay substantially all other expenses of the offering. See "Plan of Distribution."

              The Company has filed a registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of the Shares by the Selling Security Holders. This registration is in satisfaction of the terms of agreements by the Company with certain Selling Security Holders to register their Shares and Warrants for resale under the Act.

         AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
              A HIGH DEGREE OF RISK.  SEE "CERTAIN FACTORS."
                          ______________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             The date of this Prospectus is ___________, 1997

          No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Security Holders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                          AVAILABLE INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and to the schedules and exhibits filed therewith, which may be inspected without charge at the principal office of the Commission, 450 5th Street, N.W., Washington, D.C.
20549, and copies of the material contained therein may be obtained from the Commission upon payment of applicable copying charges. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 5th Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the Commission.


                            TABLE OF CONTENTS


                                                                Page
                                                                ----
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . .

Certain Factors. . . . . . . . . . . . . . . . . . . . . . . .

Price Range of Common Stock and Dividend Policy. . . . . . . .

Selected Financial Data. . . . . . . . . . . . . . . . . . . .

Management's Discussion and Analysis
of Financial Condition and Results of Operations . . . . . . .

Business . . . . . . . . . . . . . . . . . . . . . . . . . . .

Principal Stockholders. . . . . . . . . . . . . . . . . . . . .

Management . . . . . . . . . . . . . . . . . . . . . . . . . . .

Certain Relationships and Related Transactions . . . . . . . . .

Selling Security Holders . . . . . . . . . . . . . . . . . . . .

Plan of Distribution . . . . . . . . . . . . . . . . . . . . . .

Description of Securities. . . . . . . . . . . . . . . . . . . .

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . .

Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

Index to Financial Statements. . . . . . . . . . . . . . . . . .  F-1


                            PROSPECTUS SUMMARY

        The following summary information is qualified in its entirety by the detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus and, accordingly, should be read in conjunction with that information and those financial statements and notes.

                               THE COMPANY

        Cadiz Land Company, Inc. (the "Company" or "Cadiz") was formed in 1983 under the name AridTech, Inc. On May 9, 1988, the name of the Company was changed to Pacific Agricultural Holdings, Inc., and in May 1992 the Company's shareholders approved the reincorporation of the Company into Delaware under its current name.

             The Company's business strategy is to create a portfolio of landholdings, water resources, and agricultural operations within central and southern California which possess sizable assured supplies of water. Management believes that, with both the increasing scarcity of water supplies in California and the increasing demand for water, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water which will lead to continued appreciation in the value of the Company's portfolio.

              With its September 13, 1996 acquisition of Sun World International, Inc. ("Sun World"), the Company has become one of the largest fully integrated agricultural companies in California. The Sun World acquisition has added to the Company's portfolio more than 18,000 acres of prime agricultural land, packing facilities, marketing expertise, proprietary agricultural products and the highly regarded Sun World brand name. Sun World is renown for developing or acquiring specialty produce varieties with unique characteristics which differentiate them from commodity produce varieties. Sun World owns patents and holds trademarks on a number of fruit varieties and, as a result of its Research and Development Center, has a long history of product innovation.

      In addition to the above, the acquisition of Sun World provided the Company senior water rights throughout the central and southern valleys of California. The Company's portfolio also includes more than 39,000 acres of land in eastern San Bernardino County. These landholdings are underlain by excellent groundwater resources. The largest property totals approximately 27,400 acres at Cadiz, California, 1,600 acres of which have been developed for cultivation of citrus orchards, table grape vineyards and row crops.

      The Company's landholdings, which now total approximately 57,000 acres, are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. The Company expects to participate in a broad variety of water transfer and storage projects, including the storage and transfer of surplus water for public agencies which require supplemental sources of water.

       To date, the Company has employed much of its working capital in development applications designed to increase the long term value of its properties. A portion of these expenditures has related to the planned Cadiz Valley and Piute Valley groundwater transfer and storage projects. See "Business - Narrative Description of Business - Water Resource Development." In addition, agricultural development and operations continue to be an integral part of the Company's ongoing business strategy, maximizing the value of its landholdings while generating cash flow. See "Business - Narrative Description of Business - Agricultural Operations."

             The Company's acquisition of Sun World is a part of this strategy. Sun World has added to the Company's portfolio more than 18,000 acres of prime agricultural land in the San Joaquin, Coachella, and Colorado River valleys, increasing the Company's total landholdings to approximately 57,000 acres. See "Business -
Properties."

        The Company's principal offices are located at 10535 Foothill Boulevard, Suite 150, Rancho Cucamonga, California 91730, and its telephone number is (909) 980-2738.

                               THE OFFERING

Total Shares Offered by the
Selling Security Holders . . . . . . . .     8,384,555 Shares

   Placement Shares. . . . . . . . . . .       393,000 Shares
   Conversion Shares . . . . . . . . . .     7,368,262 Shares
   Dividend Shares . . . . . . . . . . .       383,293 Shares
   Warrant Shares. . . . . . . . . . . .       240,000 Shares

Total Warrants Offered by the
Selling Security Holders . . . . . . . .       240,000 Warrants

Common Stock Outstanding Prior
to this Offering(1). . . . . . . . . . .    22,999,467 shares

Common Stock to Be Outstanding
After Completion of this Offering(2) . .    30,920,141 shares

Certain Factors. . . . . . . . . . . . .    This offering is speculative and
                                            involves a high degree of risk.
                                            See "Certain Factors."

Use of Proceeds. . . . . . . . . . . . .    The Company will not receive any
                                            proceeds from the sale of Shares
                                            or the sale of Warrants pursuant
                                            to this Prospectus.

Nasdaq National Market System Symbol        CLCI
____________________

(1)   As of December 27, 1996.
(2)   Assumes the conversion of all outstanding Series A Preferred;
      the payment of all dividends on all outstanding Series A Preferred in the form of Dividend Shares; and the exercise of all outstanding Warrants.

                          SUMMARY FINANCIAL DATA

          The following summary is qualified in its entirety by, and should be read in conjunction with, the Company's consolidated financial statements and the notes thereto appearing elsewhere in this Prospectus.

                             CADIZ LAND COMPANY, INC.
                              SUMMARY FINANCIAL DATA
                   ($ in thousands, except for per share data)
               Six Months Ended
                September 30,                Year Ended March 31,
                1996(1) 1995      1996      1995     1994       1993     1992
                ----------------  ----------------------------------------------
Statement of
 Operations Data:

  Revenues      $ 4,820 $   650   $ 1,441 $   543  $   190   $   -0-  $    -0-

  Loss from
  continuing
  operations
  before
  extraordinary
  items        $(4,429) $(3,686)  $(8,487)$(4,706) $(4,239)  $(4,087) $(4,659)

  Gain (loss)
  from
  disposal of
  discontinued
  segment(2)   $   -0-  $   -0-   $   -0- $    -0- $   145   $   -0-  $ (4,189)

  Extraordinary
  items        $   -0-  $   -0-   $   -0- $   115  $   343   $   -0-  $    200

  Net loss     $(4,429)$(3,686)   $(8,487)$(4,591) $(3,751)  $(4,087) $ (8,648)

Per Share:

 Net loss from
  continuing
  operations
  before
  extraordinary
  items        $ (0.23)$ (0.21)   $ (0.48)$ (0.29) $ (0.33)  $ (0.47)  $ (0.82)

  Net income
  (loss)
  from
  operations
  of discontinued
  segment
  and disposal of
  discontinued
   segment(1)   $   -0- $   -0-   $   -0- $   -0-  $  0.01   $   -0-   $ (0.74)

  Extraordinary
  items         $   -0- $   -0-   $   -0- $  0.01  $  0.03   $   -0-   $  0.04
  Net loss      $ (0.23)$ (0.21)  $ (0.48)$ (0.28) $ (0.29)  $ (0.47)  $ (1.52)

  Dividends     $  -0-  $   -0-   $   -0- $  -0-   $   -0-   $   -0-   $   -0-

Weighted average
common shares and
equivalents      19,629   17,235   17,700  16,500   12,800     8,700     5,700



                Six Months Ended
                 September 30,                   Year Ended March 31,
                 1996    1995      1996     1995     1994       1993     1992
                ----------------- ----------------------------------------------
BALANCE SHEET
 DATA:

 Total assets   $255,202 $ 33,824 $ 38,663 $ 34,888  $ 34,058 $ 27,635 $27,862
 Debt           $148,839 $ 17,017 $ 17,617 $ 16,381  $ 13,740 $ 17,939 $18,846
 Common stock
  and
  additional
   paid-in-
  capital       $113,206 $ 64,916 $ 73,149 $ 62,857  $ 60,044 $ 45,199 $40,813
 Accumulated
  deficit     $(58,870)$(49,595) $(54,396)$(45,909)$(41,318) $(37,567)$(33,480)
 Stockholders'
  equity       $ 54,336 $ 15,321  $ 18,753 $ 16,948  $ 18,726 $ 7,632  $  7,333

_________________

(1) On September 13, 1996, the Company acquired all of the outstanding capital stock of Sun World. The Company's acquisition of Sun World will be accounted for on a consolidated basis in the Company's financial statements for periods ending after September 13, 1996 under the purchase method of accounting. The selected financial data for the period ended
    September 30, 1996 include Sun World from the date of acquisition.

(2) In December 1990, the Company committed to a plan to eliminate all agri-business operations acquired as part of its 1988 merger with Pacific
    Agricultural Services, Inc.


                             CERTAIN FACTORS

      The securities offered hereby involve a high degree of risk. Prior to making an investment, prospective investors should carefully consider the following risks affecting the Company and this offering. This Prospectus, and particularly the Management's Discussion and Analysis section, contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements throughout this document.

HISTORICAL OPERATING LOSSES AND ACCUMULATED DEFICITS/UNCERTAINTY OF EFFECT
--------------------------------------------------------------------------
OF SUN WORLD ACQUISITION
------------------------
      The Company has a history of operating losses (approximately $8.5 million for the fiscal year ended March 31, 1996 and approximately $4.4 million for the six months ended September 30, 1996) and accumulated deficits (approximately $54.4 million at March 31, 1996 and approximately $58.9 million at September 30, 1996). See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." As the results of operations of Sun World prior to September 14, 1996 have not been consolidated with those of the Company, such prior operating history is not indicative of future trends; rather, the Company's consolidated results of operations will be largely dependent upon the results of operations of its Sun World subsidiary. The Company cannot predict with any degree of accuracy what effect its acquisition of Sun World will have on its business operations in the next several years. See "Risks Inherent in Agricultural Operations," below.

RISKS INHERENT IN AGRICULTURAL OPERATIONS
------------------------------------------
           The Company is subject to risks associated with its Sun World agricultural operations. Numerous factors can affect the yield, price and marketability of the crops grown on the Company's properties. The agricultural industry in the United States is extraordinarily competitive. Moreover, domestic growers and marketers of produce are facing increased competition from abroad, particularly Mexico and South America. There can be no assurance that the Company's agricultural operations will be commercially profitable. In particular, a number of factors outside of the Company's control, such as adverse weather conditions, insects, blight or other diseases, labor problems such as boycotts or strikes of work forces, shortages of competent laborers, and adverse economic and market conditions could, alone or in combination, materially adversely affect the Company's agricultural operations. The marketability of crops grown on the Company's properties may be adversely affected by changes in governmental policies, social and economic conditions, and industry production levels. Prices may vary greatly from year to year as a result of the relationship between production and market demand. The production of a particular crop in excess of demand in any particular year will depress market prices, and inflationary factors and other unforeseeable economic changes may also, at the same time, increase operating costs with respect to such crops.

UNCERTAINTIES ASSOCIATED WITH THE DEVELOPMENT OF WATER RESOURCES
------------------------------------------------------------------
       The Company anticipates that it will continue to incur operating losses from its non-Sun World operations until such time as it is able to receive significant revenues from the development of its water transfer projects. The Company does not expect to be able to obtain such revenues before the third quarter of 1997 at the earliest. Additional financing specifically in connection with the Company's water projects will be required. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition to the risk of delays associated with receiving all necessary regulatory approvals and permits, the Company may also encounter unforseen technical difficulties which could result in construction delays and cost increases with respect to the Company's water transfer projects. The Company is continuing to negotiate the specific terms of water delivery and/or storage arrangements with various California water agencies. However, the outcome of these negotiations cannot be predicted with any degree of certainty. There can be no assurances as to amount of water which the Company will be able to deliver or store under such arrangements, nor as to the price which the Company will be able to obtain. Furthermore, the Company has no experience to date in the commercial production and delivery of water in large amounts on a long term basis. There is, therefore, a limited historical basis on which to evaluate future performance of the Company's proposed operations in this area.

RAIL-CYCLE
----------
         In November 1995 the San Bernardino County Board of Supervisors certified the Environmental Impact Report/Environmental Impact Statement ("EIR/EIS") for, and approved a Conditional Use Permit for, the proposed construction and operation of a massive landfill adjacent to the Company's Cadiz properties (the "Rail-Cycle Project"). The Company contends that the Rail-Cycle Project, as currently designed, poses environmental risks to both the Company's agricultural operations at Cadiz and to the groundwater basin underlying the Cadiz property. The Company has vigorously opposed the Rail-Cycle Project on a number of grounds and has filed a lawsuit seeking, among other things, to set aside the County's certification of the EIR/EIS and approval of the proposed project. There can be no assurances as to the outcome of the Company's lawsuit. Furthermore, the Board of Supervisors decided to require a business license tax to be levied against the Rail-Cycle Project which, prior to adoption, required approval by a majority vote at the general election. The business license tax was not approved, thus at least temporarily halting the Rail-Cycle Project. There can be no assurances that the Rail-Cycle Project, if constructed, will not have a materially adverse impact upon the Company's business and results of operations.

LIMITATIONS ON ACCESS TO SUN WORLD CASH FLOW AND RESTRICTIONS ON DIVIDENDS
---------------------------------------------------------------------------
          The credit agreements with Sun World's secured lenders include affirmative and negative covenants which restrict the Company's ability to receive distributions from Sun World's cash flow, but which also insulate the Company, as the parent of Sun World, from obligations incurred directly by its Sun World subsidiary. While the Company does not expect that Sun World will be permitted to pay any dividends to the Company while any indebtedness to these secured lenders remains outstanding, the Company does receive a quarterly management fee from Sun World plus reimbursement for the Company's overhead expenditures attributable to the operations of Sun World. If Sun World is unable to generate sufficient cash flow from operations in the future, or if Sun World fails to satisfy the financial tests under the credit agreements with its secured lenders, it could face default on its obligations. A default on the Sun World obligations could result in a loss of all of the Company's investment in Sun World.

SIGNIFICANT LEVERAGE AND WORKING CAPITAL REQUIREMENTS
-----------------------------------------------------
              As a result of the Sun World acquisition, the consolidated Company's capital structure is significantly leveraged. Substantially all of the assets of Sun World are pledged as security for loans with an outstanding balance of approximately $148 million as of November 30, 1996. Substantially all of the Company's non Sun World assets are pledged as security for loans with an outstanding balance of approximately $18.5 million as of November 30, 1996, which loans mature January 31, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, Sun World has significant seasonal working capital requirements. The Company's leveraged capital structure could impair both the Company's and Sun World's access to additional financing, should Sun World's existing working capital and cash flow from operations be insufficient for Sun World's ongoing debt service and working capital needs. The ability of the Company and Sun World to reduce debt and increase equity will be dependent upon the future performance of the Company and Sun World. In addition, if Sun World is unable to generate sufficient cash flow from operations in the future, or if Sun World fails to satisfy the financial tests under its credit agreements with John Hancock and Credit Agricole, it could face default on its obligations. A default on the Sun World obligations could result in a loss of all of the Company's investment in Sun World.

REGULATION AND REGULATORY APPROVALS
------------------------------------
       Certain areas of the Company's operations are subject to varying degrees of federal, state and local laws and regulations. Farm operations such as those conducted on the Company's properties are subject to federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Existing environmental regulations have not, in the past, had a materially adverse effect upon the Company's operations. There can be no assurances, however, as to the effect of any environmental regulations which may be adopted in the future.

         As the Company proceeds with the development of its properties, including related infrastructure, the Company will be required to satisfy various regulatory authorities that it is in compliance with the laws, regulations and policies enforced by such authorities.
Groundwater development, and the export of surplus groundwater for sale to single entities such as public water agencies, are not subject to regulation by existing statutes, other than general environmental statutes applicable to all development projects. Although applicable laws, regulations and policies have not had a materially adverse effect upon the ability of the Company to develop its Cadiz or other properties to date, management cannot predict with certainty what requirements, if any, may be imposed by regulators upon future development. In addition, the time and costs associated with obtaining regulatory approvals for resource development are significant, and there can be no assurance that the Company will receive desired approvals for future development plans.

COMPETITION
-------------
         The agricultural business is highly competitive. The Company's competitors include a limited number of large international food companies, as well as a large number of smaller independent growers and grower cooperatives. No single competitor has a dominant market share in this industry due to the regionalized nature of these businesses.
Sun World utilizes brand recognition, product quality, harvesting in favorable product windows, competitive pricing, effective customer service and consumer marketing programs to enhance its position within the highly competitive fresh food industry. Consumer and institutional recognition of the Sun World trademark and related brands and the association of these brands with high quality food products contribute significantly to Sun World's ability to compete in the market for fresh fruit and vegetables.

     The Company faces competition for the acquisition, development and sale of its properties from a number of competitors, some of which have significantly greater resources than the Company. The Company may also face competition in the development of water resources associated with its properties. Since California has scarce water resources and an increasing demand for available water, the Company believes that price and reliability of delivery are the principal competitive factors affecting transfers of water in California. In this regard, the ability of the Company to price its water on a competitive basis will depend upon the cost of constructing and maintaining delivery systems for its surplus water. See "Business - Description of Business - Competition."

AUTHORIZATION OF "BLANK CHECK" PREFERRED STOCK
-----------------------------------------------
      The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 100,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by the Company's Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences or privileges for such preferred stock which could adversely affect the voting power or other rights of the holders of the Common Stock. To date the Board of Directors has designated three series of Preferred
Stock for issuance, including (i) up to 60,000 shares of Series A Preferred, of which 27,631 shares have been issued and 27,431 shares remain outstanding; (ii) up to 1,000 shares of 6% Convertible Series B Preferred Stock (the "Series B Preferred"), of which 1,000 shares have been issued and 390 shares remain outstanding; and (iii) up to 365 shares of 6% Convertible Series C Preferred Stock (the "Series C Preferred"), of which 300 shares have been issued and 100 shares remain outstanding.
See "Description of Securities." The Board of Directors has no present plans or arrangements for the issuance of additional shares of preferred stock. However, there can be no assurance that the Company will not issue such shares in the future. Such shares could, under certain circumstances, be issued as a method of raising additional capital or discouraging, delaying or preventing a change in control of the Company.

DILUTION UPON CONVERSION AND EXERCISE OF SECURITIES
----------------------------------------------------
     The issuance of Shares upon conversion and exercise of outstanding Preferred Stock and Warrants may have certain dilutive effects, including dilution of the Company's earnings per share.

INCREASE IN NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR RESALE
-----------------------------------------------------------------
     The registration for resale hereunder of 393,000 Placement Shares, 7,368,262 Conversion Shares, 383,293 Dividend Shares, and 240,000 Warrant Shares, for an aggregate total of 8,384,555 Shares, will significantly increase the number of outstanding shares of Common Stock of the Company eligible for resale. See "Description of Securities."

NO ASSURANCE OF DIVIDENDS ON COMMON STOCK
----------------------------------------------
            To date, the Company has never paid a cash dividend on Common Stock, and the Company's ability to pay such dividends is restricted by agreements with the Company's lenders. The Company has retained an investment banking firm to, among other things, advise the Company as to the most tax efficient means of distributing revenues from the Company's operations to its shareholders when revenues from the transfer of water commence. The amount and frequency of any such dividends would be subject to the discretion of the Board of Directors. See "Price Range of Common Stock and Dividend Policy."

             PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         The Company's Common Stock is traded on the Nasdaq Stock Market under the symbol "CLCI." Since July 1994, the Company's Common Stock has been traded as a National Market System security. The following table reflects, for periods up until the period ended June 30, 1994, inter-dealer quotations, without retail markup, markdown or commission, and may not necessarily represent actual transactions. For the periods ended September 30, 1994 and thereafter, the table reflects actual sales transactions. The high and low price range of the Common Stock for each of the dates indicated has been provided by Nasdaq.

                     BID PRICES           ASKED PRICES
                     ----------           ------------
QUARTER ENDED        HIGH      LOW       HIGH           LOW
                  ------    -------    ------         ------
        1994:
     March 31       $6.125    $4.375    $6.50          $4.625
     June 30        $6.00     $3.75     $6.25          $4.125

                          High               Low
                       Sales Price       Sales Price
                    --------------      -------------
     September 30        $5.25               $3.75
     December 31         $5.25               $4.25

        1995:
     March 31            $5.438              $4.125
     June 30             $4.875              $4.000
     September 30        $5.50               $3.688
     December 31         $6.25               $4.063

        1996:
     March 31            $6.375              $5.25
     June 30             $6.50               $5.219
     September 30        $5.938              $4.063

     On December 27, 1996, the high, low and last sales prices for the Company's Common Stock, as reported by Nasdaq, were $4.875, $4.50 and $4.875, respectively.

     The Company also has an authorized class of 100,000 shares of preferred stock ("Preferred Stock"). To date the Board of Directors has designated three series of Preferred Stock for issuance, including (i) up to 60,000 shares of Series A Preferred, of which 27,631 shares have been issued and 27,431 shares remain outstanding; (ii) up to 1,000 shares of Series B Preferred, of which 1,000 shares have been issued and 390 shares remain outstanding; and (iii) up to 365 shares of Series C Preferred, of which 300 shares have been issued and 100 shares remain outstanding.
See "Description of Securities." The Board of Directors has no present plans or arrangements for the issuance of additional shares of Preferred Stock. See "Certain Factors - Authorization of "Blank Check" Preferred Stock."

     The estimated number of beneficial owners of the Company's Common Stock is approximately 1,500, and the number of stockholders of record on December 27, 1996, was 223.

     To date, the Company has never paid a cash dividend on Common
Stock, and currently the Company's ability to pay such dividends is restricted by agreements with the Company's lenders. See "Certain
Factors." The Company has retained an investment banking firm to, among other things, advise the Company as to the most tax efficient means of distributing revenues from the Company's operations to its stockholders when revenues from the transfer of water commence. See "Business - Narrative Description of Business - Water Resource Development." The amount and frequency of any such dividends would be subject to the discretion of the Board of Directors.

                         SELECTED FINANCIAL DATA

     The following selected financial data, insofar as it relates to each of the years ended March 31, 1996, 1995, 1994, 1993, and 1992 has been derived from financial statements audited by Price Waterhouse LLP, independent accountants. The selected financial data should be read in conjunction with the audited consolidated financial statements of the Company and notes thereto as of March 31, 1996 and for the three years then ended included elsewhere herein. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements included herein for Sun World, which was acquired by the Company on September 13, 1996.

     The interim selected financial data for the six months ended September 30, 1996 and 1995 is unaudited. However, it reflects all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of the financial condition and operating results for the interim period. Results of operations for the six month period ended September 30, 1996 are not necessarily indicative of the results to be expected for the current fiscal year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                             CADIZ LAND COMPANY, INC.
                             SELECTED FINANCIAL DATA
                   ($ in thousands, except for per share data)
               Six Months Ended
                September 30,                Year Ended March 31,
                1996(1) 1995      1996      1995     1994       1993     1992
                ----------------  ----------------------------------------------
                                                                             >
Statement of
 Operations Data:

  Revenues      $ 4,820 $   650   $ 1,441 $   543  $   190   $   -0-  $    -0-

  Loss from
  continuing
  operations
  before
  extraordinary
  items        $(4,429) $(3,686)  $(8,487)$(4,706) $(4,239)  $(4,087)  $(4,659)

  Gain (loss)
  from
  disposal of
  discontinued
  segment(1)   $   -0-  $   -0-   $   -0- $    -0- $   145   $   -0-  $ (4,189)

  Extraordinary
  items        $   -0-  $   -0-   $   -0- $   115  $   343   $   -0-   $   200

  Net loss     $(4,429)$(3,686)   $(8,487)$(4,591) $(3,751)  $(4,087) $ (8,648)

Per Share:

 Net loss from
  continuing
  operations
  before
  extraordinary
  items        $ (0.23)$ (0.21)   $ (0.48)$ (0.29) $ (0.33)  $ (0.47)  $ (0.82)

  Net income
  (loss)
  from
  operations
  of discounted
  segment
  and disposal of
  discontinued
   segment(2)   $   -0- $   -0-   $   -0- $   -0-  $  0.01   $   -0-   $ (0.74)

  Extraordinary
  items         $   -0- $   -0-   $   -0- $  0.01  $  0.03   $   -0-   $  0.04
  Net loss      $ (0.23)$ (0.21)  $ (0.48)$ (0.28) $ (0.29)  $ (0.47)  $ (1.52)

  Dividends     $  -0-  $   -0-   $   -0- $  -0-   $   -0-   $   -0-   $   -0-

Weighted average
common shares and
equivalents      19,629   17,235   17,700  16,500   12,800     8,700     5,700



                Six Months Ended
                 September 30,                   Year Ended March 31,
                 1996    1995      1996     1995     1994       1993     1992
                ----------------- --------------------------------------------


Balance Sheet
 Data:

 Total assets   $255,202 $ 33,824 $ 38,663 $ 34,888  $ 34,058 $ 27,635 $27,862
 Debt           $148,839 $ 17,017 $ 17,617 $ 16,381  $ 13,740 $ 17,939 $18,846
 Common stock
  and
  additional
   paid-in-
  capital       $113,206 $ 64,916 $ 73,149 $ 62,857  $ 60,044 $ 45,199 $40,813
 Accumulated
  deficit     $(58,870)$(49,595) $(54,396)$(45,909)$(41,318) $(37,567)$(33,480)
 Stockholders'
  equity       $ 54,336 $ 15,321  $ 18,753 $ 16,948  $ 18,726 $ 7,632  $  7,333

_________________

(1) On September 13, 1996, the Company acquired all of the outstanding capital stock of Sun World. The Company's acquisition of Sun World will be accounted for on a consolidated basis in the Company's financial statements for periods ending after September 13, 1996 under the purchase method of accounting. The selected financial data for the period ended
    September 30, 1996 include Sun World from the date of acquisition.

(2) In December 1990, the Company committed to a plan to eliminate all agri-business operations acquired as part of its 1988 merger with Pacific
    Agricultural Services, Inc.



       MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS

GENERAL
-----------
    Cadiz Land Company, Inc. (formerly known as Pacific Agricultural Holdings, Inc.) was incorporated in Delaware on April 27, 1992. On May 6, 1992, the shareholders of Pacific Agricultural Holdings, Inc. approved its reincorporation as a Delaware corporation, a one-for-five reverse stock split, and the change of its name to Cadiz Land Company, Inc. (the "Company"). The reincorporation, reverse split, and name change became effective on May 26, 1992.

    On September 13, 1996, Cadiz acquired all of the outstanding capital stock of Sun World. The Company's acquisition of Sun World will be accounted for on a consolidated basis in the Company's financial statements for periods ending after September 13, 1996 under the purchase method of accounting. The Company's consolidated financial statements include Sun World from the date of acquisition. The financial statements set forth herein for the period ending September 30, 1996 are the first financial statements of the Company to reflect Cadiz' acquisition of Sun World. The operations of Sun World have, and will continue to have, a significant impact upon the Company's financial statements.

    Prior to the acquisition of Sun World, Cadiz had utilized an unclassified balance sheet (eliminating the distinction between current assets and long-term assets and current liabilities and long-term liabilities). The financial statements set forth herein utilize a classified balance sheet, thus requiring certain classifications to be made to the prior period balances to conform with the September 30, 1996 presentation.

RESULTS OF OPERATIONS
---------------------
    The following is management's discussion of certain factors which have affected the Company's financial condition and results of operations for the six month period ended September 30, 1996 and the fiscal years ended March 31, 1996 and 1995, as compared to prior periods.

    The Company's results of operations for the period ended September 30, 1996 include the results of operations of Sun World for the period September 14, 1996 through September 30, 1996. The results of operations of Sun World prior to September 14, 1996 have not been consolidated with those of the Company. As a result of the foregoing, direct comparisons of the Company's consolidated results of operations for the six months ended September 30, 1996 with results for the six months ended September 30, 1995 will not, in the view of management of the Company, prove meaningful. Instead, a summary of the elements which management of the Company believes essential to an analysis of the results of operations for such periods, and the likely effect of the Sun World acquisition upon such elements, is presented below. For purposes of this summary, the term Sun World will be used with respect to the operations and activities of the Company's Sun World subsidiary, and the term Cadiz will be used with respect to those operations and activities of the Company not involving Sun World.

    The following discussion contains trend analysis and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those projected in the forward-looking statements throughout this document.

SIX MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO SIX MONTHS ENDED
-----------------------------------------------------------------
SEPTEMBER 30, 1995
------------------
    During the six months ended September 30, 1996, the Company incurred a net loss of $4,429,000 compared to a loss of $3,686,000 during the same period in 1995. The following table summarizes the net loss for both periods ($000's omitted):
                                      1996       1995

     Revenues                         $ 4,820    $ 650
                                      -------    ------
     Costs and expenses:
       Cost of sales                     3,723     -0-
       Resource development              1,445   1,569
       Landfill prevention activities      262     531
       General and administrative        1,938     826
       Depreciation                        481     410
       Amortization                        158     117
       Interest expense, net             1,576     883
       Litigation settlement              (334)    -0-
                                      --------  ------
     Net loss                         $ 4,429  $ 3,686
                                      =======  =======
     The operations of Sun World for the period September 14 through September 30, 1996 are included above; however, due to the seasonality of the operations of Sun World, this is not indicative of the results of operations should a full six months of activity be included.

     REVENUES. Of the $4,820,000 in revenues recognized by the Company for the six months ended September 30, 1996, $4,662,000 related to the operations of Sun World in the seventeen day period September 14, 1996 through September 30, 1996. The balance of the Company's revenues were recognized from the resource development activities of Cadiz, consisting primarily of gross crop proceeds from the Cadiz ranch.

     COST OF SALES. Cost of sales for the six months ended September 30, 1996 consisted of all direct costs and an allocation of indirect costs related to revenue generated by Sun World for the seventeen day period ended September 30, 1996.

     RESOURCE DEVELOPMENT. Resource development expenses, which consist of costs incurred in the agricultural, land and water development of Cadiz' landholdings, totaled $1,445,000 for the six months ended
September 30, 1996 as compared to $1,569,000 for the same period in 1995.

     LANDFILL PREVENTION ACTIVITIES. Cadiz is engaged in opposition to the proposed construction and operation of a landfill proposed to be located adjacent to the Company's Cadiz property, and has filed a lawsuit seeking, among other things, to set aside regulatory approvals for the landfill project. See "Business - Legal Proceedings." During the six months ended September 30, 1996, expenses incurred in connection with activities in opposition to the project, such as litigation costs and professional fees and expenses, totaled $262,000 as compared to $531,000 during the same period of the prior year.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses during both periods consisted primarily of corporate operating expenses, professional fees and salaries. These expenses increased by $1,112,000 during the six months ended September 30, 1996 as compared to the same period in 1995 due to an increased level of activity primarily as a result of the acquisition of Sun World and the addition of corporate and administrative costs related to Sun World in the amount of $279,000 for the period September 14, 1996 through September 30, 1996.

     DEPRECIATION. Depreciation totaled $481,000 for the six months ended September 30, 1996 as compared to $410,000 for the six months ended September 30, 1995. The increase is primarily attributable to depreciation for the seventeen day period ending September 30, 1996 related to the consolidation of Sun World owned assets.

     INTEREST EXPENSE. Net interest expense totaled $1,576,000 during the six months ended September 30, 1996 as compared to $883,000 during the same period in 1995. The following table summarizes the components of net interest expense for the six month periods ended September 30, 1996 and 1995 ($ 000's omitted):

                                  1996     1995

   Interest expense on
    outstanding debt              $ 1,251  $ 490
   Amortization of financing
     costs                            420    421
   Interest income                    (95)   (28)
                                  -------  ------
                                  $ 1,576  $  883
                                  =======  ======
     The increase in interest expense on outstanding debt during the period ended September 30, 1996 is attributable to Sun World debt service subsequent to the acquisition. Financing costs are amortized over the life of the debt agreement.

     LITIGATION SETTLEMENT. During the period ended September 30, 1996, Cadiz was awarded and received approximately $334,000 as final payment toward full reimbursement of its legal fees and costs incurred in defending a legal action.

YEAR ENDED MARCH 31, 1996 COMPARED TO YEAR ENDED MARCH 31, 1995

     During the year ended March 31, 1996, the Company incurred a net loss of $8,487,000 as compared to a net loss of $4,591,000 during the previous year. The following table summarizes the net loss for both periods (in thousands):
                                        1996     1995

     Revenues                        $ 1,441   $   543
                                     =======   =======
     Costs and expenses:
       Resource development             3,329    1,545
       Landfill prevention
         activities                     1,919       -0-
       General and administrative       1,826    1,525
       Depreciation                       833      737
       Amortization                       234      234
       Interest expense, net            1,787    1,208
       Gain on debt settlement            -0-     (115)
                                     --------  -------
      Net Loss                        $ 8,487  $ 4,591
                                     =======   =======

     REVENUES. Revenues are recognized from the Company's resource development as a result of the Company's ability to enter into joint venture or leasing arrangements with third party growers for the farming of crops on its properties. A combination of gross crop proceeds from the citrus orchard and both rent and percentage of gross crop proceeds from the vineyard totaled $608,000 and $543,000 for the years ended March 31, 1996 and 1995, respectively. Gross crop proceeds from the additional acreage developed to row crops in the latter part of fiscal year 1995 totaled $751,000 for the year end March 31, 1996, primarily from the harvest of honeydew melons and seedless watermelon. Revenue from the produce brokerage operation which commenced in May 1995 totaled $82,000 during the 1996 fiscal year.

     Management expects that revenue from the Company's Cadiz agricultural development will increase over the next several years as a result of increased revenues from existing developed acreage and the further development of additional acreage.

     RESOURCE DEVELOPMENT. Expenses recorded in this category consist of costs incurred in the agricultural, land and water resource development of the Company's Cadiz landholdings. As an integral part of its strategy to control the ultimate use of the resources associated with the Cadiz project, the Company continues to maintain control of management of both the infrastructure associated with these properties as well as the development of the area for agricultural use. Accordingly, costs related to the Company's management of its infrastructure and agricultural development are included in Resource Development, as well as the Company's share of joint venture crop costs. Additionally, operating costs associated with the Company's produce brokerage and the Company's continual evaluation of additional potential land acquisition sites, such as overhead, legal and travel are included within this category. The Company also anticipates the development and transfer of surplus water from its Cadiz and Piute properties. See "Business - Narrative Description of Business." In relation to the Cadiz water transfer project, the Company expects completion of the required EIS/EIR process within 18 months and completion of the necessary delivery systems within several months thereafter, although no assurances may be given.

     Resource development expenses totaled $3,329,000 for the year ended March 31, 1996 as compared to $1,545,000 for the year ended March 31, 1995. As activities were taking place on multiple water projects during the 1996 fiscal year, costs associated with development increased as compared to the prior year when the Company was involved in only the Cadiz water transfer project. In addition, with the development of an additional 240 acres to row crops at the beginning of the 1996 fiscal year, the Company has attracted third party growers to enter into joint venture and similar arrangements with the Company for multiple harvests throughout the year ended March 31, 1996. As a result, the Company has incurred its share of joint venture production costs associated with the various row crops, as well as an increase in costs associated with management of the Cadiz ranch with respect to the additional acreage. Also included in resource development are costs associated with evaluation of the potential acquisition of additional sites.

     LANDFILL PREVENTION ACTIVITIES. The Company is engaged in vigorous opposition to the proposed construction and operation of a landfill proposed to be located adjacent to the Company's Cadiz property, and has filed a lawsuit seeking, among other things, to set aside regulatory approvals for the landfill project. See "Business - Legal Proceedings." During the year ended March 31, 1996, expenses incurred in connection with activities in opposition to the project totaled $1,919,000, including litigation costs, professional fees and expenses, and contributions in support of a local coalition which actively opposed the Rail-Cycle Project.

     GENERAL AND ADMINISTRATIVE. General and administrative expenses during both periods consisted primarily of corporate operating expenses, professional fees and salaries. These expenses increased by $301,000 during the year ended March 31, 1996 as compared to the prior year.

     During the 1996 fiscal year the Company was engaged in, among other things, the acquisition of Sun World; negotiations and/or discussions with prospective purchasers regarding several of the Company's water transfer projects; management of the Company's permanent crops; and production of additional acreage to row crops in its farming operation. In the prior year, by contrast, activities pertained to evaluation of only one water transfer project and management of the Company's permanent crops. As a result of this increased level of activity, the Company has incurred a corresponding increase in costs related to overhead, professional fees, salaries and travel, among others.

     DEPRECIATION. Depreciation totaled $833,000 for the year ended March 31, 1996 as compared to $737,000 for the prior year. The increase of $96,000 was primarily due to a full year of depreciation on infrastructure improvements at the Cadiz property, including the development of additional irrigation wells which were completed during the fourth quarter of fiscal 1995.

     INTEREST EXPENSE. Net interest expense totaled $1,787,000 during the year ended March 31, 1996 as compared to $1,208,000 during the same period in 1995. The following table summarizes the components of net interest expense for the years ended March 31, 1996 and 1995 (in thousands):

                                 1996      1995

  Interest expense on
    outstanding debt             $1,000    $  842
  Amortization of
    financing costs                 841       479
  Interest income                   (54)     (113)
                                 ------    -------
     Net interest expense        $1,787    $1,208
                                 ======    ======

     Interest expense on outstanding debt increased during the year as a result of an increased level of borrowing and due to slightly higher interest rates. Amortization of financing costs increased as a result of debt issue costs incurred in connection with the Company's March 1995 loan facility. Such costs are amortized over the life of the debt arrangement, which matures on January 31, 1997.

     GAIN ON DEBT SETTLEMENT. In June 1994, the Company retired a note payable in the amount of $249,000 to an individual at a discounted amount resulting in an extraordinary gain on settlement of debt of $115,000. The note, which originated in 1985, was scheduled to be retired with a balloon payment in December 1996.

YEAR ENDED MARCH 31, 1995 COMPARED TO YEAR ENDED MARCH 31, 1994

     During the year ended March 31, 1995, the Company had a net loss of $4,591,000 as compared to a net loss of $3,751,000 during the previous year. The following table summarizes the net loss for both periods (in thousands):
                                 1995      1994
                              --------  ---------
  Revenues                    $    543  $     190

  Costs and expenses:
     Resource development        1,545        955
    General and administrative   1,525      1,904
    Depreciation                   737        483
    Amortization                   234        234
    Interest expense, net        1,208        853
    Gain on disposal of
       discontinued segment        -0-       (145)
    Gain on debt settlements      (115)      (343)
                              --------  ---------
       Net loss               $  4,591    $ 3,751
                              ========  =========

        REVENUES. Revenue, as a result of the Company's agricultural operations, consisted of a combination of gross crop proceeds from the citrus orchard and both rent and a percentage of gross crop proceeds from the vineyard which totaled $543,000 and $190,000 for the years ended March 31, 1995 and 1994, respectively.

        RESOURCE DEVELOPMENT. Resource development expenses increased in 1995 by $590,000 as compared to the prior year primarily due to an overall increase in resource development, largely resulting from activities related to the water transfer projects, and the establishment of an Agricultural Development Department in April 1994.

        GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses for both periods consisted primarily of salaries and professional fees. Total expenses decreased by $379,000 for the year ended March 31, 1995 compared to the prior year. Professional fees declined from $970,000 in 1994 to $768,000 in 1995, primarily as a result of the favorable conclusion of litigation in May 1994.

        DEPRECIATION. Depreciation for the year ended March 31, 1995 totaled $737,000 as compared to $483,000 for the prior year. The increase of $254,000 in fiscal 1995 was primarily attributable to depreciation of the Company's citrus orchard at Cadiz. Prior to fiscal 1995, the orchard was considered to be in its development stage and, as such, no depreciation was recorded.

      INTEREST EXPENSE. Net interest expense totaled $1,208,000 during the year ended March 31, 1995, compared to $853,000 during the same period in 1994. The following table summarizes the components of interest expense for the years ended March 31, 1995 and 1994 (in thousands):

                                             1995      1994
                                           -------  --------
  Interest expense on outstanding debt     $   842  $    831
  Interest on citrus orchard capitalized       -0-      (252)
  Amortization of financing costs              479       340
  Interest income                             (113)      (66)
                                          -------  ---------
    Net Expense                            $ 1,208  $    853
                                           =======  =========

             Interest expense on outstanding debt increased due to higher interest rates on the Rabobank loan and an increase in Ansbacher debt outstanding. See "Liquidity and Capital Resources - Current Financing Arrangements," below. Interest expense related to the citrus orchard was capitalized in 1994, as the orchard had not yet reached maturity during the period. As the orchard is no longer in the developmental stage, such interest is no longer capitalized. The amortization of debt issue costs and debt discount increased $139,000 in 1995 compared to 1994 due to the costs related to the refinancing of the Rabobank and Ansbacher loans in January 1994. Such costs are amortized over the life of the debt arrangement, which matures on January 31, 1997. Interest income increased in 1995 compared to 1994 due to higher cash balances throughout 1995.

              GAIN ON DISPOSAL OF DISCONTINUED SEGMENT. There were no such transactions during the fiscal year ended March 31, 1995. However, during the fiscal year ended March 31, 1994, the Company reversed valuation reserves and liabilities related to discontinued operations totaling $145,000. Of this amount, $75,000 resulted from a reduction in a reserve no longer necessary following the disposition of a cooler property in Arizona as part of a settlement of a $925,000 note obligation, as discussed under "Gain on Debt Settlements," below. In addition, approximately $70,000 resulted from a write off of an accrued liability for certain crop advances previously received by the Company which the Company determined would not be claimed by the advancing party.

     GAIN ON DEBT SETTLEMENTS. In June 1994, the Company retired a note payable in the amount of $249,000 to an individual at a discounted amount resulting in an extraordinary gain on settlement of debt of $115,000. The note, which originated in 1985, was scheduled to be retired with a balloon payment in December 1996. During the quarter ended June 1993, the Company concluded a settlement agreement regarding a $925,000 note obligation which resulted in a extraordinary gain of $300,000 on settlement of debt.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------
      GENERAL DISCUSSION OF LIQUIDITY AND CAPITAL RESOURCES. Pursuant to its business strategy, the Company has, other than in connection with the Sun World acquisition, utilized its working capital primarily for development purposes; that is, for purposes designed to increase the long term value of its properties. As the Company has not received significant revenues from its development operations to date, the Company has been required to obtain financing to bridge the gap between the time development expenses are incurred and the time that a revenue stream will commence. Accordingly, the Company has looked to outside funding sources to address its liquidity and working capital needs. Historically, the Company has addressed these needs primarily through secured debt financing arrangements with its lenders, private equity placements and the exercise of outstanding stock options. See "Current Financing Arrangements" and "Equity Placements," below.

     On September 13, 1996, the Company acquired all of the stock of Sun World. Total consideration was approximately $179 million, of which approximately $156 million was represented by a restructuring of previously existing debt with Sun World's secured lenders. See "Current Financing Arrangements," below. Substantially all of the remainder of the purchase price, as well as a cash capital contribution of $15 million into Sun World, was funded by the Company from the proceeds of the issuance of Preferred Stock. See "Equity Placements," below. The $15 million cash capital contribution was made by the Company with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors. As a result, the Company believes that additional outside funding will not be needed to meet the working capital requirements of Sun World's operations, although no assurances can be given.

      CURRENT FINANCING ARRANGEMENTS. Cadiz' two primary lenders are Cooperative Centrale Raiffeisen Boerenleenbank B.A., a Netherlands commercial bank ("Rabobank") and Henry Ansbacher & Co. Limited, a banking corporation organized under the laws of England ("Ansbacher") (collectively, the "Banks"). Cadiz' obligations to Rabobank of approximately $9.1 million and to Ansbacher of approximately $9.4 million mature in January 1997. In September 1996, Rabobank agreed to grant to Cadiz two one-year extensions provided the total debt outstanding to Rabobank at January 31, 1997 does not exceed $8.5 million. In consideration for this agreement, Cadiz paid an initial commitment fee of $150,000 and issued 30,000 warrants to purchase the Company's Common Stock at $.05 per share exercisable for five years following the date of issuance. Upon exercise of the first and second extension, Cadiz would be required to pay Rabobank certain fees. The interest rate in effect pursuant to this agreement will be at Rabobank's cost of funds plus one and one quarter percent (1-1/4%). Cadiz also currently intends to replace or renegotiate the terms of its current obligation to Ansbacher prior to January 31, 1997. Ansbacher and Rabobank hold senior and subordinate deeds of trust, respectively, on substantially all of Cadiz' non-Sun World related property.

      In furtherance of the Company's business strategy and in light of the Company's progress with its business plan, in January 1994, the Banks completed arrangements which extended the maturity dates of the debt from December 31, 1994 until January 31, 1997, and fixed the interest rates for the period. Rabobank agreed to accrue and capitalize interest payments through December 1994. Ansbacher agreed to accrue and capitalize interest through maturity and further agreed to give the Company an additional letter of credit of approximately $800,000 to be used to pay interest to Rabobank with effect from January 1995. In addition, the Company reduced its obligation to Rabobank by $4,000,000 by way of a $2,000,000 advance from Ansbacher, together with $2,000,000 of proceeds raised from a private placement in January 1994.

       In March 1995, the Company arranged to draw $2.45 million from an additional $3 million loan facility provided by Ansbacher. From these proceeds, the Company used $250,000 to reduce the Company's existing Rabobank loan and to reimburse Rabobank for various fees and expenses with the balance to be applied towards the Company's estimated working capital requirements through March 31, 1996. In connection with this facility, the Company issued 110,000 shares of Common Stock to Ansbacher and issued to Rabobank 35,000 Common Stock purchase warrants exercisable for three years at $0.05 per share.

           Sun World's two primary lenders are John Hancock Mutual Life Insurance Company ("John Hancock") and Caisse Nationale de Credit Agricole, acting through its Grand Cayman branch ("Credit Agricole") (collectively, the "Sun World Lenders"). Sun World's obligations to John Hancock and Credit Agricole totaling approximately $143,784,000 mature in September 2006. Substantially all of the assets of Sun World are encumbered in favor of one or both of the Sun World Lenders.

          As the Company continues to aggressively pursue its business strategy, additional financing specifically in connection with the Company's water projects will be required. The nature of such additional financing for the water transfer and/or storage projects will depend upon how the development and ownership of each project is ultimately structured, and how much of each project's funding will be the Company's responsibility. Should the Company determine that it will be able to maximize its profit potential through construction and ownership of the water delivery and/or storage systems used in the project, the Company will be required to obtain long-term project financing. Based upon the results of analyses performed by an investment banking firm retained by the Company, management believes that several alternative long-term financing arrangements are available to the Company which will be further evaluated once funding responsibility and ownership alternatives are determined.

     EQUITY PLACEMENTS. During the six month period ended September 30, 1996, Cadiz utilized equity placements to fund its acquisition of Sun World. The total cash requirements of Cadiz related to the Sun World acquisition were funded from: (i) the issuance by Cadiz of $27.631 million of newly authorized Series A Preferred; (ii) the issuance by Cadiz of $7.6 million of newly authorized Series B Preferred; (iii) the issuance by Cadiz $2.6 million of newly authorized Series C Preferred; and (iv) $1 million previously deposited by Cadiz from its working capital in trust with the Official Committee Holding Unsecured Claims in the Sun World bankruptcy case. Of such funds, approximately $35 million was applied to cash disbursements required at closing under the Sun World plan of reorganization, including the $15 million capital contribution referred to above and approximately $5.5 million of principal reduction to secured lenders. The remainder has been utilized by Cadiz substantially for the payment of expenses relating to the acquisition, as well as for the capital and operating requirements of Cadiz.

         Under the terms of the plan of reorganization in the Sun World bankruptcy case, as originally approved, the total cash requirements of the Company in order to close the acquisition would have been approximately $39 million, with $15 million of this amount to be deposited by the Company at closing into the trusteed unsecured claims reserve account. However, in order to protect against stockholder dilution, shortly before completion of the Sun World acquisition the Company was able to successfully negotiate a reduction in this required initial cash deposit to $11 million, thereby effectively reducing cash requirements at closing to $35 million. As a condition to this reduction in the amount of the initial deposit, the Company agreed to deposit an additional amount into the unsecured claims reserve account subsequent to the closing, when the final claims amounts could more readily be determined. In order to fund the remaining amounts necessary to complete its requirements in this regard, on November 26, 1996, the Company issued 240 shares of its Series B Preferred and 40 shares of its Series C Preferred for total aggregate consideration of $2.8 million, or $10,000 per share. The amount of shares so issued by the Company was less than the additional amount which the Company would otherwise have needed to issue prior to the Sun World acquisition if the amount of the initial cash deposit had not been reduced.

             During the six month period ended September 30, 1996, Cadiz received gross proceeds of $916,500 through the exercise of previously outstanding stock options.

         During the fiscal year ended March 31, 1996, the Company completed private placements of 2,114,157 shares of its Common Stock, resulting in gross proceeds of $9,932,000. In addition, the Company received proceeds of approximately $360,000 through the exercise of outstanding stock options and warrants. Cadiz utilized such proceeds to fund its capital projects related to development of its water transfer projects, for the purchase of additional acreage and for operating requirements, including the payment of expenses incurred in connection with the acquisition of Sun World.

        The Series A Preferred is convertible into shares of Common Stock, at the option of the holder, at a price of $3.75 per share. Holders are entitled to cumulative dividends payable at a rate of six percent (6%) per annum. Both the Series B Preferred and the Series C Preferred are convertible into shares of Common Stock at a price equal to the lower of
(a) $5.8125 per share or (b) eighty-five percent (85%) of the average closing bid price over the ten trading-day period ending on the day prior to the submission of any conversion notice. Holders are also entitled to cumulative dividends at the rate of six percent (6%) per annum until conversion. The Company reserves the right to redeem any convertible shares of Preferred Stock for their full cash equivalent by giving the investors five (5) days notice. As of December 27, 1996, 200 shares (or $200,000 worth) of Series A Preferred have been converted into 53,332 shares of Common Stock; 610 shares (or $6,100,000 worth) of Series B Preferred have been converted into 2,026,725 shares of Common Stock, and 200 shares (or $2,000,000 worth) of Series C Preferred have been converted into 578,326 shares of Common Stock.

       WORKING CAPITAL RESOURCES. As noted above, subsequent to the Sun World acquisition, the Company adopted a classified balance sheet thereby requiring the distinction between current assets and long-term assets and current liabilities and long-term liabilities. As a result, on a consolidated basis, the Company had, at September 30, 1996, working capital of $40,180,000, cash of $40,083,000 and a current ratio of approximately two to one. Cash used for operating activities totaled $4,431,000 for the six month period ended September 30, 1996 as compared to $3,022,000 for the same period in 1995. The increase in cash used for operating activities primarily resulted from the decrease in accounts payable of $5,634,000 of which $3,150,000 was paid to satisfy certain of Sun World's unsecured creditors pursuant to the Plan, net of the decrease in accounts receivable and inventory attributable to Sun World operations. The balance of the net cash used for operating activities resulted from the increased activity level of Cadiz during 1996. During the 1996 six month period, the Company has been engaged in, among other things, the acquisition of Sun World; negotiations and/or discussions with prospective purchasers regarding several of the Cadiz' water transfer projects and management of Cadiz' permanent and seasonal crops. In 1995, by contrast, activities pertained to evaluation of only one water transfer project and management of Cadiz' permanent and seasonal crops. In addition, Sun World's operations for the seventeen day period ending September 30, 1996 are included in the 1996 period.

     Cash provided by investing activities totaled $1,698,000 during the six months ended September 30, 1996 as compared to cash used for investing activities of $883,000 for the same period in 1995. Cadiz invested $425,000 in the purchase of land, property, plant and equipment and in furtherance of its water transfer and storage projects. In addition the acquisition of Sun World resulted in net cash provided to the Company of $2,123,000 as shown below ($000's omitted):

   Investment in Sun World            $   43,127
     Less:
   Initial cash deposit with
     trustee for payment
     of unsecured creditor claims        (11,000)
   Accrued additional cash
    requirement for creditor
     claims to be provided
     by the Company                       (1,695)
   Cost of acquisition incurred
    prior to April 1, 1996                  (692)
                                      -------------
                                          29,740
  Less:
    Cash contributed to Sun
      World at acquisition
      for working capital                (15,000)
    Cash balance of Sun World
      acquired                           (16,863)
                                      -------------
  Net cash provided from acquisition
   of Sun World,
    net of cash acquired              $    2,123
                                      ============

     Financing activities provided $37,663,000 for the six months ended September 30, 1996 as compared to $2,320,000 during the six months ended September 30, 1995. Net proceeds from the issuance of Common Stock and Preferred Stock totaled $39,000,000 during the six month period ended September 30, 1996. Proceeds from the issuance of Common Stock as a result of the exercise of previously outstanding stock options totaled $917,500 during the same period. Principal payments on long term debt totaled $2,442,000.

     The following table summarizes the Company's cash position for the fiscal years ended March 31, 1996 and 1995 (amounts in thousands):

                                Year Ended March 31,
                                   1996      1995
                                 -------    ------
  Net cash used for
   continuing activities         $ (5,736)   $ (2,890)

  Net cash provided by
   discontinued
    operating activities              -0-          57

                                 --------    --------
  Net cash used for operating
   activities                      (5,736)     (2,833)

  Net cash used for investing
    activities                     (2,357)   (3,368)

  Net cash provided by financing
    activities                     10,792     4,247

  Net increase (decrease) in
   cash                             2,699    (1,954)

  Cash, beginning of year           2,454     4,408
                                 --------  --------

  Cash, end of year              $  5,153  $  2,454
                                 ========  ========

     OUTLOOK. The Company believes that the operations of Sun World are self-sufficient for working capital purposes on an ongoing basis. Cadiz does not expect, in the foreseeable future, to make additional capital contributions to Sun World, although no assurances can be given. However, the working capital available to Sun World is generally not available to Cadiz for use in connection with its operations. Concurrently with the Sun World acquisition, Cadiz entered into agreements with both of its existing lenders and with Sun World's principal secured lenders which restrict the amount of cash that can flow from Cadiz to Sun World and vice versa.

     In the short term, Cadiz expects to meet its ordinary working capital needs through a combination of quarterly management fee payments from Sun World, payments from Sun World under an agricultural lease whereby Sun World now operates the Company's 1,600 acres of developed agricultural property at Cadiz, California, and the possible exercise of outstanding stock options.

     As the Company is actively pursuing the development of its water resources, it is seeking the finalization of the regulatory approvals needed to commence construction of a water delivery and/or storage project at Cadiz. Once the lengthy regulatory review process is finalized and construction of the necessary delivery and/or storage system has commenced, the Company anticipates generating a revenue stream within less than a year thereafter which will be sufficient to meet the then existing operating requirements of the Company although no assurances can be given. Concurrently with the regulatory review process, the Company is also negotiating the terms of water delivery and/or storage arrangements with various California water agencies, which include issues such as financing, pricing concepts and formulas and ownership of the pipeline and the delivery and/or storage system.

     In addition to the development of its water resources, the Company is actively involved in further agricultural development of its landholdings as a result of San Bernardino County's approval of a General Plan Amendment covering 9,600 acres of the Company's landholding at Cadiz and the increased grower interest in Cadiz as an agricultural area. Such development will be systematic and in furtherance of the Company's business strategy to provide for maximization of the value of its assets.

     Such development is expected to continue to be accomplished through its Sun World subsidiary or negotiated arrangements with third parties which will significantly reduce any capital outlay required of the Company in connection with such development activities and provide a revenue stream in the future.

                                 BUSINESS

   The strategy of Cadiz Land Company, Inc. (the "Company") is to create a portfolio of landholdings, water resources, and agricultural operations within central and southern California which possess sizable assured supplies of water. Management believes that, with both the increasing scarcity of water supplies in California and the increasing demand for water, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water which will lead to continued appreciation in the value of the Company's portfolio.

   With its September 13, 1996 acquisition of Sun World, the Company has become one of the largest fully integrated agricultural companies in California. The Sun World acquisition has added to the Company's portfolio more than 18,000 acres of prime agricultural land, packing facilities, marketing expertise, proprietary agricultural products and the highly regarded Sun World brand name. Sun World is renown for developing or acquiring specialty produce varieties with unique characteristics which differentiate them from commodity produce varieties. Sun World owns patents and holds trademarks on a number of fruit varieties and, as a result of its Research and Development Center, has a long history of product innovation.

   In addition to the above, the acquisition of Sun World provided the Company senior water rights throughout the central and southern valleys of California. The Company's portfolio also includes more than 39,000 acres of land in eastern San Bernardino County. These landholdings are underlain by excellent groundwater resources. The largest property totals approximately 27,400 acres at Cadiz, California, 1,600 acres of which have been developed for cultivation of citrus orchards, table grape vineyards and row crops.

   The Company's landholdings, which now total approximately 57,000 acres, are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. The Company expects to participate in a broad variety of water transfer and storage projects, including the storage and transfer of surplus water for public agencies which require supplemental sources of water.

GENERAL DEVELOPMENT OF BUSINESS
---------------------------------
   On September 13, 1996, the Company acquired all of the stock of a reorganized Sun World pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (Modified)) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). Sun World and certain subsidiaries of Sun World had filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994 after debt restructuring negotiations with Sun World's existing lenders failed.

   Total consideration was approximately $179 million of which approximately $156 million was represented by a restructuring of previously existing debt with Sun World's secured lenders. In addition, the Company made a capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors. The consideration paid by the Company was determined in arms-length negotiations between the Company and the various constituents of the Sun World bankruptcy case. The Company intends to continue operating Sun World within the same markets in which it has been historically engaged and does not contemplate any significant change in the use of Sun World's properties.

   In addition to Sun World, over the past 13 years the Company has acquired more than 39,000 acres in various portions of eastern San Bernardino County, California. Although located in desert terrain, these landholdings are underlain by groundwater resources having active recharge of high quality. In addition, the Company's landholdings have excellent potential for agricultural development and other uses, including municipal, recreational, and industrial applications.

   To date, the Company has employed much of its working capital in development applications designed to increase the long-term value of its properties. A portion of these expenditures has related to the planned Cadiz Valley and Piute Valley groundwater transfer and storage projects. See "Narrative Description of Business - Water Resource Development," below. In addition, agricultural development and operations continue to be an integral part of the Company's ongoing business strategy, maximizing the value of its landholdings while generating cash flow. See "Narrative Description of Business - Agricultural Operations" below.

   The Company's acquisition of Sun World is a part of this strategy. Sun World has added to the Company's portfolio more than 18,000 acres of prime agricultural land in the San Joaquin, Coachella, and Colorado River valleys, increasing the Company's total landholdings to approximately 57,000 acres. See "Properties."

   The Company was formed in 1983 under the name AridTech, Inc. On
May 9, 1988, the name of the Company was changed to Pacific
Agricultural Holdings, Inc. ("PAH"). In May 1992 the Company's shareholders approved the reincorporation of the Company into Delaware under the name Cadiz Land Company, Inc. As a part of the reincorporation, the Company's common stock was reverse split on a one-for-five basis, giving each shareholder of the Company one share of Cadiz Land
Company, Inc. stock for every five shares of PAH stock held at the time of the reincorporation.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS
---------------------------------------------
   During its fiscal year ended March 31, 1996, the Company operated in one industry segment: resource development. See Consolidated
Financial Statements.  Also, see "Management's Discussion and
Analysis of Financial Condition and Results of Operations."

NARRATIVE DESCRIPTION OF BUSINESS
----------------------------------
   Pursuant to its business strategy, the Company seeks to develop and manage its portfolio of assets for their highest and best use.
The development and management activities of the Company are currently focused on agricultural operations (primarily through its wholly-owned Sun World subsidiary) and water resource development.

AGRICULTURAL OPERATIONS
-----------------------
   With the acquisition of Sun World, the Company has become one of the largest agricultural companies in California. Sun World is a vertically integrated agricultural operation which combines an extensive research and development program, year round sourcing, farming and packing activities and strong marketing capabilities.

   PRODUCT LINE. Sun World ships dozens of varieties of fresh fruits and vegetables to all 50 states and to more than thirty foreign countries. Sun World is currently a leading grower and marketer of table grapes, seedless watermelons, colored sweet peppers, plums, peaches, nectarines, apricots and lemons. It is also one of the world's largest independent marketers of grapefruit, tangerines, mandarins, and dates.

   The breadth and diversity of the product line helps to minimize the impact of individual crop earnings fluctuations. In addition, work can be spread more evenly over the course of a year because the growing cycles vary from crop to crop allowing Sun World to utilize its human and capital resources more efficiently than would be the case if Sun World's sales were limited to only a few products. Further, the breadth and diversity of its product offering provides Sun World with greater presence and influence with its grocery and food service customers.

   Although most fruits and vegetables are fungible commodities, Sun World has adopted a strategy of developing or acquiring specialty produce varieties with unique characteristics which differentiate them from the commodity produce varieties. Most of these varieties are harvested during favorable marketing windows when available supply from competitors is limited. These specialty varieties typically command a price premium and are not subject to the same price volatility as are the commodity varieties. They provide Sun World with a dominant position in a number of product categories.

   Branded produce grown and marketed by Sun World include sweet colored peppers, Superior Seedless(TM) table grapes, Black Diamond (TM) plums, Sun World Seedless(R) watermelons, Star Sweet(R) super red grapefruit, Honeycot(R) apricots and Amber Crest(R) peaches. These products were obtained through a combination of internal development and acquisition. Sun World's Research and Development Center is dedicated to developing additional high value proprietary varieties. See "Research and Development," below.

   FARMING OPERATIONS. Sun World's farming operations produce approximately 7 million units of fruits and vegetables annually. Its principal agricultural lands are located in the San Joaquin, Coachella, and Colorado River valleys of California. See "Business - Properties."

   Sun World properties are primarily dedicated to producing permanent commercial crops and open ground available for row crop plantings. Over 1,300 acres are currently utilized for developing crops (e.g. vines and trees that have not yet reached a commercially viable age or level of fruit production).

   The primary crop categories and approximate commercial and developing acres for each are as follows:

CROP CATEGORY            COMMERCIAL ACRES    DEVELOPING ACRES
-----------------------  ----------------   -------------------
Table grapes                4,250                    160
Raisin and wine grapes      1,900                    -0-
Plums                       1,570                    475
Lemons                      1,100                    -0-
Watermelons                   885                    -0-
Peppers                       775                    -0-
Nectarines                    400                    322
Peaches                       165                    246
Apricots                        4                     62
Other row crops               355                    -0-

   Sun World also operates the Company's 1,600 acres of developed agricultural property at Cadiz under an agricultural lease entered into concurrently with the Sun World acquisition. The Company believes that its Cadiz Valley agricultural operations will benefit by virtue of the ability of the Company to grow and pack and market the Cadiz produce under the Sun World label and to market it to Sun World's worldwide customer base.

   PACKING AND MARKETING OPERATIONS. Sun World's packing facilities handle approximately 12 million units of produce annually. These facilities provide harvesting, packing, cooling and shipping services for Sun World production as well as for other commercial clients. Sun World owns five facilities, four of which are located in the Coachella Valley and one of which is located in the San Joaquin Valley. See "Business - Properties."

   Sun World's integrated operations enable it to offer the market a continuous stream of new, specialty products which receive a market premium coupled with a large basket of other produce staples. As a significant grower, Sun World is able to manage the quality of its own product line, and as a significant packer/marketer, Sun World works with other growers to ensure product quality through packing and distribution.

   Sun World sourcing, both external and internal, is diversified geographically. Sun World's owned and leased farming operations are located throughout California from the Coachella Valley in the south to Central California's San Joaquin Valley as well as operations near the coast. Sun World sources externally produced product from throughout California, from other areas of the United States, and from international sources. This geographic diversification reduces the impact that unfavorable weather conditions and infestations could have on Sun World if it were not geographically diverse. The geographic diversification also provides Sun World with a longer selling season for many crops since the harvests occur at different times.

   In addition to merchandising its own products, Sun World provides marketing services to other companies. It maintains a sizable and highly diverse customer base which includes more than 2,000 supermarket retailers, food service entities, warehouse clubs, and international trading companies located in approximately 30 countries. Domestic customers include national retailers such as Safeway Stores and Albertson's; club stores, including PriceCostco and Sam's; and food service distributors, including Sysco and Marriott.
Approximately 7.5% of Sun World's products are marketed outside of the United States in Europe, Australia, Japan, Hong Kong, Singapore, Malysia and Taiwan. Sun World sells almost exclusively through key importers and brokers in these markets, thereby limiting its financial exposure. Only one customer, Safeway Stores (representing approximately 15% of 1996 gross sales made by Sun World) accounts for more than 10% of the Company's consolidated revenues.

   RESEARCH AND DEVELOPMENT. Sun World has a long history of product innovation, and its Research and Development Center maintains a fruit breeding program that has commercialized more than 100,000 fruit seedlings and introduced dozens of proprietary fruit varieties in the last five years. Recent product successes include the Black Diamond (TM) plum, the Amber Crest(R) peach and the Honeycot(R) apricot. There are several other promising grapes and stone fruits which are scheduled for commercial planting and production in the near future.

   Approximately 235 acres of Sun World property is used for the Research and Development Center and crop experimentation. The
Research and Development Center facility houses residue testing laboratories, transfer rooms, growth rooms, four greenhouses, and over 200 acres of experimental growing crops.

   Sun World holds rights to more than 600 patents and trademarks around the world. The patent registrations exist in most major fruit producing countries and the trademarks are held in both fruit producing and consuming regions. Sun World's patents have varying expiration dates; however, the expiration of any individual patent will not have a material effect upon Sun World's operations.

WATER RESOURCE DEVELOPMENT
--------------------------
   The increasing scarcity of water supplies in California will lead to increasing dependence on water transfer and storage projects within the state. The Company's portfolio of water resources, located adjacent to the State Water Project, the Colorado River Aqueduct, and the Colorado River, provides the Company with the opportunity to participate in significant water transfer and storage projects involving its various properties.

   CADIZ WATER TRANSFER AND STORAGE PROJECT. The Company's 27,400 acres in the Cadiz and Fenner valleys of eastern California (the "Cadiz Property") are underlain by a substantial high quality groundwater basin. This groundwater is recharged by rain and snowfall within a catchment area of nearly 1,300 square miles. See "Business - Properties - The Cadiz Property."

   As a result of an Environmental Impact Report ("EIR") and land use approvals by San Bernardino County in 1993, the Company is authorized to pump approximately 30,000 acre-feet of groundwater per year for irrigation of the Cadiz Property. An acre foot is 326,000 gallons, or enough for approximately two families for one year. The Company currently uses approximately 5,000 acre feet per year to irrigate its Cadiz Valley agricultural development. Planned near term development will likely require no more than 10,000 acre feet per year. As a result, the Company intends to transfer groundwater - surplus to its present and near term needs - to public agencies which require supplemental sources of water. Such a project (the "Cadiz Water Transfer and Storage Project") would require the completion of environmental review and permit processes, construction of a well field and a 30-mile pipeline linking the Cadiz Property to the Colorado River Aqueduct. Geotechnical and engineering studies confirm that the Cadiz Property is well suited for temporary storage of water which could be imported from the Colorado River during periods of excess supply.

   The Cadiz Water Transfer and Storage Project will require further regulatory approvals. The Company began technical and environmental investigations in 1994; however, in order to receive all necessary regulatory approvals and permits, the Company will be subject to various waiting periods applicable to required submissions and responses. There is a risk that delays in this process will result in delays in completion of the Cadiz Water Transfer and Storage Project, however the Company expects completion of the environmental review and permit process within 18 months and completion of the necessary delivery system within several months thereafter, although no assurances can be given.

   The Company is in discussions regarding transfer and storage agreements with several public water agencies. These agreements, when complete, will determine pricing formulas, financing, and ownership of the facilities constructed to deliver and store the water.

   PIUTE AND OTHER TRANSFER AND STORAGE PROJECTS. The Company has also commenced water development operations at its 7,300 acre Piute property, which is located in eastern San Bernardino County approximately 15 miles from the resort community of Laughlin, Nevada and about 12 miles from the Colorado River town of Needles, California. See "Business - Properties - The Piute Property." Hydrological studies and testing of a full scale production well have demonstrated that this landholding is underlain by groundwater of excellent quality.

   Additional technical and environmental investigations are currently underway for a water development project (the "Piute
Project") anticipated to transfer approximately 10,000 to 15,000 acre feet per year. The Company has begun discussion with prospective purchasers of water from the Piute Project.

   The Company expects that much of the development work being performed for the Cadiz Water Transfer and Storage Project will be transferable to the Piute Project, thus making it possible for water transfers from Piute to begin in parallel or shortly behind the Cadiz water transfer and storage project.

   Exploratory drilling is scheduled during 1997 to test the potential for groundwater development, transfer, and underground storage at other properties held by the Company in southeastern
California.

   SUN WORLD WATER RESOURCES. As irrigation technology continues to improve, Sun World's water resources (which include senior water rights in central and southern California) may be in excess of actual demands. This surplus may be available for further agricultural development, or for possible water transfers, exchanges, and banking.

   Sun World's landholdings and associated water resources are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. These holdings complement the Company's other groundwater resources, and will enhance the Company's opportunities to participate in a broad variety of water transfer and storage projects.

SEASONALITY
-----------
   The Company's agricultural operations are significantly impacted by the general seasonal trends that are characteristic of the agricultural industry. Sun World has historically received the majority of its earnings before interest, taxes, depreciation and amortization (EBITDA) during the second and third calendar quarters following the harvest and sale of its table grape and stonefruit crops.

   In connection with the water resource development activities of the Company, revenues are not expected to be seasonal in nature. The Company does not expect that contracts entered into for the transfer or storage of water will provide for revenue payments varying significantly from season to season.

COMPETITION
-----------
   The agricultural business is highly competitive. The Company's competitors include a limited number of large international food companies, as well as a large number of smaller independent growers and grower cooperatives. No single competitor has a dominant market share in this industry due to the regionalized nature of these businesses. Sun World utilizes brand recognition, product quality, harvesting in favorable product windows, competitive pricing, effective customer service and consumer marketing programs to enhance its position within the highly competitive fresh food industry. Consumer and institutional recognition of the Sun World trademark and related brands and the association of these brands with high quality food products contribute significantly to Sun World's ability to compete in the market for fresh fruit and vegetables.

   The Company faces competition for the acquisition, development and sale of its properties from a number of competitors, some of which have significantly greater resources than the Company. The Company may also face competition in the development of water resources associated with its properties. Since California has scarce water resources and an increasing demand for available water, the Company believes that price and reliability of delivery are the principal competitive factors affecting transfers of water in California. In this regard, the ability of the Company to price its water on a competitive basis will depend upon the cost of constructing and maintaining delivery systems for its surplus water.

EMPLOYEES
-----------
   As of December 23, 1996, the Company employed a total of 574 full-time employees, of whom 565 were employed by Sun World, 6 were engaged in resource development activities and 3 were engaged in general and administrative activities. Sun World from time to time engages various part time and seasonal employees, with a seasonal high of approximately 2,500 part time employees. Approximately 119 of the Company's employees are represented by a labor union pursuant to a contract that expires in 1999. Overall, the Company believes that its employee relations are good.

REGULATION
-----------
   Certain segments of the Company's operations are subject to varying degrees of federal, state and local laws and regulations. The Company's agricultural operations are subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and
Liability Act. Compliance with these foreign and domestic laws and related regulations is an ongoing process which is not currently expected to have a material effect on the Company's capital expenditures, earnings or competitive position. Environmental concerns are, however, inherent in most major agricultural operations, including those conducted by the Company, and there can be no assurance that the cost of compliance with environmental laws and regulations in the future will not be material.

   The Company's food operations are also subject to regulations enforced by, among others, the U.S. Food and Drug Administration and state, local and foreign equivalents and to inspection by the U.S. Department of Agriculture and other federal, state, local and foreign environmental and health authorities. Among other things, the U.S. Food and Drug Administration enforces statutory standards regarding the safety of food products, establishes ingredients and manufacturing procedures for certain foods, establishes standards of identity for foods and determines the safety of food substances in the United States. Similar functions are performed by state, local and foreign governmental entities with respect to food products produced or distributed in their respective jurisdictions. Existing environmental regulations have not, in the past, had a materially adverse effect upon the operations of the Company, and the Company believes that existing environmental regulations will not, in the future, have a materially adverse effect upon its operations. There can be no assurances, however, as to the effect of any environmental regulations which may be adopted in the future.

   As the Company proceeds with the development of its properties, including related infrastructure, the Company will be required to satisfy various regulatory authorities that it is in compliance with the laws, regulations and policies enforced by such authorities. Groundwater development, and the export of surplus groundwater for sale to single entities such as public water agencies, are not subject to regulation by existing statutes, other than general environmental statutes applicable to all development projects. Although applicable laws, regulations and policies have not had a materially adverse effect upon the ability of the Company to develop its Cadiz or other properties to date, management cannot predict with certainty what requirements, if any, may be imposed by regulators upon future development. In addition, the time and costs associated with obtaining regulatory approvals for resource development are significant, and there can be no assurance that the Company will receive desired approvals for future development plans.

PROPERTIES
----------
   The Company leases executive offices in Rancho Cucamonga, California. Sun World owns its offices in Bakersfield, California and leases offices in Coachella, California. The Company and each of its subsidiaries believe that their property and equipment are generally well maintained, in good operating condition and adequate for their present needs.

   The following is a description of the Company's significant properties.

THE CADIZ PROPERTY
------------------
   In 1984, the Company conducted an investigation of the feasibility of the agricultural development of land located in the Mojave desert near Cadiz, California, and confirmed the availability of prime quality water in commercial quantities appropriate for agricultural development. Since 1985, the Company has acquired over 27,000 acres in the Cadiz vicinity.

   The Company has determined that the groundwater basin which underlies the Cadiz property contains more water than is needed for both the present and projected agricultural development requirements of the property. The Company therefore proposes to transfer water from this basin to third party users. See "Business - Narrative Description of Business - Water Resource Development."

   In November 1993, the San Bernardino County Board of Supervisors unanimously approved a General Plan Amendment establishing an agricultural land use designation for 9,600 acres at Cadiz. This Board action represented the largest land use approval on behalf of a single property holder in the County's known history. This action also approved permits to construct infrastructure and facilities to house as many as 1,150 seasonal workers and 170 permanent residents (employees and their families) and allows for the withdrawal of more than 1,000,000 acre-feet of groundwater from the Company's underground water basin.

   To date, 1,600 acres of the Cadiz property have been developed for table grapes, citrus and row crops. A total of 680 acres of the table grape vineyard and 2,560 acres of undeveloped land at Cadiz are held by Southwest Fruit Growers, L.P. ("SWFG"), a limited partnership in which the Company acts as general partner. SWFG was formed as a part of the restructuring of certain entities which had invested with Pacific Agricultural Services, Inc. and PAH in table grape properties at Cadiz and at Hyder, Arizona. The Company holds a 66.3 percent
limited partnership interest in SWFG.   Allocable losses incurred
through the year ended March 31, 1991 served to eliminate the minority interest for accounting purposes.

   Substantially all other Cadiz acreage is held in fee directly by the Company or through its wholly-owned subsidiary, Cadiz Valley
Development Corporation ("CVDC").

SUN WORLD PROPERTIES
--------------------
   FARM PROPERTIES. Sun World owns approximately 18,000 acres and leases approximately 500 acres of improved land in central and southern California. Substantially all of this land is used for the cultivation of permanent and annual crops and support activities, including packing facilities.

   Sun World owned farming property is divided between five distinct geographic regions: Madera, Bakersfield and Arvin (located within the San Joaquin Valley), Coachella (located in the state's southeastern corner near Palm Springs) and Blythe (located approximately 15 miles east of the Coachella Valley adjoining the Colorado River). The approximate acreage and primary use of these owned properties is as follows:

REGION                 TOTAL ACRES    PRIMARY USE
---------------------  ------------   ---------------------
Madera                  1,100         stonefruit

Bakersfield             8,500         grapes and row crops

Arvin                   3,000         grapes and row crops

Coachella               1,000         grapes

Blythe                  4,200         lemons

   Sun World's largest leased property, consisting of approximately 400 acres, is located in Oxnard, California and is used for growing peppers.

   PACKING AND HANDLING FACILITIES. Sun World owns five packing and handling facilities, four of which are located in the Coachella Valley and one of which is located in the San Joaquin Valley at Kimberlina, near Bakersfield.

   The Kimberlina facility, located on an 83 acre parcel owned by Sun World, consists of 95,000 square feet of cold storage areas and 50,000 square feet for stonefruit packing (including two highly automated stonefruit production lines). An additional 14,300 square feet is devoted to office space.

   Sun World's primary Coachella Valley facility consists of two independent sheds located on 22 acres of industrial commercial zoned land in Coachella, California, two miles south of Indio. The 22 acres consists of 5 acres of buildings and improvements, 6 acres of packing, and 11 acres of open land. One shed is used primarily for the packing of citrus, for receiving table grapes, for cold storage and for office space. The other shed is used primarily for receiving, cooling and storing table grapes.

   Sun World's other operating facility in Coachella consists of one shed on 4 acres of land and is used primarily for packing watermelons and citrus and for storage.

   The two remaining Coachella facilities, located in Indio, are not currently being used for operations and are being held for sale.

   All of the Sun World properties are subject to encumbrances in favor of Sun World's two primary lenders as security for loans with outstanding balances aggregating approximately $143 million as of November 30, 1996. See "Managment's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Current Financing Arrangements."

THE PIUTE PROPERTY
-------------------
   The Piute property consists of approximately 7,300 acres and is located approximately 60 miles east of Cadiz and approximately 15 miles west of the Colorado River and Laughlin, Nevada, a small, fast growing town with hotels, casinos and water recreation facilities. The Piute property was identified for acquisition by the Company by a combination of the satellite imaging and geological techniques which were used by the Company to identify water at Cadiz.

   The Piute acreage adjoins Highway 95, which is a direct route to Las Vegas, approximately 60 miles north. The Santa Fe Railroad passes through the land and Interstate 40 is approximately 12 miles to the south. The property is held by the Company in fee title as to approximately 3,600 acres, with the remaining acreage under option.

   The Company has commenced the development of the water resources of this property. See "Business - Narrative Description of Business Water Resource Development."

THE HOMER PROPERTY
------------------
   The Homer property, consisting of approximately 2,500 acres held in fee, is located approximately six miles southwest of Piute in an ecologically protected area. The value of the Homer land as part of an ecologically protected area should allow the Company, if it so chooses, to exchange the property for land elsewhere or to allow for consolidation of other ares of ownership.

OTHER PROPERTIES
------------------
   In addition to the Cadiz, Piute and Homer properties, the Company owns approximately 1,719 additional acres in the Mojave Desert as to which development has not yet commenced. The Company will continue to seek to acquire additional properties both in Southern California desert regions and elsewhere which are believed to be suitable for development.

   All of the Company's non-Sun World fee property is subject to encumbrances in favor of the Company's two primary lenders as security for loans with outstanding balances aggregating approximately $18.5 million as of November 30, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Current Financing Arrangements."

LEGAL PROCEEDINGS
-----------------
   In November 1995, the San Bernardino County Board of Supervisors certified an Environmental Impact Report/Environmental Impact Statement ("EIR/EIS"), and approved a Conditional Use Permit for the proposed construction and operation of a substantial landfill on the shore of Bristol Lake near Amboy, California (the "Rail-Cycle" Project). The general partner of Rail-Cycle is controlled by WMX Technologies, Inc. (formerly Waste Management, Inc.). The Rail-Cycle Project would be located within a few miles of land owned by the Company at Cadiz, California, which the County of San Bernardino has designated for agricultural use in its General Plan.

   The Company has vigorously opposed the Rail-Cycle Project on a number of grounds. In December 1995, an action styled CADIZ LAND COMPANY, INC. VS. COUNTY OF SAN BERNARDINO, ET. AL. CASE NO. BCV 02341 was filed by the Company in Superior Court in San Bernardino County. The action challenges the various decisions by the County of San Bernardino relative to the Rail-Cycle Project. Named in this action, in addition to the County of San Bernardino, were the Board of Supervisors of the County of San Bernardino, three individual members of the Board of Supervisors, an employee of the County, and Rail Cycle. On February 1, 1996, Rail-Cycle and the County removed the case to Federal District Court for the Central District of California (Case No. CV-96-740-JGD [BQRS]). However, the case has subsequently been remanded back to the San Bernardino Superior Court. The Company alleges that the actions of the County of San Bernardino did not comply with the guidelines prescribed by the California Environmental Quality Act and violated state planning and zoning laws. The action seeks to set aside the county certification of the EIR/EIS and approval of the proposed Rail-Cycle Project. The Company continues to believe the proposed Rail-Cycle Project, if constructed and operated as currently designed, poses environmental risks both to the Company's agricultural operations at Cadiz and to the groundwater basin underlying the Cadiz property. Accordingly, the Company intends to pursue a claim for damages against the County of San Bernardino and Rail-Cycle and therefore, the action also seeks compensatory damages in excess of $75 million. The action is currently in the discovery phase. The court will likely hold a hearing on the Company's land use and regulatory claims prior to scheduling a trial on the issue of the Company's monetary damages. However, no dates have been set for any hearings in this matter and the Company intends to continue vigorously prosecuting its claims.


                      PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 27, 1996, the ownership of Common Stock of the Company by each stockholder who is known by the Company to own beneficially more than 5 percent of the outstanding
Common Stock, by each director, by each executive officer listed in the Summary Compensation Table below, and by all directors and officers as a group.

                                          Amount and Nature of       Percent
Name and Address                          Beneficial Ownership       of Class
----------------                          ------------------------ -------------
Morgan Stanley Group, Inc., et. al.      2,675,862<F1>               11.63%
1251 Avenue of the Americas
New York, NY 10020

Fidelity International Limited, et.al.   2,522,667<F2>               10.97%
Pembroke Hall
42 Crow Lane
Hamilton, Bermuda

The Capital Group Companies, Inc.        1,240,000<F3>                5.39%
333 South Hope Street
Los Angeles, CA 90071

Jupiter Asset Management Limited         1,141,633<F4>                4.96%
Knightsbridge House
197 Knightsbridge
London SW7 1RB England

Dwight W. Makins                           425,000<F5>                1.82%
Beaurepaire House
Sherborne St. John
Basingstoke
Hampshire RG26 5EH
United Kingdom

Keith Brackpool                          1,318,795<F6>                5.52%
10535 Foothill Blvd., Suite 150
Rancho Cucamonga, CA 91730

J.F.R. Hammond                              915,017<F7>                3.97%
10 Compton Terrace
London N1 2UN
United Kingdom

Stephen D. Weinress                         165,000<F8>                0.71%
3333 Michelson Dr.
Irvine, CA  92715

Susan K. Chapman                            102,700<F9>                0.44%
10535 Foothill Blvd., Suite 150
Rancho Cucamonga, CA 91730

All Directors and Officers as a Group     2,931,512<F5><F6><F7>       12.75%
(7 individuals)                                    <F8><F9>

   <F1>  A Schedule 13G has been filed with the Securities and Exchange
         Commission indicating that Morgan Stanley Group, Inc. ("MS Group") may be deemed to be the indirect beneficial owner of 1,744,000 shares of Common Stock, arising from the indirect beneficial ownership of such shares by Morgan Stanley Asset Management Limited ("MSAM"), a subsidiary of MS Group. The address of MSAM is 25 Cabot Square,
         Canary Wharf, London E14 4QA, England. The Schedule 13G indicates that all such shares are held by MSAM in its capacity as an Investment Adviser, and that MS Group and MSAM share voting and investment power with respect to the shares which they may be deemed to beneficially own. MS Group and MSAM each disclaim beneficial ownership of such shares pursuant to Rule 13d-4 under the Securities Exchange Act of 1934. MSAM purchased an additional 90,000 shares of Common Stock through a private placement during the year ended March 31, 1996 and 3,000 Series A Preferred shares in an institutional private placement which provided financing for the Company's acquisition of Sun World. The Series A Preferred is convertible into shares of Common Stock at a conversion price of $3.75 per share.

  <F2>   Fidelity International Limited ("FIL") and FMR Corp. ("FMR") have each filed Schedule 13Ds and amendments thereto with the Securities and Exchange Commission indicating that, although they do not consider themselves to be acting as a "group," they hold, directly or indirectly, a total of 2,522,667 shares of Common Stock. The Schedule 13Ds state that FIL beneficially owns, as investment adviser or the parent of the investment adviser to certain international funds and international pension accounts, 2,522,667 shares of Common Stock and that such funds and accounts and FIL, as investment adviser to the funds and accounts, have sole voting and investment power as to all such shares. According to the Schedule 13Ds, Mr. Edward C. Johnson 3d, who is Chairman of FIL and FMR, together with certain family members owns 24.9 percent of the outstanding voting common stock of FMR, and a partnership controlled by Mr. Johnson and
         members of his family own shares of FIL with the right to cast approximately 47.22 percent of the total votes which may be cast by shareholders of FIL. The Schedule 13Ds indicate that FIL was a subsidiary of Fidelity Management & Research Company ("Fidelity") prior to June 30, 1980, at which time the shares of FIL held by Fidelity were distributed as a dividend to the shareholders of FMR, and that FIL currently operates as an entity independent of FMR and Fidelity.  The principal offices of FMR, Fidelity and Mr. Johnson
         are located at 82 Devonshire Street, Boston, MA 02109.   Fidelity
         purchased an additional 190,000 shares of Common Stock through private placements during the year ended March 31, 1996.

  <F3>   The Capital Group Companies, Inc. has filed a Schedule 13G with the
         Securities and Exchange Commission indicating that it holds 990,000 shares as Discretionary Manager by virtue of its affiliates acting as investment manager to a number of institutional investors. During the year ended March 31, 1996, the Capital Group Companies subscribed to an additional 250,000 shares of Common Stock through a private placement.

  <F4>   Jupiter Asset Management Limited has filed a Schedule 13D with the
         Securities and Exchange Commission indicating that it holds such shares in its capacity as Discretionary Manager by virtue of its acquisition, in July 1994, of all of the business and assets of Queen Anne's Gate Asset Management Limited, which had previously acted as investment manager with respect to such shares.

  <F5>   Includes 300,000 shares underlying presently exercisable options.

  <F6>   Includes 875,000 shares underlying presently exercisable options.

  <F7>   Includes 285,017 shares held by a corporation of which Mr. Hammond is an affiliate. Also includes 125,000 shares underlying presently exercisable options and 440,000 shares underlying 1,650 shares of Series A Preferred held by a corporation of which Mr. Hammond is an affiliate.

  <F8>   Includes 125,000 shares underlying presently exercisable options.

  <F9>   Includes 100,000 shares underlying presently exercisable options.
         Does not include 25,000 shares underlying conditional options held by Ms. Chapman, the conditions to the vesting of which have not yet been met.

                                     MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following sets forth certain biographical information, the present occupation and business experience for the past five years of each director and executive officer:


         Name                    Age     Position with the Company
_____________________________    ____    ____________________________

Dwight W. Makins                 45      Chairman of the Board

Keith Brackpool                  39      Chief Executive Officer & Director

J.F.R. Hammond                   54      Director

Stephen D. Weinress              55      Director

Susan K. Chapman                 43      Chief Financial Officer and Secretary

Timothy J. Shaheen               36      Chief Executive Officer of Subsidiary

Stanley E. Speer                 36      Senior Vice President, Chief Financial
                                         Officer and Secretary of Subsidiary

Dwight W. Makins was elected as Chairman of the Board in December 1991. Mr. Makins currently serves as a director of King and Shaxson (Holdings) plc, a British bank and discount house. Prior to July 1988, he was managing director of John Govett & Co. Ltd. He is a director of a number of U.K. companies.
Mr. Makins is a member of the Audit Committee and Compensation Committee of the Board of Directors.

Keith Brackpool is a founder of the Company, and has served as a member of the Company's Board of Directors since September 1986, and served as Chairman of the Board from 1989 through December 1991, when he was reappointed as Chief Executive Officer of the Company. From October 1989 until May 1991, Mr. Brackpool was employed as the President of Albert Fisher, Inc., a wholly-owned subsidiary of The Albert Fisher Group PLC, a U.K. corporation and was a director of The Albert Fisher Group PLC until May 31, 1991. Since 1988,
Mr. Brackpool has served as an officer and principal of the general partner of 1334 Partners, Ltd., a California limited partnership which holds commercial real estate in Southern California.


J.F.R. Hammond was named to the Company's Board of Directors in December 1991. Since March 1987 Mr. Hammond has been self-employed, and his business activities primarily involve private investments in various companies. Mr. Hammond also serves as Chairman of a Canadian oil and gas company traded on the Alberta exchange. Prior to March 1987, Mr. Hammond was managing director of Greenwell-Montagu Securities, a British brokerage firm. Mr. Hammond is a member of the Audit Committee and Compensation Committee of the Board of Directors.

Stephen D. Weinress was appointed a director of the Company in September 1993. Since 1984 he has been the Managing Director of L.H. Friend, Weinress, Frankson & Presson, Inc., an investment banking firm based in Irvine, California. Mr. Weinress is a member of the Audit Committee and Compensation Committee of the Board of Directors.

Susan K. Chapman became Chief Financial Officer and Secretary of the Company in November 1993. From 1985 until she joined the Company, Ms. Chapman served as Vice President of Operations and Controller of Agora Development, Inc., a private real estate development company, where she supervised all financial and operational aspects of the company. Prior thereto, she served for five years as Senior Accountant with the accounting firm of Price Waterhouse LLP, following which she served as a senior financial executive of a privately held manufacturing company. Ms. Chapman is a Certified Public Accountant.

Timothy J. Shaheen was appointed Chief Executive Officer of the Company's
Sun World subsidiary in September 1996. Mr. Shaheen has seven years of experience in the produce industry, most recently serving as a senior executive with Albert Fisher North America. While with Albert Fisher,
Mr. Shaheen also served as Director of its Canadian Produce Operations and as a Director of Fresh Western Marketing, one of the largest growers/shippers of fresh vegetables in the Salinas Valley of California. Mr. Shaheen has also served as a past director of the Los Angeles Association of Produce Wholesalers and Dealers. Prior to his employment with Albert Fisher, Mr. Shaheen was a senior manager with the accounting firm of Ernst &
Young LLP.  Mr. Shaheen is a Certified Public Accountant.

Stanley E. Speer joined the Company following completion of the acquisition by the Company of Sun World as Senior Vice President, Chief Financial Officer and Secretary of Sun World. Mr. Speer has fifteen years of experience in public accounting with the accounting firm of Coopers & Lybrand LLP. Since 1992 he served as a partner in their financial advisory services group specializing in business reorganization and mergers and acquisitions consulting. Mr. Speer is a Certified Public Accountant and a Certified Insolvency and Reorganization Accountant.

Directors of the Company hold office until the next annual meeting of stockholders or until their successors are elected and qualified. There are no family relationships between any directors or current officers of the Company. Officers serve at the discretion of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities ("reporting persons"), to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, based solely on a review of the copies of reports and amendments thereto on Forms 3, 4 and 5 furnished to the Company by reporting persons during, and with respect to, its fiscal year ended March 31, 1996, and on a review of written representations from reporting persons to the Company that no other reports were required to be filed for such fiscal year, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than ten percent beneficial owners during such period were satisfied in a timely manner.

                        EXECUTIVE COMPENSATION

The tables and discussion below set forth information about the compensation awarded to, earned by, or paid to the Company's executive officers during the fiscal years ended March 31, 1994, 1995 and 1996.

                        SUMMARY COMPENSATION TABLE


                                       Annual              Long-Term
                                    Compensation         Compensation
                                 --------------------    -------------
Name and Principal       Fiscal                            Stock
     Position             Year    Salary<F1>    Bonus      Options
------------------------  ----    ---------------------   ---------
Keith Brackpool           1996    $350,000    $175,000        -0-
Chief Executive Officer   1995     280,000         -0-     750,000
                          1994     202,083      50,000     500,000

David Peterson<F2>        1996    $185,000    $    -0-      50,000<F3>
Vice President of         1995     150,000      30,000     200,000<F3>
Agricultural Development

Susan K. Chapman<F4>      1996    $130,000    $    -0-         -0-
Chief Financial Officer   1995     110,000         -0-      25,000<F5>
and Secretary             1994      40,542         -0-     100,000<F6>

Theodore W. Dutton<F7>    1996    $120,000    $    -0-         -0-
Vice President of         1995     120,000         -0-     150,000
Development               1994     101,666    $ 10,000     325,000<F8>
----------------------
[FN]

   <F1> Does not include the dollar value of other annual compensation not properly categorized as salary or bonus, which consisted entirely during each fiscal year of perquisites and other personal benefits aggregating less than 10 percent of the total of annual salary reported for each of the above named executive officers for each fiscal year. See "Employment Arrangements".

   <F2> No disclosure for the fiscal year ended March 31, 1994 is provided for Mr. Peterson because he joined the Company after the end of the 1994 fiscal year, in April 1994. On September 13, 1996, Mr. Peterson assumed other duties with the Company's Sun World subsidiary and is, therefore, no longer deemed an executive officer of Cadiz.

   <F3> 100,000 of the options granted to Mr. Peterson during the fiscal year ended March 31, 1995 were conditional options. 50,000 of such options have since vested. The 50,000 options granted to Mr. Peterson during fiscal year ended March 31, 1996 were conditional options, none of which have since vested.

   <F4> Ms. Chapman joined the Company in November 1993.  Salary reported for fiscal 1994 represents compensation for the period November 1993 through March 31, 1994.

   <F5> The 25,000 options granted to Ms. Chapman during the fiscal year ended March 31, 1995 were conditional options, none of which have since vested.

   <F6> The 100,000 options granted to Ms. Chapman during the fiscal year ended March 31, 1994 were conditional options, all of which have since vested.

   <F7> Mr. Dutton retired from the Company in June 1996.

   <F8> 225,000 of the options granted to Mr. Dutton during the fiscal year ended March 31, 1994 were conditional, all of which have since vested.


                      OPTION GRANTS IN LAST FISCAL YEAR

                                                            Potential Relizable
                           Percent of                              Value
                          Total Options                         At Assumed
                           Granted to                          Annual Rates
                            Employees  Exercise               of Stock Price
                               in       Price                Appreciation for
                  Options    Fiscal    Per Share  Expiration   Option Term<F5>
Name             Granted<F1> Year<F2>  ($/Sh)<F3> Date<F4>     5%       10%
--------------   ----------- --------  -------    --------- -------------------
David Peterson   50,000<F6>  8.23%     $4.25      4-20-00   $117,752  $ 141,835


  <F1>   All options granted to the named officer were non-qualified options.

  <F2>   Also includes options granted to consultants during the fiscal year.

  <F3>   All options were granted at market value (average of closing bid and asked prices for the Company's Common Stock as reported by Nasdaq) at date of grant.

  <F4>   All options have a fixed term of five years.

  <F5>   Potential gains are reported net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains on stock option exercises are dependent on the future performance of the Common Stock and overall stock market conditions. The amounts reflected in this table may not necessarily be achieved.

  <F6>   The vesting of all 50,000 options was conditioned upon certain criteria to be established by the Board of Directors of the Company. None of these options have become vested.

                           FISCAL YEAR-END OPTION VALUES

                                                         Value of
                        Number of Unexercised     Unexercised In-the-Money
                         Options at FY-End (#)       Options at FY-End
Name                  Exercisable/Unexercisable  Exercisable/Unexercisable<F1>
-------------------   -------------------------  -----------------------------
Keith Brackpool         750,000/-0-              $1,312,500/$ -0-

David Peterson          150,000/100,000<F2>      $300,000/$200,000<F2>

Susan K. Chapman        100,000/25,000<F3>       $325,000/$43,750<F3>

Theodore W. Dutton      300,000/0                $1,012,500/$ -0-

<F1>  Based upon the Nasdaq closing sales price per share at fiscal year end.
      No options were exercised by the named executive officers during the last fiscal year.

<F2>  Includes 150,000 shares underlying presently exercisable options.  Does not include 100,000 shares underlying conditional options, the conditions to the vesting of which have not yet been met.

<F3>  Includes 100,000 shares underlying presently exercisable options.  Does not include 25,000 shares underlying conditional options, the conditions to the vesting of which have not yet been met.

EMPLOYMENT ARRANGEMENTS
-----------------------

Mr. Brackpool is compensated pursuant to a Compensation Agreement effective April 2, 1993. Under the terms of this Agreement, Mr. Brackpool receives compensation of $29,167 per month. Mr. Brackpool also receives the use of an automobile owned by the Company.

Ms. Chapman is compensated pursuant to a letter agreement effective November 5, 1993 which provides for base compensation of $130,000 per annum. Ms. Chapman also receives the use of an automobile owned by the Company.

Timothy J. Shaheen has been engaged by the Company to act as Chief Executive Officer of Sun World. In this capacity, Mr. Shaheen receives compensation from Sun World at an annual rate of $250,000 and the Board of Directors has approved the grant to Mr. Shaheen of an aggregate of 400,000 incentive stock options at an exercise price of $4.50 per share. The vesting of 200,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors.

Stanley E. Speer has been engaged by the Company to act as Senior Vice President, Chief Financial Officer and Secretary of Sun World. In this capacity, Mr. Speer receives compensation from Sun World at an annual rate of $225,000 and the Board of Directors has approved the grant to Mr. Speer of an aggregate of 200,000 incentive stock options at an exercise price of $4.50 per share. The vesting of 100,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors.

COMPENSATION OF DIRECTORS
-------------------------

Mr. Brackpool does not receive any additional compensation for services as a director of the Company.

Mr. Makins receives cash compensation for his services as Chairman pursuant to a Compensation Agreement effective April 2, 1993, which provides for base compensation of $75,000 per year, payable quarterly in advance, plus payment for certain additional services performed within the United Kingdom, or (ii) $1,500 per day if such services are performed outside the United Kingdom. During the Company's 1996 fiscal year, Mr. Makins received total cash compensation of $77,750 pursuant to this Compensation Agreement.

Mr. Hammond receives cash compensation for his services as Director pursuant to a Compensation Agreement effective April 2, 1993, which provides for compensation of $25,000 per year, payable quarterly in advance. During the Company's 1996 fical year, Mr. Hammond received total cash compensation of $25,000 pursuant to this arrangement.

Mr. Weinress receives cash compensation for his services as a Director in the amount of $25,000 per year, payable quarterly in advance. During the Company's 1996 fiscal year, Mr. Weinress received total cash compensation of $25,000 pursuant to this arrangement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
------------------------------------------------------------
During the Company's fiscal year ended March 31, 1996, all decisions concerning executive officer compensation were made by the Compensation Committee of the Board of Directors. The members of such committee were Messrs. Makins, Weinress and Hammond, all of whom are non-employee directors. Mr. Makins serves as Chairman of the Board. See "Directors and Executive Officers."


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
-----------------------------------------------
Since April 1, 1995, the Company has issued in private placements a total of 190,000 shares of stock ranging in price from $4.00 per share to $5.75 per share to Fidelity Investment Services, whose affiliates have filed a Schedule 13D with the Securities and Exchange Commission indicating that they hold in excess of five percent of the Company's outstanding Common Stock in their capacity as discretionary manager for a number of investment funds. See "Principal Stockholders."

Since April 1, 1995, the Company has issued in private placements a total of 90,000 shares of stock at a price of $5.75 per share to Morgan Stanley Asset Management, Inc., an affiliate of Morgan Stanley Group, Inc., who filed a
Schedule 13G with the Securities and Exchange Commission indicating that it may be deemed to be the indirect beneficial owner of in excess of five percent of the Company's outstanding Common Stock in its capacity as an Investment Advisor. See "Principal Stockholders." In addition, on September 13, 1996, the Company issued 3,000 shares of Series A Preferred for $1,000 per share to Morgan Stanley Asset Management, Inc. in an institutional private placement which provided financing for the Company's acquisition of Sun World. The Series A Preferred is convertible into shares of Common Stock at a conversion price of $3.75 per share. See "Description of Securities."

In March 1996, the Company issued in a private placement a total of 250,000 shares of Common Stock at $5.75 per share to The Capital Group Companies, Inc., which filed a Schedule 13G with the Securities and Exchange Commission indicating that it holds in excess of five percent of the Company's outstanding Common Stock in its capacity as discretionary manager by virtue of its affiliates acting as investment manager to a number of institutional investors. See "Principal Stockholders."

In connection with a private placement in October 1995, the Company issued 82,317 shares of Common Stock at a price of $4.10 per share to a corporation of which Mr. J.F.R. Hammond, a director of the Company, is an affiliate.
See "Principal Stockholders." In addition, on September 13, 1996, the Company issued 1,650 shares of Series A Preferred at a price of $1,000 per share to a corporation of which Mr. Hammond is an affiliate. Each share of Series A Preferred is convertible into Common Stock at a conversion price of $3.75 per share.

In September 1996, L.H. Friend, Weinress, Frankson & Presson, Inc. ("L.H. Friend"), an investment banking firm which is an affiliate of Mr. Stephen
D. Weinress, a director of the Company, received $145,500 from the Company in payment for services rendered in connection with the placement of the Series A Preferred. In addition, the Company has paid the Weinress Group, a consulting firm which is an affiliate of Mr. Weinress, 72 shares of Series A Preferred with a value of $1,000 per share, for services rendered in connection with the placement of the Series A Preferred.

On September 13, 1996, the Company granted an aggregate of 400,000 incentive stock options, at the exercise price of $4.50 per share, to Timothy J. Shaheen in consideration of Mr. Shaheen's employment as Chief Executive Officer of Sun World. The vesting of 200,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors.

On September 13, 1996, the Company granted an aggregate of 200,000 incentive stock options, at the exercise price of $4.50 per share, to Stanley E. Speer in consideration of Mr. Speer's employment as Senior Vice President, Chief Financial Officer and Secretary of Sun World. The vesting of 100,000 of these options is subject to the satisfaction of certain performance criteria which are either tied to the performance of Sun World or are subject to the discretion of the Company's Board of Directors.

The grant by the Company of additional incentive stock options is intended to provide compensation in a manner designed to preserve the cash resources of the Company while providing significant ongoing incentives for management performance based upon an increase of the Company's value to its stockholders.

The Company believes that the terms of the foregoing transactions were at least as favorable to the Company as those which could have been negotiated in arm's length transactions with unaffiliated third parties.


                       SELLING SECURITY HOLDERS

          The following table sets forth, as of December 27, 1996, certain ownership information with respect to the Selling Security Holders. The information set forth below is based upon reports of beneficial ownership filed with the Securities and Exchange Commission and records of the Company and its transfer agent, Continental Stock Transfer & Trust Company. If the Selling Security Holders were to sell all of the Shares covered by this Prospectus, (1) each Selling Security Holder would have no further beneficial interest in the Company's Common Stock except as otherwise noted. Unless noted, the Selling Security Holders have not had any position, office or other material relationship with the Company or any of its affiliates within the past three years.


                                      SHARES
                                   BENEFICIALLY
                                      OWNED          SHARES
NAME                                   (2)         OFFERED (2)
----------------------------------   ------------  ------------
Cooperative Centrale Raiffeisen-
Boerenleenbank B.A. ("Rabobank")(3)   240,000 (6)    240,000 (6)

Nina J. Cohen                          12,500 (7)     12,500 (7)

Lar Ze Company                         50,500 (8)     50,500 (8)

Zenith Insurance Company               80,000 (9)     80,000 (9)

Capital Group Companies, Inc.       1,240,000 (10)   250,000 (10)

MeesPierson Securities, Ltd.        2,174,808 (11) 2,174,808 (11)

Pengo Securities Corp.
(Smith Asset Management)            1,403,103 (12) 1,403,103 (12)

BT Holdings (NY) Inc.
(Bankers Trust)                     1,122,483 (13) 1,122,483 (13)

Morgan Stanley Asset
Management, Inc.                    2,675,862 (14)   841,862 (14)

Heritable & General Investment
Bank Ltd.                             420,931 (15)   420,931 (15)

Amberwood Investments Ltd.            420,931 (16)   420,931 (16)

Singer & Friedlander (IOM) Ltd.       420,931 (17)   420,931 (17)

William Harris Investments Inc.
(Harris Trust)                        280,617 (18)   280,617 (18)

Wood Gundy, Inc.                      138,044 (19)   138,044 (19)

Smith Barney Inc. (5)                 493,050 (20)   493,050 (20)

The Weinress Group (4)                 20,204 (21)    20,204 (21)

Henderson Crosthwaite Institutional
Brokers Ltd. (5)                       14,591 (22)    14,591 (22)

____________________________________________________

(1) The Selling Security Holders are not required to sell all or any part of the Shares covered by this Prospectus; therefore, the number and percentage of outstanding Shares to be held by them after completion of the offering may exceed that indicated herein.

(2)     Includes Conversion Shares, Dividend Shares, and Warrant
        Shares offered under this Prospectus which have not yet been issued.

(3)     Lender to the Company.  See "Management's Discussion and
        Analysis of Financial Condition and Results of Operations."

(4) A consulting firm which is an affiliate of a Director of the Company. See "Management-Directors and Executive Officers."

(5)     Consultant to the Company.

(6) Includes 240,000 Warrant Shares underlying Warrants exercisable at $0.05 per share, which expire December 31, 2000.

(7)     Includes 12,500 Placement Shares.

(8)     Includes 50,500 Placement Shares.

(9)     Includes 80,000 Placement Shares.

(10) Includes 250,000 Placement Shares. Assuming the sale of all Shares covered by this Prospectus, Capital Group Companies, Inc. would continue to beneficially own 990,000 shares of Common Stock

(11)    Includes 2,066,666 Conversion Shares and 108,142 Dividend Shares.

(12)    Includes 1,333,333 Conversion Shares and 69,770 Dividend Shares.

(13)    Includes 1,066,666 Conversion Shares and 55,817 Dividend Shares.

(14) Includes 800,000 Conversion Shares and 41,862 Dividend Shares. Assuming the sale of all Shares covered by this Prospectus, Morgan Stanley Asset Management, Inc. would continue to beneficially own 1,834,000 shares of Common Stock.

(15)    Includes 400,000 Conversion Shares and 20,931 Dividend Shares.

(16)    Includes 400,000 Conversion Shares and 20,931 Dividend Shares.

(17)    Includes 400,000 Conversion Shares and 20,931 Dividend Shares.

(18)    Includes 266,666 Conversion Shares and 13,951 Dividend Shares.

(19)    Includes 133,332 Conversion Shares and 4,712 Dividend Shares.

(20)    Includes 468,533 Conversion Shares and 24,517 Dividend Shares.

(21)    Includes 19,200 Conversion Shares and 1,004 Dividend Shares.

(22)    Includes 13,866 Conversion Shares and 725 Dividend Shares.


                            PLAN OF DISTRIBUTION

   The Company has been advised by the Selling Security
Holders that there are no underwriting arrangements with respect to the sale of the Shares and Warrants, that the Shares and Warrants will be sold from time to time (i) as to the Shares only, in the over-the-counter market
(through Nasdaq) at then prevailing prices, or (ii) as to the Shares and the Warrants, in private transactions at negotiated prices, and that usual and customary brokerage fees may be paid by the Selling Security Holders in connection therewith. The Company will receive none of the proceeds from sales by the Selling Security Holders of the Shares and Warrants.

        In connection with such sales, the Selling
Security Holders and any participating broker may be deemed to be "underwriters" of the Shares and Warrants, as such term is defined in the Act, although the offering of the Shares and Warrants will not be underwritten by a broker-dealer or investment banking firm. Sales of the Shares may be made in the over-the-counter market to broker-dealers making a market in the Common Stock or to other broker-dealers, and such broker-dealers, upon their resale of the Shares, may also be deemed to be "underwriters" under the Act.

        The Company has agreed to indemnify certain of the Selling Security Holders against liabilities they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that such Selling
Security Holders may incur under the Act. No such indemnification must be given by the Company if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by the Selling Stockholder for use in the Registration Statement.

        The Company will bear all costs and expenses of the registration of the Shares and Warrants under the Act and certain state securities laws, other than fees of counsel (if any) retained by the Selling Security Holders and any discounts or commissions payable with respect to sales of the Shares and Warrants.

        The Company has advised the Selling Security
Holders of (i) the requirement for delivery of this Prospectus in connection with any sale of the Shares or Warrants, and (ii) the relevant cooling off period specified by Rule 10b-6 and restrictions upon the Selling
Security Holders' bidding for or purchasing securities of the Company during the distribution of Shares and Warrants.

                 DESCRIPTION OF SECURITIES

GENERAL
-------
        The Company is authorized to issue 45,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock").

COMMON STOCK
--------------
        Holders of Common Stock are entitled to one vote, either in person or by proxy, for each share held of record by them on all matters submitted to a vote of stockholders. Except as otherwise provided by law, action can be taken by a majority of shares entitled to vote at a meeting. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of the holders of any Preferred Stock.
In the event of liquidation or dissolution and winding up of the Company, holders of Common Stock are entitled to share ratably in the assets of the Company remaining after payment of liabilities and after provision has been made for each class of stock, including any Preferred Stock outstanding at that time, that has preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and, when issued, the Warrant
Shares of Common Stock offered under this Prospectus will be, fully paid and nonassessable.

PREFERRED STOCK
----------------
        Shares of Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, powers, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders.

        To date the Board of Directors has designated three series of Preferred Stock for issuance, including
(i) up to 60,000 shares of Series A Preferred, of which 27,631 shares have been issued and 27,431 shares remain outstanding; (ii) up to 1,000 shares of Series B
Preferred, of which 1,000 shares have been issued and 390 shares remain outstanding; and (iii) up to 365 shares of Series C Preferred, of which 300 shares have been issued and 100 shares remain outstanding.

        The Series A Preferred is convertible into shares of Common Stock, at the option of the holder, at a price of $3.75 per share. Holders thereof are entitled to cumulative dividends payable at a rate of six percent (6%) per annum. Both the Series B Preferred and the Series C
Preferred are convertible into shares of Common Stock at a price equal to the lower of (a) $5.8125 per share or (b) eighty-five percent (85%) of the average closing bid price over the ten trading-day period ending on the day prior to the submission of any conversion notice. Holders thereof are also entitled to cumulative dividends at the rate of six percent (6%) per annum until conversion. The Company reserves the right to redeem any convertible shares of Preferred Stock for their full cash equivalent by giving the investors five (5) days' notice.

        Subject to the rights of creditors, holders of Series A Preferred are entitled, in the event of any voluntary or involuntary liquidation of the Company, to an amount in cash equal to $1,000 for each share outstanding and for each share issuable with respect to all accrued and unpaid dividends. Holders of Series B Preferred and Series C Preferred have similar liquidation rights as to an amount in cash equal to $10,000 for each share outstanding and for each share issuable with respect to all accrued and unpaid dividends. In the event of such a liquidation, the Series A Preferred, Series B Preferred and Series C Preferred would rank equally with each other and on a parity with any other class or series of Preferred Stock of the Company, and would rank senior and prior to the Company's Common Stock.

        Except as provided by law, holders of Series A
Preferred, Series B Preferred and Series C Preferred shall not be entitled to vote upon any matter submitted to a vote of the Company's stockholders.

        As of the date of this Prospectus, the Company has no current plans for the issuance of any additional shares of Preferred Stock. However, any Preferred Stock that may be issued in the future could rank prior to the Common
Stock offered hereby with respect to dividend rights and rights on liquidation. The Board of Directors may, without stockholder approval, issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of the Common Stock offered hereby or create impediments to persons seeking to gain control of the Company, although there is no present intention to do so. See "Certain Factors - Authorization of 'Blank Check' Preferred Stock."

WARRANTS
--------
        The Warrants offered for sale hereunder by one of the Company's institutional lenders are exercisable for the purchase of up to 240,000 shares of Common Stock at an exercise price of $.05 per share. The Warrants expire on December 31, 2000. The exercise price and the number and kind of securities purchasable upon exercise of the Warrants are subject to standard anti-dilution and other adjustments to be made from time to time in the event of any (i) dividend or distribution in shares of Common Stock, (ii) subdivision, reclassification or combination of Common Stock, (iii) issuance to all holders of Common Stock of rights or warrants entitling them to purchase shares of Common Stock at a price less than the current market price of the Common Stock, (iv) issuance to all holders of Common Stock of evidences of the Company's indebtedness or assets (excluding cash dividends or distributions) or rights or warrants (excluding those referred to in (iii) above), or (v) shares of Common Stock, or securities convertible into or exchangeable for shares of Common Stock, at a price less than the current market price of the Common Stock. No such adjustment in the exercise price shall be required unless the adjustment would require an increase or decrease of at least one-half cent ($0.005) in the exercise price, but any such adjustment that is not made must be carried forward and taken into account at the time of any subsequent adjustment that is required to be made.

TRANSFER AGENT
---------------
        The transfer agent for the Company's Common Stock is Continental Stock Transfer & Trust Company, New York,
New York.

                       LEGAL MATTERS

        Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the Company by Miller & Holguin, attorneys at law, Los Angeles, California.

                          EXPERTS

        The consolidated financial statements of the Company as of March 31, 1996 and 1995 and for each of the three years ended March 31, 1996, and of Sun World as of September 13, 1996 and for the period January 1, 1996 through September 13, 1996, which are included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Sun World as of December 31, 1995 and 1994 and for each of the two years ended December 31, 1995 and 1994 which are included in this Prospectus have been so included in reliance on the report (which report expresses an unqualified opinion and includes an explanatory paragraph referring to Sun
World's bankruptcy and reorganization) of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO FINANCIAL STATEMENTS

Index to Audited Financial Statements of Cadiz Land Company, Inc.
  for the fiscal year ended March 31, 1996:

  Report of Independent Accountants...................................F-3
  Consolidated Balance Sheet..........................................F-4
  Consolidated Statement of Cash Flows................................F-6
  Consolidated Statement of Operations................................F-7
  Consolidated Statement of Stockholders' Equity......................F-8
  Notes to the Consolidated Financial Statements......................F-9

Index to Unaudited Financial Statements of Cadiz Land Company, Inc.
  for the six months ended September 30, 1996:

  Consolidated Balance Sheet..........................................F21
  Consolidated Statement of Cash Flows................................F23
  Consolidated Statement of Operations (three months).................F24
  Consolidated Statement of Operations (six months)...................F25
  Consolidated Statement of Stockholders' Equity......................F26
  Notes to Consolidated Financial Statements..........................F27

Index to Audited Financial Statements of Sun World International, Inc.
  for the years ended December 31, 1995 and 1994:

  Independent Auditors' Report.........................................F35
  Consolidated Balance Sheets..........................................F36
  Consolidated Statements of Operations and Accumulated Deficit........F37
  Consolidated Statements of Cash Flows................................F38
  Notes to Consolidated Financial Statements...........................F39

Index to Audited Financial Statements of Sun World International, Inc.
 for the period January 1, 1996 through September 13, 1996:

  Report of Independent Accountants....................................F54
  Consolidated Balance Sheet...........................................F55
  Consolidated Statement of Operations & Accumulated Deficit...........F56
  Consolidated Statement of Cash Flows.................................F57
  Notes to the Consolidated Financial Statements.......................F58

Index to Unaudited Pro Forma Combined Financial Statements of
  Cadiz Land Company, Inc. and Sun World International, Inc.:

  Description of Transaction...........................................F74
  Pro Forma Combined Statement of Operations for the year ended
   March 31, 1996......................................................F75
  Pro Forma Combined Statement of Operations for the six months ended September 30, 1996............................................F76
  Notes to the Pro Forma Combined Statements of Operations.............F77


              REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Cadiz Land Company, Inc.


In our opinion, the accompanying consolidated balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Cadiz Land Company, Inc. and its subsidiaries at March 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management;
our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit indicates examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



/s/ Price Waterhouse LLP
    -------------------------
PRICE WATERHOUSE LLP


Los Angeles, California
July 12, 1996


                     CADIZ LAND COMPANY, INC.

CONSOLIDATED BALANCE SHEET

                                               March 31
Assets                                       1996    1995
($ in thousands)                            ------    ------

Cash and cash equivalents (Note 8)        $ 5,153  $  2,454

Accounts receivable                           443       131

Inventory                                     266       198

Property and equipment, net (Note 3)        2,252     2,308

Land and improvements, net (Note 4)
  Developed property                        9,429     9,715
  Unimproved land                          12,236    11,792

Water transfer projects                     2,496     1,764

Excess of purchase price over net
  assets acquired, net                      5,155     5,389

Debt issue costs and other assets           1,233     1,137
                                          -------   -------

                                          $38,663   $34,888
                                          =======   =======


[FN]
See accompanying notes to the consolidated financial statements.


                     CADIZ LAND COMPANY, INC.

CONSOLIDATED BALANCE SHEET

                                                March 31
Liabilities & Stockholders' Equity          1996      1995
($ in thousands except number of shares   -------   -------

Accounts payable                          $  1,772  $  1,174

Other liabilities                              521       385

Debt (Note 5)                               17,617    16,381

Contingencies (Note 9)

Stockholders' equity
  Common stock - $.01 par value, 24,000,000
  shares authorized; shares issued and
  outstanding - 19,247,611 at March 31
  1996 and 16,988,454 at March 31, 1995        192       170

  Preferred stock - $.01 par value,
  100,000 shares authorized; no shares
  outstanding

  Additional paid-in-capital                72,957    62,687

  Accumulated deficit                      (54,396)  (45,909)
                                          ---------   -------

    Total stockholders' equity              18,753    16,948
                                          --------- ---------

                                          $ 38,663  $ 34,888
                                          ========  ========

[FN]
See accompanying notes to the consolidated financial statements.



                     CADIZ LAND COMPANY, INC.

Consolidated Statement of Cash Flows

                                   Years ended March 31,
($ in thousands)                   1996        1995      1994
                                   ---------------------------

Cash flows from operating
activities:
 Loss from continuing operations   $ (8,487) $ (4,591) $ (3,751)
 Adjustments to reconcile loss
  from continuing operations to
  net cash used for continuing
  operating activities:
   Depreciation and amortization      1,909     1,450     1,029
   Extraordinary gains on debt
    settlement                           -0-     (115)     (343)
   Stock issued for services             -0-       -0-       17
   Interest capitalized to debt         474       734       760
   The effect on net cash used for
    continuing operating activities
    from changes in assets and
    liabilities:
     Inventory and receivables         (379)     (198)      19
     Other assets                        13      (158)    (396)
     Accounts payable and other
      liabilities                       734       (12)    (762)
                                   --------  --------- -------
 Net cash used for continuing
  operating activities               (5,736)   (2,890) (3,427)
 Net cash provided by discontinued
  operating activities                   -0-       57       52
                                   --------- --------  -------
 Net cash used for operating
  activities                         (5,736)   (2,833) (3,375)
                                   --------- --------  -------
Cash flows from investing activities:
 Land purchase and development         (574)     (315) (1,441)
 Water transfer projects               (732)   (1,547)   (217)
 Additions to property and
  equipment                            (358)   (1,506)   (406)
 Sun World International, Inc.-
  acquisition costs                    (693)       -0-     -0-
                                   --------- --------- -------
 Net cash used for investing
  activities                         (2,357)   (3,368) (2,064)
                                   --------- --------- -------
Cash flows from financing activities:
 Net proceeds from issuance of
  common stock                      10,292      2,307   11,925
 Proceeds from issuance of debt        677      2,470    2,485
 Principal payments on debt           (177)      (530) (4,622)
                                   --------  --------  -------
 Net cash provided by financing
  activities                        10,792      4,247    9,788
                                   -------   --------  -------
Net increase (decrease) in cash
 and cash equivalents                2,699     (1,954)   4,349
Cash and cash equivalents,
 beginning of year                   2,454      4,408       59
Cash and cash equivalents, end     --------  --------  -------
 of year                           $ 5,153   $  2,454  $ 4,408
                                   =======   ========  =======


[FN]
See accompanying notes to the consolidated financial statements.


                     CADIZ LAND COMPANY, INC.

Consolidated Statement of Operations
($ in thousands except per share data)

                                        Years ended March 31
                                   1996      1995      1994
                                   ---------------------------

Revenues                           $  1,441  $   543   $   190
                                   --------  -------   -------
Costs and expenses
 Resource development                 3,329    1,545       955
 Landfill prevention activities
  (Note 9)                            1,919      -0-       -0-
 General and administrative           1,826    1,525     1,904
 Depreciation                           833      737       483
 Amortization                           234      234       234
                                   --------  -------   -------
                                      8,141    4,041     3,576
                                   --------  -------   -------

Operating loss                       (6,700)  (3,498)  (3,386)

Interest expense, net                 1,787    1,208       853
                                   --------  -------   -------
Loss before discontinued
 operations and extraordinary
 item                                (8,487)  (4,706)  (4,239)
Gain on disposal of
 discontinued segment                    -0-      -0-     145
                                   --------- --------  -------
Loss before extraordinary item:      (8,487)  (4,706)  (4,094)

Extraordinary item - gain on debt
settlements (Note 5)                     -0-      115     343
                                   --------- -------- -------
Net loss                           $ (8,487) $(4,591) $(3,751)
                                   ========  ======== =======

Earnings (loss) per share:
 Loss before discontinued
  operations and extraordinary
  item                             $   (.48) $  (.29) $  (.33)

 Gain on disposal of
  discontinued segment                  -0-       -0-      .01

 Extraordinary item                     -0-       .01      .03
                                   --------  -------- --------

Net loss per share                 $   (.48) $   (.28) $ (.29)
                                   ========  ========= =======
[FN]
See accompanying notes to the consolidated financial statements.




                     CADIZ LAND COMPANY, INC.

Consolidated Statement of Stockholders' Equity


For the year ended March 31, 1996
($ in thousands except number of shares)


                                          Additional                Total
                 Common Stock               Paid in  Accumulated Stockholders'
                   Shares          Amount    Capital   Deficit      Equity
                 ---------         ------   --------- --------       --------
Balance as of
 March 31, 1993  10,204,863       $  102     $ 45,097  $ (37,567)     $ 7,632
Issuance of
 shares in
 connection
 with private
 placements      4,320,000            43       11,832                  11,875
Issuance of
 stock upon
 conversion
 of debt           512,251             5        1,358                   1,363
Issuance of
 shares for
 professional
 services          155,000             1          541                     542
Issuance of
 stock for
 vineyard
 parcel             78,750             1          235                     236
Issuance of
 stock warrants
 for services                                     779                     779
Exercise of
 stock options     160,000             2           48                      50
Net loss                                                     (3,751)   (3,751)
                 ----------        ------     --------     ---------  --------
Balance as of
 March 31, 1994 15,430,864           154       59,890       (41,318)   18,726
Issuance of
 shares for
 professional
 services          110,000             1          384                     385
Issuance of
 stock warrants
 for services                                     121                     121
Exercise of stock
 options and
 warrants        1,447,590            15        2,292                   2,307

Net loss                                                     (4,591)   (4,591)
               ----------         ------      -------       --------   --------
Balance as of
 March 31,
   1995         16,988,454          170        62,687        (45,909)  16,948
Issuance of
 shares in
 connection
 with private
 placements      2,114,157           21         9,911                   9,932
Exercise of
 stock options     145,000            1           359                     360

Net loss                                                     (8,487)   (8,487)
                ----------      -------      --------      ---------  --------
Balance as of
 March 31,
  1996          19,247,611       $  192      $ 72,957      $(54,396) $ 18,753
               ==========        ======       ========      ========   ========

[FN]
See accompanying notes to the consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
-----------------------------------------------

NOTE 1   CURRENT STATUS AND DESCRIPTION OF BUSINESS
---------------------------------------------------
BUSINESS OF THE COMPANY
-----------------------
     Cadiz Land Company, Inc. (the "Company") identifies, acquires and develops properties (to date in the desert regions of Southern California) which have significant indigenous supplies of water. The Company evaluates, on an ongoing basis, the various means by which the land and water resources available to its portfolio of properties can be utilized for the purpose of enhancing the long term appreciation of its properties. The Company currently owns or controls approximately 43,000 acres, with its largest property totalling approximately 31,800 acres at Cadiz, California.

CURRENT OPERATING ENVIRONMENT
-----------------------------
     As of March 31, 1996, approximately $18.8 million has been invested by the Company in the agricultural development of its Cadiz properties, where 800 acres have been developed to table grapes, 560 acres have been developed to citrus, and 240 acres have been planted to various row crops. Since receiving approval in fiscal 1994 from San Bernardino County to develop up to 9,600 acres of its Cadiz property to agriculture, the Company has been analyzing the various alternatives available for continued agricultural development.

     The Company has attracted third party growers and has been able to enter into joint venture or leasing arrangements for the farming of crops on its properties, thereby minimizing working capital requirements. Revenues from these arrangements totalled $1,441,000, $543,000 and $190,000 for the years ended March 31,
1996, 1995 and 1994, respectively.

     The Company also proposes to sell water from the Cadiz basin which is surplus to both its present and projected agricultural requirements. During the past year the Company has continued its negotiations with various public agencies which have expressed interest in utilizing the Company's surplus water. The Company has also continued to work towards obtaining the environmental and other regulatory approvals required prior to commencing construction of a water delivery project at Cadiz.

     In furtherance of the Company's strategic business plan to expand its property portfolio, in late 1995 the Company began formally evaluating a possible acquisition of Sun World International, Inc. ("Sun World") which has agricultural landholdings of approximately 20,000 acres with senior water rights primarily in the Central Valley of California and assets complimentary to the Company in agriculture, produce marketing and water rights. On July 12, 1996 a consensual Plan of Reorganization providing for the acquisition of Sun World by the Company (the "Plan") was confirmed at a hearing before the U.S. Bankruptcy Court. Assuming satisfaction of all Plan requirements (including completion of satisfactory documentation), ownership of Sun World is expected to be transferred to the Company shortly after confirmation.

     In addition to the development of its existing properties, the Company will continue to seek to add to its portfolio properties which possess rights to commercially usable quantities of water.

     Pursuant to its business strategy, the Company has historically utilized its working capital primarily for development purposes: that is, for purposes designed to increase the long term value of its properties. As the Company has not received significant revenues from its development operations to date, the Company has been required to obtain financing to bridge the gap between the time development expenses are incurred and the time a revenue stream will commence. Accordingly, the Company has looked to outside funding sources to address its liquidity and working capital needs. Historically, the Company has addressed these needs primarily through secured debt financing arrangements with its lenders, private placements and the exercise of outstanding stock options. Total debt outstanding at March 31, 1996 of $17.7 million matures in January 1997. As discussed in Note 5, the Company has reached an agreement in principle with one of its primary lenders whereby the Company has been granted two one year extensions. The Company also intends to replace or renegotiate the terms of its current obligations to its other primary lender prior to January 1997.


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------

PRINCIPLES OF CONSOLIDATION
----------------------------
     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Cadiz Valley Development Corporation, Inc. and Southwest Fruit Growers Limited Partnership, a limited partnership ("SWFG") in which the Company is the general partner and has an approximate 66.3 percent partnership interest. SWFG owns a total of 680 acres of table grape vineyard and 2,560 acres of undeveloped land at Cadiz, California.
Allocable losses incurred through the year ended March 31, 1991 served to eliminate the minority interest for accounting purposes. All material intercompany balances and activity have been eliminated from the consolidated financial statements.


USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS
-------------------------------------------------------
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

DEVELOPED PROPERTY
------------------
     Developed property is stated at cost which management believes is less than net realizable value and is expected to be recovered through future revenues. Cost includes land acquisitions and improvements, and, during development periods, interest and direct holding costs which consist principally of net farming costs. The development costs associated with mature properties are depreciated on a straight line basis over the estimated productive life of the property, which range from twenty to thirty years.

UNIMPROVED LAND
---------------
     Unimproved land consists of approximately 41,400 acres of undeveloped land in Cadiz, Piute and other desert regions of California. Unimproved land is stated at cost, which management believes is less than net realizable value, and is expected to be recovered through future revenues. Cost includes those that are directly related to the acquisition of the acreage, such as the cost to purchase, commissions, real estate taxes and legal and other professional fees.

PROPERTY AND EQUIPMENT
------------------------
     Property and equipment are stated at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets, generally five to fifteen years for land improvements and buildings, and three to fifteen years for machinery, equipment, vehicles and office furniture and equipment.

STATEMENT OF CASH FLOWS
-----------------------
     The Company considers all short term deposits with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in deposits with major international banks and, therefore, bears minimal risk. Such investments are stated at cost, which approximates fair value, and are considered cash equivalents for purposes of reporting cash flows.

     Cash paid for interest during 1996, 1995 and 1994 was $455,000, $6,000 and $131,000, respectively.

WATER TRANSFER PROJECTS
----------------------------
     All water transfer projects are stated at cost, which management believes is less than net realizable value. All costs directly attributable to the development of the water transfer projects are being capitalized by the Company. These costs, which are expected to be recovered through future revenues, consist of drilling costs, hydrological costs, consulting fees for various engineering, environmental and feasibility studies, and other professional and legal fees.

INVENTORY
---------
     Growing crops are stated at the lower of cost or estimated market. Cost consists of cultural and harvest costs and are accumulated by commodity.

REVENUES
---------
     Revenues from crop proceeds are recorded when received.

AMORTIZATION
------------
     The excess of purchase price over net assets acquired is being amortized at the rate of $234,000 annually on a straight line basis over thirty years. Accumulated amortization was $1,851,000 and $1,617,000 at March 31, 1996 and 1995, respectively. At each balance sheet date, the Company reviews the recoverability of intangible assets by comparing projected operating income on an undiscounted basis to the net book value of the related assets.

DEBT ISSUE COSTS
----------------
     Debt issue costs relate to the March 1995 and January 1994 debt agreements as described in Note 5. These charges totalled approximately $543,000 and $879,000, respectively, and are being amortized over the remaining life of the debt. The accumulated amortization is $940,000, and $361,000 at March 31, 1996 and 1995,
respectively.

INCOME TAXES
------------
     Income taxes are accounted for using an asset and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates.

EARNINGS PER SHARE
------------------
     Earnings per share is computed for each year presented using the weighted average number of shares outstanding during the year. The weighted average number of shares outstanding used to calculate earnings per share were approximately 17.7 million, 16.5 million, and 12.8 million, for the years ended March 31, 1996, 1995, and 1994, respectively.

NEW ACCOUNTING STANDARDS
---------------------------
     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of" ("SFAS 121") was issued. SFAS No. 121 establishes new guidelines in accounting for the impairment of long lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated cash inflows, an impairment loss shall be recorded based on fair value. Management believes SFAS No. 121 will have no material effect on the financial statements of the Company upon adoption in fiscal 1997.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123") "Accounting for Stock Based Compensation," which becomes effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock based compensation plans. Entities will be allowed to measure compensation expense for stock based compensation under SFAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 will be required to make pro forma disclosures of net income and earnings per share as if the provisions of SFAS 123 had been applied. The Company intends to continue to follow the accounting pursuant to APB No. 25 and, as a result, adoption of SFAS 123 in fiscal year 1997 will have no effect on the Company's financial statements.


NOTE 3   PROPERTY AND EQUIPMENT
---------------------------------
     Property and equipment consisted of the following (net of accumulated depreciation, in thousands):

                                                   March 31,
                                              1996       1995
                                             -------    ------
  Land improvements                           $1,790    $1,732
  Buildings                                      852       730
  Equipment                                      470       365
  Autos and trucks                               315       303
  Office furniture and equipment                 340       292
                                              ------    ------
                                               3,767     3,422

     Less accumulated depreciation            (1,515)   (1,114)
                                              ------    ------
                                              $2,252    $2,308
                                              ======    ======

NOTE 4 - LAND AND IMPROVEMENTS
-------------------------------
     Developed property consisted of the following (net of accumulated depreciation, in thousands):

                                                  March 31,
                                               1996      1995
                                              -------  -------
  Land                                        $2,364   $ 2,307
  Citrus orchard                               3,613     3,613
  Vineyard                                     4,885     4,885
                                              ------      -----
                                              10,862    10,805
     Less accumulated depreciation            (1,433)   (1,090)
                                              ------      ------
                                              $9,429   $ 9,715
                                              ======    ======

NOTE 5 - DEBT
-------------
     The Company maintains its primary financing relationships with Cooperative Centrale Raiffeisen Boerenleenbank B.A. (Rabobank) and Henry Ansbacher & Co. Limited (Ansbacher), collectively the "Banks". At March 31, 1996, the Company's obligations to Rabobank and Ansbacher amounted to $9.1 million and $8.6 million, respectively, both of which mature in January 1997. In July 1996, the Company and Rabobank reached an agreement in principle whereby the Company has been granted two one year extensions provided the total debt outstanding to Rabobank at January 31, 1997 does not exceed $8.5 million. In consideration for this agreement, the Company is required to pay an initial commitment fee of $150,000 and issue 30,000 warrants to purchase the Company's common stock at $.05 per share exercisable for five years following the date of issuance. Upon exercise of the first and second extension, the Company would be required to pay Rabobank certain fees. The interest rate in effect pursuant to this agreement would be at Rabobank's cost of funds plus one and one quarter percent (1-1/4%). The Company also currently intends to replace or renegotiate the terms of its current obligations to Ansbacher prior to January 1997.
Ansbacher and Rabobank hold senior and subordinate deeds of trust, respectively, on substantially all of the Company's property.

     At March 31, 1996, and 1995, the carrying amount of the Company's outstanding debt, which approximates fair value, is summarized as follows (in thousands):

                                                1996       1995
                                           --------      -------
  Rabobank                                   $9,100     $ 9,100
  Ansbacher                                   8,630       7,713
  Other                                         105          48
                                           --------     -------
                                             17,835      16,861
  Debt discount                                (218)       (480)
                                             ------     -------
                                             $17,617    $16,381
                                             =======    =======

     On March 15, 1995, the Company entered into an agreement whereby Ansbacher would provide a loan facility aggregating $3,000,000. The first advance in the amount of $2,450,000, issued on March 31, 1995, was used to reduce the Company's existing obligation to Rabobank and to reimburse Rabobank for various fees and expenses from this and previous arrangements in the amount of $250,000 and provide the Company with $2,200,000 to be applied toward the Company's estimated working capital requirements through March 31, 1996. The remaining $550,000 of this facility, which has not been drawn upon, is available to the Company any time subsequent to April 1, 1996, and may be applied toward the Company's estimated working capital requirements for the fiscal year ending March 31, 1997. Ansbacher agreed to accrue and capitalize interest on the outstanding principal amount of these advances through January 1997.

     In consideration for the above agreement, Ansbacher received 110,000 shares of common stock valued at $3.50 per share. The Company also issued to Rabobank 35,000 warrants to purchase the Company's common stock at $.05 per share exercisable for three years following the date of issuance. The total value of these warrants, $121,000, has been recorded as a debt discount and will be amortized over the remaining term of the debt. In addition, Rabobank agreed to subordinate to Ansbacher's senior security interests in substantially all of the Company's property.

     The balance of the Company's outstanding obligations to the Banks are governed by the January 1994 financing arrangements whereby interest rates on outstanding debt to the Banks are fixed until January 1997, the maturity date. Interest on the Ansbacher portion is accrued and capitalized until maturity. Rabobank interest is paid quarterly subsequent to December 1994, through draw downs against a letter of credit provided by Ansbacher for that purpose. Interest capitalized during the year ended March 31, 1996 and 1995 totalled $474,000 and $734,000, respectively.
The amount drawn under the line of credit totalled $455,000 at March 31, 1996. In addition, as a result of the January 1994 financing arrangements, Rabobank returned and canceled 533,000 outstanding warrants in exchange for 175,000 new warrants to purchase the Company's common stock at $0.05 per share exercisable for three years following the date of issuance. The total value of these warrants, $604,000, has been recorded as a debt discount and will be amortized over the remaining term of the debt. Ansbacher received 100,000 shares of common stock as an arrangement fee and 50,000 shares of common stock as an advisory fee valued at $3.50 per share. Additionally, the Company agreed to convert $770,000 of debt to Ansbacher into 220,000 shares of common stock.

     In June 1994, the Company retired a note payable in the amount of $249,000 to an individual at a discounted amount, resulting in an extraordinary gain of $115,000. The note, which originated in 1985, was scheduled to be retired with a balloon payment in December 1996.

     In June 1993, the Company entered into a transaction by which debt was exchanged for commercial property resulting in a gain of $300,000. In addition, during December 1993, the Company recorded an additional gain of $43,000 on the settlement of a debt at less than book value. The total gain from these two transaction resulted in an extraordinary gain of $343,000 and was recorded as such for the year ended March 31, 1994.

     The rate in effect on the Rabobank debt was 4.81 percent at March 31, 1996. The average rate in effect on the Ansbacher debt was 6.44 percent at March 31, 1996. Annual maturities of debt outstanding at March 31, 1996, prior to the effect of the Rabobank debt extension, are as follows: 1997 - $17,767,000; 1998 - $24,000; 1999 -$20,000; 2000 - $5,000; 2001 - $19,000, and
none thereafter.


NOTE 6   INCOME TAXES
---------------------
     As of March 31, 1996, the Company has a net operating loss
(NOL) carryforward of approximately $56,076,000 for federal and $22,254,000 for state income tax purposes. For financial statement purposes, as of March 31, 1996, the Company has a net operating loss carryforward of $49,403,000 and $19,708,000 for federal and state purposes, respectively. Such carryforwards expire in varying amounts through the year 2011. For financial reporting purposes, the tax benefit resulting from utilization of such NOL carryforward will be applied to reduce the excess of purchase price over net assets acquired.

     In accordance with the Tax Reform Act of 1986, NOL utilization may be subject to an annual limitation. When there is a change in ownership of more than 50 percent (as defined) of a corporation, the use of any NOL existing at the date of the change of ownership is limited annually to an amount defined by law. Based upon such formula, use of approximately $45,400,000 of the federal NOL is limited to approximately $4,500,000 per year. As a result of a subsequent ownership change in September 1993, utilization of the federal NOL was limited to $720,000. At March 31, 1996, approximately $20,800,000 of the federal NOL is currently available to offset federal taxable income in any future years, while the balance is available subject to annual limitations. Similar limitations apply also to the state NOL carryforward.

     Deferred taxes are recorded based upon differences between the financial statement and tax basis of assets and liabilities and available carryforwards. Temporary differences and carryforwards which give rise to a significant portion of deferred tax assets and liabilities as of March 31, 1996 and 1995 were as follows (in thousands):

                                             1996     1995
                                           -------  --------
 Basis difference in partnership interest $(4,337)  $ (3,884)
 Net operating loss                        21,136      18,275
 State taxes                                 (407)       (364)
 Other                                        283         194
                                           -------    --------
  Net deferred tax asset                  $16,675   $  14,221
                                           =======   =========
  Valuation allowance                    $(16,675)  $ (14,221)
                                           =======   ==========



     A reconciliation of the provision (credit) for income taxes to the statutory federal income tax rate is as follows (in thousands):
                                          Years Ended March 31,
                                          1996    1995    1994
                                          -----   -----   ----
Expected federal income tax
 credit at 34%                        $(2,886)  $(1,561)$(1,276)
Net operating loss carryforward
 for financial reporting purposes
 (for which benefit is fully reserved)  2,405     1,468   1,197
Amortization                               80        79      79
Other nondeductible expenses              401        14     -0-
                                      -------   ------- -------
                                      $   -0-   $   -0- $   -0-
                                      =======   ======= ========

NOTE 7   STOCK OPTIONS
---------------------------
     The Company issues options which are not pursuant to a plan. During the year ended March 31, 1996, the Board of Directors of the Company granted options to purchase 607,500 shares of the Company's common stock at an exercise price of $4.25 per share to $5.50 per share of which 450,000 options are conditional based upon terms of employment and certain performance criteria. The recipients of all such options were officers, directors, consultants, and employees of the Company.

     The following table summarizes options granted and outstanding as of March 31, 1996 which were not issued pursuant to a plan. All options listed below were issued to officers, directors, consultants and other employees.
                              Options Outstanding     Price
                                     Number           Range
                              -----------------   ---------------
Outstanding at March 31, 1995  2,335,500          $1.25  to $5.00

 Granted                         607,500          $4.25  to $5.50
 Exercised                      (145,000)         $1.25  to $5.00
 Canceled or expired            (  7,000)         $4.625 to $5.00

Outstanding at March 31, 1996  2,791,000    *     $1.25  to $5.50


(*) Expiration dates vary from May 24, 1996 to February 1, 2001.




NOTE 8   ACQUISITION OF SUN WORLD INTERNATIONAL, INC.
-------------------------------------------------------
     Sun World and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994 after debt restructuring negotiations with its existing lenders failed. In late 1995, the Company commenced its due diligence review of Sun World and its operations. Since that time, the Company has been engaged in negotiations with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization for Sun World (the "Plan") which would result in terms acceptable to the Company. A consensual Plan to this effect (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996) was confirmed at a hearing on July 12, 1996. Upon satisfaction of all Plan requirements (including completion of satisfactory documentation), ownership of Sun World is expected to be transferred to the Company shortly thereafter.

     Under the Plan, the Company will acquire all of the stock of a reorganized Sun World for total consideration of approximately $175 million of which approximately $153 million will be owed to Sun World's existing secured lenders through a restructuring of existing debt. In addition, the Company will make a cash capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors.

     The total cash requirements related to the acquisition will be funded from a combination of (i) the exercise by the Company of up to $30 million in Standby Purchase Commitments issued to the Company in June, 1996 in a private placement of newly authorized Convertible Series A Preferred Stock which are convertible into shares of common stock at $4.50 per share; (ii) the issuance of 6% Convertible Series B Preferred Stock in a private placement totalling $10 million; (iii) $1 million previously deposited by the Company, and included in cash and cash equivalents in the accompanying Balance Sheet, in trust with the Official Committee Holding Unsecured Claims in the Sun World bankruptcy case; and (iv) the Company's existing working capital. As of July 12, 1996, in connection with the private placement of 6% Convertible Series B Preferred Stock, the Company received $7.5 million and expects to receive an additional $2.5 million.


NOTE 9   CONTINGENCIES
-------------------------
     The Company was awarded full reimbursement for its legal fees and costs incurred in defending a legal action for which the plaintiffs filed an appeal. In August 1995, the Arizona Court of Appeals ruled in favor of the trial court's judgment upholding the award for full reimbursement to the Company for such legal fees and costs incurred. In addition, the Court of Appeals has awarded the Company reimbursement for legal fees on appeal. The plaintiffs have posted a cash bond from which the Company expects to collect its judgement of approximately $268,000 within the first half of its 1997 fiscal year, at which time the gain will be recorded.

     In addition, in December 1995 the Company filed an action relative to the proposed construction and operation of a landfill to be located adjacent to the Company's Cadiz property (the "Rail-Cycle Project"), with the Superior Court in San Bernardino County against the County of San Bernardino and Rail-Cycle, L.P., among others. The Company alleges the County of San Bernardino did not comply with the guidelines prescribed by the California Environmental Quality Act and violated state planning and zoning laws when approving a General Plan Amendment and granting a conditional use permit for the proposed landfill. The Company is seeking specific action and compensatory damages in excess of
$75,000,000.   The action is currently in the discovery phase and
the Company intends to continue to vigorously prosecute its claims in this matter. In addition, the Company provided support for a local coalition which actively opposed the Rail-Cycle Project and which placed a county wide initiative on the ballot for the general election held March 26, 1996. This initiative would have required that no large solid waste landfill overlie or be located within ten miles from the point of extraction of a significant water resource unless such a facility had been fully permitted, constructed or operational as of March 14, 1995. Although this particular ballot initiative was defeated, commencement of the Rail-Cycle Project has nevertheless been at least temporarily delayed due to the fact that a separate ballot initiative supported by Rail-Cycle, which required approval in order to proceed with the project, was also defeated at the general election. During the fiscal year ended March 31, 1996, the Company incurred $1,919,000 in connection with this matter.


                               CADIZ LAND COMPANY, INC.
                       Condensed Consolidated Balance Sheet
                                   September 30,      March 31,
Assets:                                 1996            1996
                                   -------------      ---------
($ in thousands)                    (unaudited)

Current assets:
 Cash and cash equivalents           $ 40,083         $ 5,153
 Receivables, net                      17,424             443
 Assets held for sale                  17,888             -0-
 Inventory                             11,031             266
 Prepaid expense                        1,726             -0-
                                     --------         --------
Total current assets                   88,152           5,862

Investment in affiliates                4,822             -0-

Property, plant and equipment, net    124,086          11,681

Land held for development              12,433          12,236

Water rights and transfer and
   storage projects                     4,770           2,496

Other assets                            1,465           1,233

Intangible assets                      19,474           5,155
                                     ---------         ---------
Total assets                        $ 255,202         $ 38,663
                                    =========         ========

See accompany notes to the consolidated financial statements.


                               Cadiz Land Company, Inc.
                          Condensed Consolidated Balance Sheet
                                          September 30,       March 31,
Liabilities and Stockholders' Equity:         1996              1996
                                          -------------       ---------
($ in thousands except number of shares)   (Unaudited)


 Current liabilities:
   Trade accounts payable                  $ 11,566           $  1,772
   Accrued liabilities                        4,162                521
   Long-term debt, current portion           18,436             17,617
   Other current liabilities                 13,808                -0-
                                          ---------            -------
   Total current liabilities                 47,972             19,910

   Long-term debt                           148,839                -0-

   Deferred income taxes                      4,000                -0-

   Other accrued and long-
       term liabilities                          55                -0-
                                            -------            -------
   Total liabilities                        200,866             19,910

 Contingencies (Note 9)

 Stockholders' equity:
      Common stock - $.01 par value;
        24,000,000 shares authorized;
        shares issued and outstanding -
        21,835,503 at September 30, 1996
        and 19,247,611 at March 31, 1996        218                192

      Preferred stock - $.01 par value;
        100,000 shares authorized;
        28,217 shares outstanding

      Additional paid-in capital            112,988             72,957

      Accumulated deficit                   (58,870)           (54,396)
                                           ---------          ---------
   Total stockholders' equity                54,336             18,753
                                           ---------         ----------

   Total liabilities and stockholders'
    equity                               $ 255,202            $  38,663
                                           ========           =========

See accompany notes to the consolidated financial statements.

                             Cadiz Land Company, Inc.
                   Condensed Consolidated Statement of Cash Flows
For the Six Months Ended September 30,                   1996      1995
                                                      ---------   ---------
                                                       ($ in thousands)
                                                         (unaudited)
 Cash flows from operating activities:
 Net loss from operations                              $  (4,429)  $ (3,686)
 Adjustments to reconcile loss from operations
   to cash used for operating activities:
     Depreciation and amortization                         1,041        949
     Reserve adjustments                                     (87)       -0-
     Interest capitalized to debt                            344        244
     Share of partnership operations                         (11)       -0-
     Changes in operating assets and liabilities,
     net of acquisition of Sun World:
      (Increase) decrease in accounts receivable           1,365        (280)
      (Increase) decrease in inventory                     2,392        (124)
      (Increase) decrease in prepaid expenses and other    (552)         (52)
      Increase (decrease) in accounts payable             (5,634)       (213)
      Increase (decrease) in accrued liabilities           1,145         140
      Increase (decrease) in deferred revenue                (5)         -0-
                                                         -------      -------

     Net cash used for operating activities               (4,431)     (3,022)

 Cash flows from investing activities:
   Additions to property, plant and equipment                (27)       (234)
   Land purchase and development                            (233)       (175)
   Water transfer projects                                  (139)       (474)
   Other assets                                              (26)        -0-
   Acquisition of Sun World, net of cash acquired          2,123         -0-
                                                          --------   --------
     Net cash provided (used) for investing activities     1,698        (883)

 Cash flows from financing activities:
   Net proceeds from issuance of stock                     39,918       2,059
   Principal payments on long-term debt                    (2,442)        -0-
   Proceeds from short-term debt                              221         265
   Principal payments on short-term debt                      (15)         (4)
   Dividends paid on preferred stock                          (19)        -0-
                                                         ---------    --------
   Net cash provided by financing activities               37,663       2,320

 Net increase in cash                                      34,930      (1,585)

 Cash and cash equivalents at beginning of period           5,153       2,454
                                                         ---------    --------
 Cash and cash equivalents at end of period             $  40,083    $    869
                                                          =======      ======

See accompany notes to the consolidated financial statements.

                               Cadiz Land Company, Inc.
                   Condensed Consolidated Statement of Operations



For the Three Months Ended September 30,              1996           1995
                                                    --------       --------
                      ($ in thousands except per share data)
                                     (unaudited)

   Revenues                                          $ 4,738         $  596
                                                      ------        -------
   Costs and expenses:
       Cost of sales                                   3,723             -0-
       Resource development                              865          1,135
       Landfill prevention activities                    135            175
       General and administrative                      1,004            410
       Depreciation                                      281            209
       Amortization                                      100             59
                                                       -----        -------
       Total costs and expenses                        6,108          1,988
                                                     -------        -------
   Operating loss                                     (1,370)        (1,392)

   Interest expense, net                              (1,137)          (443)

   Litigation settlement (Note 9)                         65            -0-
                                                    --------        --------
   Net loss                                        $  (2,442)    $   (1,835)
                                                   ==========    ===========
   Net loss per common share:
     Primary loss per common share                 $    (.11)    $     (.10)
                                                   ==========    ===========
    Fully diluted loss per common share            $    (.10)    $     (.10)
                                                   ==========    ===========

See accompany notes to the consolidated financial statements.

                               Cadiz Land Company, Inc.
                Condensed Consolidated Statement of Operations


For the Six Months Ended September 30,        1996             1995
                                            --------         ---------
                      ($ in thousands except per share data)
                                     (unaudited)

   Revenues                                  $ 4,820           $  650
                                             --------          -------
   Costs and expenses:
       Cost of sales                           3,723              -0-
       Resource development                    1,445            1,569
       Landfill prevention activities            262              531
       General and administrative              1,938              826
       Depreciation                              481              410
       Amortization                              158              117
                                            --------          -------
       Total costs and expenses                8,007            3,453

   Operating loss                             (3,187)          (2,803)

   Interest expense, net                      (1,576)            (883)

   Litigation settlement (Note 5)                334              -0-
                                            ---------         --------
   Net loss                                 $ (4,429)        $ (3,686)
                                            =========          =======

   Net loss per common share:
     Primary loss per common share         $    (.23)        $   (.21)
                                           ==========        =========
     Fully diluted loss per common share   $    (.19)        $   (.21)
                                           ==========        ==========

See accompany notes to the consolidated financial statements.

                               Cadiz Land Company, Inc.
Condensed Consolidated Statement of Stockholders' Equity


For the Six Months Ended September 30, 1996

($ in thousands except number of shares)
(unaudited)
                                Additional              Total
              Common Stock   Preferred Stock  Paid-In Accumulated Stockholders'
             Shares  Amount  Shares  Amount  Capital    Deficit     Equity
             ------  ------  ------  ------  -------    -------     ------
Balance as
of March
31, 1996   19,247,611 $192     -0-   $ -0-   $ 72,957   $ (54,396) $ 18,753

Exercise of
stock options
(Note 8)      325,000    3                        914                   917

Common stock
issued at
acquisition
of Sun
World       1,090,908   11                      3,262                 3,273

Proceeds from
private
placement
of preferred
stock, net                    26,770            33,846                33,846

Cash dividends
paid at 6% on
conversion of
preferred stock
plus cash in
lieu of
fractional shares                                              (19)    (19)

Dividends paid
in common stock
at 6% on
conversion of
preferred
stock           6,905                              26          (26)     -0-

Preferred shares
issued for fees                1,881             1,881                 1,881

Conversion of
preferred stock
to common
stock        1,165,079 12        (434)             (12)                   -0-

Issuance of
stock warrants
for services                                       114                   114

Net loss                                                    (4,429)   (4,429)
           -------- ----      --------     ----------     ---------  --------
Balance
as of
September
 30,
1996      21,835,503 $218    28,217 $ -0-   $112,988    $  (58,870)    $ 54,336
          =========  =====   ======  =====  ========     =========     =========

See accompany notes to the consolidated financial statements.

                    CADIZ LAND COMPANY, INC.

         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1   DESCRIPTION OF BUSINESS
---------------------------------

Business of the Company
------------------------
The strategy of Cadiz Land Company, Inc. (the "Company") is to create a portfolio of landholdings, water resources, and agricultural operations within central and southern California which possess sizable assured supplies of water. Management believes that, with both the increasing scarcity of water supplies in California and the increasing demand for water, the Company's access to water will provide it with a competitive advantage both as a major agricultural concern and as a supplier of water which will lead to continued appreciation in the value of the Company's portfolio.

With its September 13, 1996 acquisition of Sun World International, Inc. ("Sun World"), the Company has become one of the largest fully integrated agricultural companies in California. The Sun World acquisition added to the Company's portfolio more than 21,000 acres of prime agricultural land, packing facilities, marketing expertise, proprietary agricultural products and the highly regarded Sun World brand name. Sun World is renown for developing or acquiring specialty produce varieties with unique characteristics which differentiates them from commodity produce varieties. Sun World owns patents and holds trademarks on a variety of plant and fruit varieties and, as a result of its Research and Development Center, has a long history of product innovation.

In addition to the above, the acquisition of Sun World provided the Company senior water rights throughout the central and southern valleys of California. The Company's portfolio also includes more than 43,000 acres of land in eastern San Bernardino County. These landholdings are underlain by excellent groundwater resources. The largest property totals approximately 31,800 acres at Cadiz, California, 1,600 acres of which have been developed for cultivation of citrus orchards, table grape vineyards and row crops.

The Company's landholdings, which now total more than 64,000 acres are located adjacent to the major aqueduct systems of central and southern California, and in close proximity to the Colorado River. The Company expects to participate in a broad variety of water transfer and storage projects, including the transfer of surplus water to public agencies which require supplemental sources of water.

Basis of Presentation
----------------------
The Condensed Consolidated Financial Statements have been prepared by the Company without audit and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's latest Form 10 K for the year ended March 31, 1996. The foregoing Condensed Consolidated Financial Statements include all adjustments, consisting only of normal recurring adjustments which the Company considers necessary for a fair presentation.

Throughout the remainder of this document, when reference is made to "Sun World," it will henceforth mean the operations pertaining to Sun World International, Inc. and its subsidiaries only. When reference is made to "Cadiz," it will henceforth mean the operations of the Company other than those of Sun World (including those operations conducted by the Company prior to acquisition of Sun World). When reference is made to the "Company," it will henceforth mean, with respect to operations subsequent to the acquisition of Sun World, the consolidated operations of Cadiz Land Company, Inc. and its subsidiaries including Sun World International, Inc.

On September 13, 1996, Cadiz acquired all of the outstanding capital stock of Sun World. Cadiz' acquisition of Sun World is accounted for under the purchase method of accounting. The Consolidated Financial Statements include Sun World from the date of acquisition. As the financial statements set forth herein reflect the operations of Sun World for the period September 14, 1996 through September 30, 1996, the results of operations for the six months ended September 30, 1996 are not indicative of the results to be expected for the full fiscal year nor are they reflective of operations on a go forward basis.

Prior to the acquisition of Sun World, Cadiz had utilized an unclassified balance sheet (eliminating the distinction between current assets and long term assets and current liabilities and long term liabilities). The financial statements set forth herein utilize a classified balance sheet, thus requiring certain reclassifications to be made to the prior period balances to conform with the September 30, 1996 presentation.


NOTE 2   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------
Upon the acquisition of Sun World, the following accounting policies were adopted by the Company in addition to those previously followed by Cadiz as discussed in Note 2 to the Condensed Consolidated
Financial Statements included in the Cadiz' latest Form 10 K.

Investment in Partnerships
--------------------------
Wholly owned subsidiaries of Sun World have investments in various partnerships. Sun World's two principal partnerships are American Sunmelon and Sun Date, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

Assets Held for Sale
--------------------
As part of the acquisition of Sun World, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or net realizable value, consist of both farmland and facilities that were determined not core to the Company's continuing operations.

Intangible Assets
-----------------
Intangible assets consist of (i) the excess of purchase price over net assets acquired and (ii) costs such as legal and professional fees to establish and defend Sun World owned patents and trademarks both domestically and internationally.

Revenue Recognition
-------------------
Sun World recognizes crop sale revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed.
Marketing commission revenues are recognized at the time of product shipment.

Research and Development
------------------------
Sun World incurs costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred.

Net Loss per Common Share
--------------------------
Primary loss per common share is computed for each period presented using the weighted average number of common shares outstanding of 19,628,997 and 17,235,066 for the six month periods ending September 30, 1996 and 1995, respectively. On a fully diluted basis, both net loss and shares outstanding are adjusted to assume the conversion of the Company's outstanding convertible preferred stock and the exercise of outstanding stock options.

NOTE 3   ACQUISITION OF SUN WORLD INTERNATIONAL, INC.
------------------------------------------------------

On September 13, 1996, Cadiz acquired all of the stock of a reorganized Sun World pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June 3, 1996 (Modified) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). The acquisition of Sun World was accounted for as a purchase. Accordingly, the purchase price was allocated to the net assets acquired based upon management's preliminary estimate of their fair values. The value as presently allocated to intangible assets is approximately $14.435 million and subject to further possible revision. Since the purchase price allocation is based on preliminary estimates it will most likely be revised at a later date.

Total consideration was approximately $179 million of which approximately $156 million was represented by a restructuring of previously existing debt with Sun World's existing secured lenders. In addition, Cadiz made a capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors.

The total cash requirements of Cadiz related to the acquisition were funded from: (i) the issuance by Cadiz of $27.631 million of newly authorized Convertible Series A Preferred Stock; (ii) the issuance by Cadiz of $7.6 million of newly authorized 6% Convertible Series
B Preferred Stock; (iii) the issuance by Cadiz of $2.6 million of newly authorized 6% Convertible Series C Preferred Stock; and (iv) $1 million previously deposited by Cadiz from its working capital in trust with the Official Committee Holding Unsecured Claims. Of such funds, approximately $35 million was applied to cash disbursements required at closing under the Plan, including the $15 million capital contribution referred to above and approximately $5.5 million of principal reduction to Sun World's existing secured lenders. The remainder has been utilized by Cadiz substantially for the payment of expenses relating to the acquisition.

The consideration paid by Cadiz was determined in arms length negotiations between Cadiz and the various constituents of the Sun World bankruptcy case. As required under the Plan, a total of $3 million in cash and 829,090 shares of newly issued common stock was delivered to the previous holders of the stock of Sun World upon transfer of such stock to Cadiz. None of such holders were affiliates of Cadiz at the time of the transaction.

Pursuant to the Plan, the Company agreed to establish and maintain a trusteed unsecured claims reserve account and disbursement account, whereby the claims of unsecured creditors as determined during reorganization would be paid once the amounts of such claims were allowed. Therefore, at the closing of the acquisition of Sun World, Cadiz made an initial deposit of $11,000,000 into the trust account. As of September 30, 1996, $3,150,000 had been disbursed to satisfy certain unsecured claims, leaving a balance of $7,850,000 which is recorded as Cash and Cash Equivalents on the Balance Sheet. Management estimates that an additional deposit of approximately $1,500,000 will be required to satisfy the remaining unsecured claims. The total amount of these obligations are included in Other Current Liabilities on the Balance Sheet.

The acquisition of Sun World enabled the Company to become one of California's leading fully integrated agricultural companies. For the year ended December 31, 1995, Sun World recorded revenues of approximately $118,000,000 and earnings before interest, taxes, depreciation and amortization (EBITDA) in excess of $20,000,000.
Sun World ships approximately 75 varieties of fresh produce to nearly every state in the United States and exports fresh fruits and vegetables to over thirty foreign countries. Sun World's farming operations produce approximately 7 million units of fruits and vegetables annually, while its packing facilities handle approximately 9 million units of produce annually. Sun World's marketing operations include selling, merchandising and promoting Sun World grown products as well as providing such services to a sizable and highly diverse world wide customer base which domestically includes national retailers, club stores and food service distributors.

In addition, Sun World operates Cadiz' 1,600 acres of developed agricultural property in the Cadiz Valley under an agricultural lease entered into concurrently with the Sun World acquisition. The Company believes its Cadiz Valley agricultural operations will benefit by virtue of the ability of the Company to grow, pack and market its Cadiz produce under the Sun World umbrella.

The following unaudited pro forma summary combines the consolidated results of operations of Cadiz and Sun World as if the acquisition had occurred on April 1, 1996, the beginning of the Company's fiscal year, after giving effect to certain proforma adjustments, including, among others, the amortization of intangible assets, decreased interest expense as a result of the refinancing of Sun
World's existing secured lenders, increased interest income due the $15 million cash infusion at acquisition, increased depreciation as a result of the purchase price allocation and elimination of reorganization costs, such as professional fees and adequate protection fees. This pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations as they would have been if Cadiz and Sun World had been a single entity during the six months ended September 30, 1996, nor is it indicative of the results of operations which may occur in the future.

For the six months ended September 30, 1996
(in thousands except per share data)
(unaudited)
                                Actual      Pro forma
                              ---------    ----------
Revenue                       $  4,820       $ 79,181
Net income (loss)             $ (4,429)      $     91
Primary income(loss)
   per common share           $   (.23)      $    .01

Pro forma summary information for the comparable period of the prior year is not presented as the required data to compute the summary information is not available.

NOTE 4   ACCOUNTS RECEIVABLE
----------------------------
As of September 30, 1996, accounts receivable consisted of the following ($000's omitted):

          Trade receivables                   $  11,905
          Due from unaffiliated growers             893
          Other                                   4,807
                                                -------
                                                 17,605

          Less allowance for doubtful accounts     (181)
                                                 -------
                                              $  17,424
                                                =======

Substantially all domestic receivables are unsecured and are from large national and regional supermarket chain stores and produce brokers. Amounts due from unaffiliated growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with Sun World and are recovered from proceeds of product sales. Other receivables primarily include by product sales, grape sales to wineries, and accounts receivable from joint venture partners.

NOTE 5    INVENTORIES
---------------------
Inventories at September 30, 1996 consisted of the following
($000's omitted):

          Growing crops              $5,528
          Pepper seed, net            2,217
          Harvested product           1,375
          Materials and supplies      1,911
                                      ------
                                    $11,031
                                     ========

Pepper seed is net of a valuation allowance of $395,000 as of September 30, 1996 to reduce such inventory to its net realizable value. In addition, costs related to management of the infrastructure at Cadiz, California are included beginning
September 14, 1996 pursuant to an agricultural lease between Cadiz and Sun World executed concurrently with the Sun World acquisition.


NOTE 6   ASSETS HELD FOR SALE
-----------------------------
In conjunction with the Sun World acquisition, certain assets have been identified as either idle facilities, fallow land or farming operations which have experienced consistently low returns on investment. As of September 30, 1996, assets totalling $17,888,000 have been identified which the Company reasonably believes can be sold within one year and accordingly, have been included as a current asset.

NOTE 7   DEBT
---------------
Cadiz has agreed to terms with one of its secured lenders which will allow the Company to, among other things, extend the maturity of $9,100,000 of debt for two one year periods beyond the original January 31, 1997 maturity date. The Company is in the process of replacing the debt obligation to Cadiz' other secured lender prior to January 31, 1997, its maturity date. In addition, Sun World entered into new financing arrangements with its existing secured lenders concurrently with Cadiz' acquisition of Sun World. A summary of long term debt as of September 30, 1996 follows ($000's omitted):

          Cadiz obligations:
            Ansbacher              $          9,196
            Rabobank                          9,100
            Other                                89
            Unamortized warrants               (201)

          Sun World obligations:
            Credit Agricole                  54,198
            John Hancock                     89,566
            Other                             5,327
                                             ------
                                            167,275
          Less current portion
          of debt                            18,436
                                           --------
          Long term portion
          of debt                  $        148,839
                                           ========

NOTE 8   STOCK OPTIONS EXERCISED AND PRIVATE PLACEMENTS
-------------------------------------------------------

During the three months ended September 30, 1996, previously outstanding stock options of 172,222 were exercised resulting in gross proceeds to the Company of $287,500.

During the quarter ended September 30, 1996, Cadiz completed a private placement of 27,631 shares of Series A Preferred Stock, 760 shares of 6% Convertible Series B Preferred Stock, and 260 shares of 6% Convertible Series C Preferred Stock resulting in gross proceeds to Cadiz of $27,631,000, $7,600,000 and $2,600,000, respectively.

NOTE 9   CONTINGENCIES
----------------------
Cadiz was awarded full reimbursement for its legal fees and costs incurred in defending a legal action for which Cadiz collected its judgment of approximately $269,000 in July 1996 and an additional
$65,000 in September 1996.

As further discussed in Note 9 to the Condensed Consolidated Financial Statements included in Cadiz' latest Form 10-K, Cadiz filed an action relative to the proposed construction and operation of a landfill to be located adjacent to its property in Cadiz, California (the Rail-Cycle Project), with the Superior Court in San Bernardino County against the County of San Bernardino and Rail-Cycle, L.P., among others. The action is currently in the discovery phase and the Company intends to continue to prosecute its claims in this matter.

The Internal Revenue Service (IRS) has filed claims against Sun
World and certain subsidiaries, for taxes refunded to Sun World for certain workers that the IRS claims were employees. Sun World contends that the workers are excluded from the definition of employment under the Internal Revenue Code. Sun World intends to object to the Claims asserted by the IRS. The total amount of claims filed against Sun World are approximately $6,100,000 including tax deficiency, interest and penalties. Sun World has recorded a reserve for these claims representing management's estimate of the ultimate amount that will be paid.



                      INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders of
Sun World International, Inc.

We have audited the accompanying consolidated balance sheets of Sun
World International, Inc. and subsidiaries (the "Company") as of December 31, 1995 and 1994, and the related consolidated statements of operations and accumulated deficit and of cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly in all material respects the financial position of the Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994. Since that date, the companies had been operating under Bankruptcy protection and had been negotiating with all parties to the Bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy Court confirmed the Plan, which became effective on September
13, 1996. Under the Plan, the Company is required to comply with certain terms and conditions as more fully described in Note 1.



/s/ Deloitte & Touche LLP
    -----------------------
September 20, 1996


SUN WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
                                         December 31,
                         ---------------------------------------------------

                                            1995         1994
ASSETS                                   -------- ---------
Current assets:
  Cash                                    $  23,333 $ 11,836
  Accounts receivable, net                   13,879   11,386
  Inventories                                12,710   13,875
  Prepaid expenses and other                  1,353    1,521
                                          ---------  -------
     Total current assets                    51,275   38,618

Investment in partnerships                    1,948    2,220

Property, plant and equipment, net           81,680  112,088
Assets held for sale                         17,969      -0-
Other assets                                  4,652    4,762
                                          ---------  -------

  Total assets                            $ 157,524 $157,688
                                          ========= =======
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                        $  13,926 $ 10,566
  Accrued liabilities                         2,074    2,588
  Long-term debt due in one year              1,063      -0-
                                          --------- --------
     Total current liabilities               17,063   13,154

Long-term debt                                1,458      -0-

Deferred revenue and other                       79      292

Deferred income taxes                         7,500    7,500

Liabilities subject to compromise under
  reorganization proceedings                177,455  174,036

Commitments and contingencies

Stockholders' deficit:
  Convertible 10% preferred stock,
  75,000 shares authorized;
  38,501 shares issued and
  outstanding (liquidation
     preference $11,550,000)                 11,550   11,550
  Common stock, $1 par value,
     300,000 shares authorized;
     42,000 shares issued and outstanding        42       42
  Additional paid-in capital                 29,350   29,350
  Accumulated deficit                       (86,973) (78,236)
                                          --------- ---------
     Total stockholders' deficit            (46,031) (37,294)
                                          ---------- --------

  Total liabilities and
      stockholders' deficit             $   157,524 $157,688
                                          ========= ========

  See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT
 (Dollars in thousands)

                                      Years ended December 31,
                                     -------------------------
                                          1995      1994
                                     -----------   ---------
Revenues                                $117,623    $127,169
                                        --------    --------
Costs and expenses:

 Cost of sales                            85,546     112,661
 General and administrative                6,287      11,368
 Permanent crop abandonments               1,560       1,312
                                        --------     -------
      Total operating costs               93,393     125,341
                                        --------    --------

      Operating profit                    24,230       1,828

 Provision for loss on asset disposals     4,868       2,136
 Other expense/(income)                      686        (178)
 Interest expense                         16,756      15,442
                                        --------    --------
Income (loss) before reorganization
   items                                   1,920     (15,572)
                                        --------     --------

Reorganization items:

         Professional fees                 7,976       4,693
          Adequate protection fees         3,214       2,259
          Debt issuance costs                  0       1,487
          Interest income                   (533)       (107)
                                        --------   ----------
        Total reorganization items        10,657       8,332
                                        --------  ------------
               Net loss                   (8,737)    (23,904)

Accumulated deficit beginning of year    (78,236)    (54,332)
                                        ---------  -----------
Accumulated deficit end of year         $(86,973)   $(78,236)
                                        =========    =========

See accompanying notes to the consolidated financial statements.


SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

                                        Years Ended December 31,

                                          1995         1994
                                      -----------------------
Cash flows from operating activities:
     Net loss                             $ (8,737)  $ (23,904)
     Adjustments to reconcile net
       loss to cash provided
       by operating activities:
       Depreciation and amortization         6,705       7,037
       Loss on sale of  property,
        plant and equipment                    605         162
       Writeoff of debt issuance costs           0       1,487
       Provision for loss on disposal
          of assets                          4,868       2,136
       Permanent crop abandonments           1,560       1,312
       Share of  partnership operations       (400)        738
       Changes in operating assets and
         liabilities:
         (Increase)/decrease in
            accounts receivable             (2,493)      9,954
         Decrease in inventories              1,165      7,588
         Decrease in prepaid expenses
           and other                            168        104
         Increase in accounts payable         3,360     10,565
         (Decrease)/increase in accrued
           liabilities                         (514)     2,588
         (Decrease) in deferred revenue
           and other                           (213)       (62)
                                          ----------    -------
                                               6,074    19,705
                                          ---------- ---------
       Increase/(decrease) in liabilities
         subject to compromise under
         reorganization proceedings            6,038        (2)
                                          ----------   --------
       Net cash provided by operating
         activities                           12,112     19,703
                                          ----------  ---------
Cash flows from investing activities:
     Additions to property, plant
      and equipment                             (929)    (2,623)
     Additions to developing crops            (1,355)    (2,341)
     Partnership distributions                   672        379
     (Increase)/decrease in other assets        (436)        13
     Proceeds from disposal of property,
       plant and equipment                     1,530         75
                                          ----------    --------
       Net cash used in investing activities    (518)    (4,497)
                                          -----------   ---------
Cash flows from financing activities:
     Payments of long-term debt
      subject to compromise                      (97)      (696)
     Proceeds from short-term borrowings      91,303     16,431
     Payments on short-term borrowings       (91,303)   (20,594)
                                          -----------  ----------
       Net cash used in financing activities      (97)   (4,859)
                                          ------------  ----------
Net increase in cash                           11,497    10,347
                                          -----------   ----------
Cash at beginning of year                      11,836     1,489
                                          -----------  -----------
Cash at end of year                         $  23,333  $ 11,836
                                             ========  ========


       See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND REORGANIZATION UNDER CHAPTER 11

   Sun World International, Inc. ("SWII") and its subsidiaries (collectively the "Company") own and farm approximately 21,000 acres in two major growing areas of California, the Southern San Joaquin Valley and Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and in certain foreign countries. Export sales accounted for approximately 7% of the Company's sales for the years ended December 31, 1995 and 1994. As of December 31,
   1995, the Company owned and operated eight cold storage and/or packing facilities located in California. In 1996, three of those facilities were sold.

   On October 3,1994, SWII and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since that date, the companies had been operating under Bankruptcy protection and had been negotiating with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy
   Court confirmed the Plan, which became effective on September 13, 1996 (the"Effective Date"). Pursuant to the Plan, SWII, Sun World, Inc., Coachella Growers and Sun Desert, Inc. (all wholly-owned subsidiaries of SWII) emerged from the Chapter 11 Bankruptcy proceedings and 100% of SWII's stock (both preferred and common) was acquired by Cadiz Land Company, Inc. ("Cadiz"). The Plan also provided for, among other things, the cancellation of certain indebtedness in exchange for cash, elimination of all intercompany debts, new indebtedness, issuance of new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in the Company, the settlement of certain claims and mutual releases of certain claims of the Company and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which the Company was a party, and the establishment of procedures for the selection of a Board of Directors for the Company. The Plan did not provide for the reorganization of the estate or the resolution of outstanding third-party claims and equity interests for AAI Services, Inc., a wholly-owned subsidiary of SWII.

   Cadiz acquired all of the capital stock of the Company for total consideration of approximately $179 million including approximately $150 million which will be owed to the Company's existing secured lenders through issuance of new notes. In addition, Cadiz made a cash capital contribution of $15 million to the Company to provide additional operating capital.

   The following table summarizes the recoveries to the prepetition creditors and equity holders pursuant to the Plan based upon the Company's estimate of total claims to be allowed as of September 13, 1996 (dollars in thousands) (unaudited):


                                                Recovery
                              -----------------------------------------
                    Estimated                            Cadiz
                  Allowed Claims            Long-Term   Common   Total
Claims/Interest     Amount (1)    Cash         Debt      Stock   Recovery
--------------------------------------------------------------------------
Administrative,
  Tax and Priority $  5,000      $  5,000  $       0   $     0   $  5,000
Credit Agricole
  Secured Debt       58,621         3,500     55,121         0     58,621
John Hancock
  Secured Debt       93,084         2,000     91,084         0     93,084
Zenith Secured
  Debt                3,065           250      2,575        240     3,065
Other Secured
  Debt                1,050             0      1,050          0     1,050
General Unsecured
  Claims             20,800        12,500          0          0    12,500
Convertible
  Preferred Stock
  and Common Stock    11,592        3,000          0      2,487     5,487
                    --------    ---------- ---------    -------- ---------
                    $193,212   $  26,250    $149,830    $ 2,727  $178,807
                    =======    == ======    =======     ======     =======

     (1) Excludes any recovery to the Internal Revenue Service for claims as further discussed by Note 14.

     Management believes that the aggregate fair value of the Company's long-term debt issued pursuant to the Plan approximates the aggregate book value.

     The Plan provided for a consolidation of the assets and liabilities of SWII and its subsidiaries and pursuant to the Plan, SWII was merged into Sun World, Inc. with the surviving corporation retaining the name of Sun World International, Inc. All payments and distributions required by the Plan to be made by SWII or any of its subsidiaries in respect of prepetition claims have been made or provided for, and SWII and its subsidiaries expect to have no further obligation with respect to any prepetition claims.

     Cadiz intends to account for this acquisition using the purchase method which will materially change the amounts reported in the accompanying consolidated balance sheet as of December 31, 1995. The consolidated financial statements do not give effect to adjustments of assets or liabilities, or classifications of such amounts, which may be necessary as a consequence of the Cadiz acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING   The consolidated financial statements
     include the accounts of SWII and its subsidiaries, substantially all of which are wholly owned. All significant intercompany transactions have been eliminated.

     The Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified Public Accountants. Accordingly, liabilities subject to compromise under reorganization proceedings have been segregated on the consolidated balance sheets and are recorded at the amounts that have been or are expected to be allowed based upon known claims.

     INVENTORIES   Growing crops, pepper seed, and materials and
     supplies are stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Growing crops inventory includes direct costs and an allocation of indirect costs.

     INVESTMENT IN PARTNERSHIPS   Wholly-owned subsidiaries
     of the Company have investments in various partnerships. The Company's two principal partnerships are Sun Date and American Sunmelon, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

     PROPERTY, PLANT AND EQUIPMENT   Property, plant and
     equipment is stated at cost for all acquisitions subsequent to September 30, 1983. All property, plant and equipment acquired prior to September 30, 1983 was restated to estimated fair value at that date in connection with the Company's quasi-reorganization.

     The Company capitalizes the direct and certain indirect costs of planting and developing orchards and vineyards until they reach maturity, which varies by crop and ranges from three to seven years. Depreciation on trees and vines commences in the year commercial production is achieved.

     The Company computes depreciation applicable to property, plant and equipment on the straight-line method using the following estimated useful lives:

       Buildings and improvements                   10-45 years
       Machinery and equipment                       3-25 years
       Permanent crops                              10-20 years

     Upon the sale, retirement or abandonment of property, plant and equipment, applicable gains or losses are recognized in income.

     ASSETS HELD FOR SALE   In conjunction with the Company's
     1996 Business Plan, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or net realizable value, consist of both farmland and facilities that were determined not vital to the Company's ongoing operations. The Company has sold certain facilities in 1996 including facilities located in Reedley, Arvin and Thermal.

     OTHER ASSETS   Other assets include professional fees and
     other costs to establish and defend trademark and patent rights. These assets are amortized over a 10-year period on a straight-line basis. Also included in other assets are water rights that were obtained in connection with a 1988 divestiture of the Company's interest in a partnership. The Company is amortizing these water rights over 97 years using the straight-line method.

     PROVISION FOR LOSS ON ASSET DISPOSALS   In 1995 and
     1994, the Company recorded provisions for loss on disposal of assets totaling $4,868,000 and $2,136,000, respectively. Such write-downs represented amounts necessary to reduce the assets to their expected net realizable value.

     REVENUE RECOGNITION The Company recognizes crop sale revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

     REORGANIZATION ITEMS   The net expenses incurred as a
     result of the Chapter 11 filing and subsequent reorganization proceedings have been segregated from recurring operations in the consolidated statements of operations.

     INCOME TAXES   Deferred income taxes on the difference
     between financial statement basis and tax basis of assets and liabilities are provided for at the statutory rates.

     SUPPLEMENTAL CASH FLOW INFORMATION   Cash
     payments for interest were $6,258,000 and $6,673,000 in the years ended December 31, 1995 and 1994, respectively. In 1995 and
     1994 the Company paid income tax, net of refunds, of  $13,000 and $633,000, respectively.

     RESEARCH AND DEVELOPMENT   The Company incurs
     costs to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $393,000 and $1,127,000 for the years ended December 31, 1995 and 1994, respectively.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL
     STATEMENTS   The preparation of consolidated financial
     statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS   In March
     1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121") was issued.
     SFAS No. 121 establishes new guidelines in accounting for the impairment of long-lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated future cash inflows, an impairment loss shall be recorded based on fair value. The Company has not yet adopted SFAS No. 121 but believes that its impact when adopted will not be material.

3.         ACCOUNTS RECEIVABLE

           Accounts receivable consisted of the following (dollars in thousands):

                                        December 31,
                                       1995      1994
                                  ----------  ---------
           Trade receivables       $ 6,791   $    4,107
           Due from unaffiliated
             growers                 1,962          903
           Due from affiliated
             growers                   257          840
           Other                     5,051        5,904
                                   ---------  ---------
                                    14,061       11,754
           Less allowance for
               doubtful accounts       182          368
                                   ---------  ---------
                                   $13,879   $   11,386
                                   ======    ==========
       Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. The amounts due from growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales.
       Other receivables primarily include lemon crop sales, by-product sales, and amounts receivable from joint venture partners.

4.     INVENTORIES

       Inventories consisted of the following (dollars in thousands):

                                        December 31,
                                    -------------------
                                       1995            1994
                                    ----------        --------
               Growing crops         $  8,337    $     9,103
               Pepper seed              2,328          2,950
               Materials and supplies   2,045          1,822
                                     --------     -----------
                                     $ 12,710    $    13,875
                                       =======         ======

       Pepper seed is net of valuation allowance of $395,000 and $375,000 at December 31, 1995 and 1994,
       respectively, to reduce such inventories to their net realizable value.

5.     PROPERTY, PLANT AND EQUIPMENT

       Property, plant and equipment consisted of the following
       (dollars in thousands):

                                                 December 31,
                                              ----------------
                                              1995          1994
                                           -----------    -----------
               Land                        $  27,446      $    39,194
               Permanent crops                42,837           49,217
               Buildings and improvements     27,860           38,607
               Machinery and equipment        19,485           29,562
                                           -----------     ----------
                                             117,628           156,580
               Less accumulated
                depreciation                  35,948            44,492
                                           -----------      ----------
                                            $ 81,680      $    112,088
                                             ========     ============
6.     INCOME TAXES

       Significant components of the Company's deferred income tax assets and liabilities as of December 31, 1995 and 1994 are as follows (dollars in thousands):

                                    1995           1994
                                   ----------  -------------
       Deferred tax liabilities:
        Net fixed asset basis
          difference               $ 23,630     $  22,122
        State taxes                     181           181
                                   ------------   --------
         Total deferred tax
            liabilities              23,811        22,303
       Deferred tax assets:
           Net operating losses      29,779        28,655
           Tax credit carryforwards   1,604         1,760
           Reserve for notes
             receivable               5,769         5,769
           Capitalized legal fees     2,789         2,789
           Basis difference in
              water rights            1,198         1,198
           Deferred crop costs          484         1,685
           Allowance for doubtful
               accounts                  79           159
           Basis difference in
             partnership investments     40            12
           State taxes                  353           353
                                   --------       --------
           Total deferred tax
              assets                 42,095         42,380
           Valuation allowance for
             deferred
             tax assets             (25,784)       (27,577)
             Total deferred tax
               assets, net            16,311         14,803
                                   --------   -------------
             Net deferred
               tax liability       $   7,500     $    7,500
                                   =========     ==========

       The Company has provided a valuation allowance for the tax benefits of deferred tax assets which may not be realizable.

       Income tax expense (benefit) varies from the amount computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:

                                             December 31,
                                           -----------------
                                           1995        1994
                                         --------  ----------
           Statutory federal rate          (34.0)%  (34.0)%
           State taxes, less
              federal benefit              (6.2)%    (6.2)%
           Valuation allowance             40.2 %    40.2 %
                                      -----------    ----------
             Effective rate                 0.0 %     0.0 %
                                       ==========    ==========

       At December 31, 1995, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,439,000 and $8,032,000, respectively, which expires at various dates from 1997 through 2010. In addition, a wholly-owned subsidiary acquired in 1989 has net operating loss carryforwards of approximately $44,950,000 for federal tax purposes, which are subject to an annual limitation for a fifteen-year period. The federal loss carryforwards expire at various dates from 2001 through 2004.

       The Company had investment and research and experimental tax credit carryforwards of approximately $747,000 which expire from 1996 to 2007. The Company also had alternative minimum tax carryforwards of approximately $857,000.

       The utilization of the net operating loss and credit carryforwards could be limited or eliminated by a reduction in liabilities as a result of the Plan and/or by changes in the Company's stock ownership resulting from the Cadiz acquisition.


7.     FINANCING

       Pursuant to the Plan, the Company issued new debt (along with Cadiz common stock) to settle prepetition long-term debt. The following is a discussion of the Company's financing arrangements prior to and as of the Effective Date.

       Prepetition Financing:

       Debt and other financing arrangements of the Company at December 31, 1995 and 1994 were as follows, based on the original contractual maturities:

                                                  December 31,
                                              ------------------
                                                (in thousands)

                                         1995        1994

                                     ------------ -------------
       Secured Debt:
       Revolving credit facility     $ 34,277     $  34,277
       Note payable to an insurance
         company, monthly
         installments of $824,000
         (includes interest), due
         on November 1, 2000,
         interest at 10.6%
         (default interest at
         12.6%)                        77,234        77,234
       Note payable to bank,
         semi-annual installments
         of $750,000, due November
         30, 1999, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at
         prime plus 3.25%)              5,793         5,793
       Note payable to bank,
        annual installments of
        $1,500,000 due November
        30, 1996, interest
        at prime plus 1.25%
        (9.75% at December 31,
        1995), payable quarterly
        (default interest at
        prime plus 3.25%)             10,500         10,500
       Note payable to insurance
        company, monthly
        installments of $60,000
        (includes interest),
        interest at 12.9%              2,838          2,694

       Unsecured Debt
       Note payable to bank,
        due July 1, 1995, interest
        only at 10.0%, payable
        quarterly                     1,500           1,500
       Note payable to partnership,
        due September 1, 1994,
        interest at 13.25%            1,150           1,150
                                     -------         -------
                                     $133,292      $133,148
                                     =========      ========

       All of this prepetition debt has been classified in the accompanying consolidated balance sheets as "Liabilities subject to compromise under reorganization proceedings." As a result of the bankruptcy, all required principal payments on prepetition debt were suspended. For the period subsequent to the Petition Date, interest on the unsecured prepetition debt was not paid or accrued. Interest on secured prepetition debt continued to be accrued in the period subsequent to the Petition Date at the default interest rates. Pursuant to Bankruptcy Court order, adequate protection payments were made on the secured debt amounting to $3,214,000 and $2,259,000 for the years ended December 31, 1995 and 1994, respectively. "Liabilities subject to compromise under reorganization proceedings" included $19,248,000 and $9,098,000 related to unpaid interest accrued on secured debt for the years ended December 31, 1995 and 1994, respectively.

       These credit facilities described above were collateralized by substantially all of the assets of the Company. The Company was in default on substantially all of the covenants under these credit facilities as of December 31, 1995 and 1994.

       Debtor In Possession Financing:

       The Bankruptcy Court entered an order on January 20, 1995 approving a debtor in possession (DIP) financing agreement for the Company in an aggregate amount of $30,000,000. The
       DIP financing granted to the DIP lender security interests in all the real and personal property of the Company including all contract accounts, contract rights, fixtures, copyrights, patents and trademarks. Under the terms of the loan and the Bankruptcy Code, the security interest of the DIP lender had priority over virtually all prepetition claims and Chapter 11 administrative expense claims. The DIP financing also contained a clause to provide adequate protection to certain prepetition secured lenders in the form of (a) replacement liens and (b) payment of specified amounts on the prepetition secured debt to cover interest and professional fees incurred by the lenders.

       Interest on the DIP borrowings was prime plus 1.25%. During 1995, the Company borrowed and repaid up to $21,181,000 under this facility and had no balance outstanding at December 31, 1995. Total interest and fees paid during 1995 related to the DIP facility was $681,000.

       The DIP facility was amended and restated as of February 28, 1996 to extend the facility through the 1996 operating season in an aggregate amount of $20,000,000. The DIP facility expired when the Company emerged from bankruptcy on September 13, 1996.

       Postpetition Financing:

       On or about October 27, 1995, the Bankruptcy Court issued the Weyerhaeuser Order pursuant to which the Company assumed certain agreements with Weyerhaeuser for corrugated shipping containers and related financing. Pursuant to the Weyerhaeuser Order, the Company was required to make certain adequate protection payments and entered into a secured note which had an outstanding balance at December 31, 1995 as follows:

                                              (in thousands)
       Note payable to supplier,
           monthly installments  of            $      2,521
           $104,000 (includes interest),
           due March 1, 1998,
           interest at 10.00%.
       Less: current portion                          1,063
                                                 ----------
                                               $      1,458
                                                ===========
       Plan Financing:

       Pursuant to the Plan, the Company entered into new financing agreements totaling approximately $150 million with its existing secured lenders which are collateralized by substantially all of the assets of the Company. Annual maturities of the debt outstanding upon emergence from bankruptcy on September 13, 1996 (including the postpetition financing) is as follows: 1996-$4,502,000; 1997-$8,789,000;
       1998-$7,970,000; 1999-$9,369,000; 2000-$11,377,000; 2001
       and thereafter - $110,322,000.

8.     PREFERRED STOCK

        In May 1985, the Board of Directors of the Company designated 40,000 shares of Preferred Stock as Series I
       Preferred Stock. Each share of Series I Preferred Stock was convertible into one share of Common Stock and was entitled to receive cash dividends of $30 per share for each of the fiscal years ending on or after September 30, 1987. Such dividends were cumulative under certain circumstances and included other rights such as a liquidation preference per share equal to the sum of $300, plus all accrued but unpaid dividends.

       Pursuant to the Plan, all prepetition ownership interests of the Company, including the Series I Preferred Stock, as of the Effective Date were sold to Cadiz. At that time, accumulated undeclared dividends on the preferred stock of $10,395,000 and $9,240,000 at December 31, 1995 and 1994 were released.

9.     LEASING ARRANGEMENTS

       The Company leases certain parcels of land, facilities, machinery, and equipment under noncancelable operating leases which expire in various years through 2000.

       At December 31, 1995, future minimum lease commitments under noncancellable leases (exclusive of property taxes and insurance) consist of the following (dollars in thousands):

                                    Facilities &
                            Land      Equipment   Total
                          --------  ----------- ---------
       1996               $    119  $  1,543     $ 1,662
       1997                    114       348         462
       1998                    114        60         174
       1999                      0         9           9
       2000                      0         9           9
                         ---------    ------     -------
                          $    347   $ 1,969     $ 2,316
                          ========   =======     ========

       Operating lease payments for the years ended December 31, 1995 and 1994 were $2,554,000 and $4,595,000, respectively.

10.    LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

       Liabilities subject to compromise under reorganization proceedings consisted of the following as of December 31
       (dollars in thousands):

                                       1995         1994
                                   ------------   -----------
         Accounts payable          $  20,792     $  27,667
         Interest payable             19,248         9,098
         Other accrued liabilities     4,123         4,123
         Long-term debt (see
           Note 7)                   133,292       133,148
                                 -----------      -----------
                                  $  177,455     $ 174,036
                                    =========    ==========
11.    COMMITMENTS

       DEBT GUARANTEE   The Company was co-guarantor with
       its partner on a bank loan to the Sun Date partnership (see
       Note 13). The loan totaled $1,150,000 at December 31, 1995 and 1994. In connection with the Sun Date settlement during the bankruptcy proceeding, the Company will be released from this bank guarantee and Cadiz has agreed to guarantee the bank loan up to a maximum of $350,000.

       PURCHASE AGREEMENT   In 1995, the Company entered
       into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

12.    RETIREMENT PLANS

       The Company has a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary and totaled approximately $207,000 and $300,000 for the years ended December 31, 1995 and 1994, respectively. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multiemployer pension plan in accordance with negotiated labor contracts, are generally based on the number of hours worked, and totaled approximately $11,000 and $25,000 for the years ended December 31, 1995 and 1994, respectively.

13.    RELATED PARTY TRANSACTIONS

       AG-ACCOUNTING, INC.   The Company has entered into
       agreements to market products obtained from growers in which a former major stockholder/director of the Company has financial interests and/or farm management contracts. Ag-Accounting, Inc. ("Ag-Accounting"), which is wholly owned by this former stockholder/director, provides accounting services to these affiliated growers. The Company recognized marketing commission revenues from these affiliated growers of $104,000 and $436,000 for the years ended December 31, 1995 and 1994, respectively. The Company makes crop advances and charges for some or all of harvesting, hauling, packing and marketing services provided to these growers.
       These charges are deducted from crop proceeds paid to growers. As of December 31, 1994, the amount due Ag-Accounting from the Company was $404,000 (none in 1995). Amounts due the Company from Ag-Accounting totaled $233,000 and $634,000 as of December 31, 1995 and 1994, respectively. The Company bills the affiliated growers monthly for services and remits net proceeds to each grower for the crops marketed by the Company.
       In certain instances, the Company has also obtained financing for these affiliated growers.

       Costs related to a product incentive program and certain payroll and office expenses of $395,000 and $503,000 were incurred on behalf of Ag-Accounting for the years ended
       December 31, 1995 and 1994, respectively.

       In 1993, the Company determined that receivables due from Ag-Accounting and growers affiliated with Ag-Accounting in the amount of $8,652,000 were uncollectible. These amounts which were written off represent advances made by the Company to Ag-Accounting for operating expenses and to Ag-Accounting ranches for growing and harvesting costs. Under the Plan, Ag-Accounting, the majority stockholder/director, and the affiliated growers have been released from all claims and liabilities related to the Company.

       ANTHONY VINEYARDS, INC.    Anthony Vineyards, Inc. is
       a farming entity owned by a former officer and director of the Company. The Company entered into marketing agreements and provided packing and marketing services to this grower. The Company makes grower advances for harvesting, hauling, and packing materials which are recovered from the grower at the time the Company receives the crop proceeds. The
       Company recognized marketing commission revenues from Anthony Vineyards of $1,277,000 and $980,000 for the years ended December 31, 1995 and 1994, respectively. In addition, at December 31, 1994, the Company had liabilities owed to Anthony Vineyards, Inc. of $841,000 (none in 1995). The amounts due the Company from Anthony Vineyards as of December 31, 1995 and 1994 were $26,000 and $125,000, respectively.

       STOCKHOLDERS   In 1993, the Company determined that
       $3,771,000 in receivables due from stockholders were uncollectible and were written off. As part of the Plan, all liabilities and claims between the former stockholders and the Company have been released.

       LSL BIOTECHNOLOGIES, INC.   LSL Biotechnologies,
       Inc. (LSL) is an entity that develops, produces and markets seed varieties in which former officers and/or directors of the Company have or had ownership interests. The Company and LSL entered into growing agreements and seed purchase contracts related to peppers and tomatoes. For the year ended December 31, 1994, the Company made royalty payments to LSL of $1,339,000 (none in 1995). During the bankruptcy proceeding, LSL made significant claims for prepetition and postpetition amounts owed by the Company under the agreements which the Company disputed. On September 9, 1996, an agreement between the Company and LSL was reached that settled all LSL pre and postpetition claims against the Company. The settlement included the allowance of the prepetition unsecured claim for $900,000, and postpetition administrative claim of $650,000 for postpetition royalties owed to LSL for pepper and tomato sales. In addition, the Company agreed to convey the trade name and trademark Le
       Rouge Royale(R) to LSL and obtained a license to utilize the trademark until December 31, 1997 for an additional royalty of $100,000.

       THE IRVINE COMPANY   The Company had orchard and
       row crop farming, packing and marketing agreements with The Irvine Company. A former major stockholder/director of the Company owned stock in and was a director of The Irvine Company, a large land owner and developer in Southern California. In 1993, the orchard agreement was terminated and in 1994 the row crop agreement was terminated. As of December 31, 1995 and 1994, the Company had liabilities owed to The Irvine Company, primarily for land rent and crop proceeds, of $4,946,000 and $5,400,000, respectively. In connection with the Plan, the Company agreed to allow a claim of $5,000,000 in settlement of Irvine's prepetition liability and claim against the Company.

       AMERICAN SUNMELON   For the years ended December
       31, 1995 and 1994, the Company made payments to American Sunmelon of $849,000 and $1,101,000, respectively, primarily for royalty payments and seed purchases. As of December 31, 1995 and 1994, the Company had liabilities owed to American Sunmelon of $128,000 and $210,000, respectively. The Company's share of partnership income from American
       Sunmelon was $1,111,000 and $480,000 for the years ended December 31, 1995 and 1994, respectively.

       SUN DATE   On September 9, 1996, the Company and Sun
       Date entered into an agreement that included a release or settlement of all prepetition claims between Sun Date and the Company, and included provisions for the Company to sell the dates produced by Sun Date. A former major stockholder/director of the Company, prior to September 13, 1996, had ownership interests in various date farming partnerships that provided unprocessed dates to Sun Date. For the years ended December 31, 1995 and 1994, the Company recognized marketing commissions from date sales of $116,000 and $68,000, respectively. In addition, as of December 31, 1995 and 1994, the Company had liabilities payable to Sun Date of $1,175,000 and $1,546,000, respectively, including a $1,150,000 prepetition note payable which was settled as described above. The Company's share of the partnership loss from Sun Date was $677,000 and $669,000 for the years ended December 31, 1995 and 1994, respectively.

14.    CONTINGENCIES

       The Internal Revenue Service (IRS) has filed claims against the Company, and certain subsidiaries, for taxes refunded to the Company for certain workers that the IRS claims were employees. The Company contends that the workers are excluded from the definition of employment under the Internal Revenue Code. A complaint has been filed by the Company in the Bankruptcy Court seeking refunds of taxes paid on account of agricultural workers for other years. The Company intends to object to the claims asserted by the IRS. The total amount of claims filed against the Company are approximately $4,300,000 including tax deficiency, interest and penalties. At December 31, 1995 and 1994, the Company has recorded a reserve for these claims representing management's best estimate of the ultimate amount that will be paid.

       On January 3, 1996, the Company brought an action against Corona College Heights Orange & Lemon Association (CCH) alleging breach of contract, intentional interference with economic advantage and unfair competition. On April 17, 1996, CCH counterclaimed against the Company, alleging breach of contract, breach of fiduciary duty, negligence, fraud and deceit, negligent misrepresentation, constructive fraud, intentional interference with prospective economic advantage, unjust enrichment and constructive trust and accounting. This matter is in the early stages of discovery.

       In the normal course of agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. The Company has had regulatory agencies conduct inspections and there has been a claim asserted relating to these materials. Although the Company does not believe remedial action, if any, will require the expenditure of funds material to the Company's financial condition, no assurance can be given regarding the outcome of environmental claims, investigations or remedial actions in the future.

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


                   * * * * * *



        REPORT OF INDEPENDENT ACCOUNTANTS


November 22, 1996


To the Board of Directors and
Shareholders of Sun World International, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Sun World International, Inc. and its subsidiaries (the Company) at September
13, 1996, and the results of their operations and their cash flows for the period January 1, 1996 through September 13, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 1, the Company and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code on October 3, 1994. On July 12, 1996, the Bankruptcy Court confirmed the
Plan of Reorganization (the Plan) which became effective on September 13, 1996. Concurrent with the approval of the Plan, the Company was acquired by Cadiz Land Company, Inc. The accompanying consolidated financial statements do not include any adjustments for the forgiveness of indebtedness or for the adjustment of assets and other liabilities which will result from the Plan nor do they give effect to any adjustments which may be necessary as a consequence of the acquisition.


/s/ Price Waterhouse LLP
    -----------------------

SUN WORLD INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(Dollars in thousands)

                                               September 13,
                                                   1996
ASSETS                                      ------------------
Current assets:
  Cash                                        $  17,113
  Accounts receivable, net                       18,347
  Inventories                                    12,991
  Assets held for sale                           15,074
  Prepaid expenses and other                      1,241
                                              --------------
     Total current assets                        64,766

Investment in partnerships                        1,752

Property, plant and equipment, net               80,723
Other assets                                      5,425
                                              ---------------
                                              $ 152,666
                                              =========

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
  Accounts payable                            $  11,710
  Accrued liabilities                             1,878
  Long term debt due within one year              1,269
                                              ---------------
     Total current liabilities                   14,857

Long term debt                                    1,484

Deferred revenue and other                           59

Liabilities subject to compromise
  under reorganization proceedings              180,249

Deferred income taxes                             7,500

Commitments and contingencies

Stockholders' deficit:
  Convertible 10% preferred stock,
    75,000 shares authorized;
    38,501 shares issued and
    outstanding (liquidation
    preference $11,550,000)                     11,550
  Common stock, $1 par value,
    300,000 shares authorized;
    42,000 shares issued and outstanding            42
  Additional paid in capital                    29,350
  Accumulated deficit                          (92,425)
                                              ---------
     Total stockholders' deficit               (51,483)
                                              ---------
                                              $ 152,666
                                              =========

  See accompanying notes to the consolidated financial statements.


SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF OPERATIONS AND  ACCUMULATED
DEFICIT
 (Dollars in thousands)

                                            January 1 to
                                           September 13,
                                              1996
                                           --------------
Revenues                                      $77,938
                                             ---------
Costs and expenses:

          Cost of sales                        60,300
          General and administrative            5,934
                                             ---------
                                               66,234
                                              --------
          Operating income                     11,704

Other income                                     (242)
Interest expense                                10,806
                                          ------------

Net income before reorganization items           1,140
                                          ------------

Reorganization items:

         Professional fees                      4,085
          Adequate protection fees              3,007
          Interest income                        (500)
                                              ------------
               Total reorganization items       6,592
                                              ------------
               Net loss                        (5,452)

Accumulated deficit beginning of year         (86,973)
                                              -------------
Accumulated deficit at September 13, 1996    $(92,425)
                                              ========

          See accompanying notes to the consolidated financial statements.



SUN WORLD INTERNATIONAL, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Dollars in thousands)


                                          January 1 to
                                         September 13,
                                              1996
                                     ---------------------
Cash flows from operating activities:
     Net loss                           $     (5,452)
     Adjustments to reconcile
       net loss to cash used in
       operating activities:
          Depreciation and amortization        4,085
          Gain on sale of  property,
            plant and equipment                  (10)
          Share of  partnership operations      (628)
          Changes in operating assets
              and liabilities:
          Increase in accounts receivable,
              net                             (4,468)
          Increase in inventories               (340)
          Decrease in prepaid expenses
              and other                          112
          Decrease in accounts payable        (2,216)
          Decrease in accrued liabilities       (196)
          Decrease in deferred revenue
              and other                          (20)
                                          -------------
                                              (9,133)
                                          -------------
Increase in liabilities subject to
  compromise under
  reorganized proceedings                      2,794
                                           ------------
         Net cash used in
          operating activities                (6,339)
                                             -------------
Cash flows from investing activities:
         Additions to property,
           plant and equipment                (2,321)
         Additions to developing crops          (462)
         Partnership distributions               825
         Increase in other assets             (1,146)
         Proceeds from disposal of
           property, plant & equipment         2,991
                                        ------------
            Net cash used in investing
              activities                        (113)
                                        -------------
Cash flows from financing activities:
         Increase in long term debt            1,050
         Payments of long term debt             (818)
         Proceeds from short term borrowings  46,711
         Payments on short term borrowings   (46,711)
                                         ------------
            Net cash provided by
              financing activities               232
                                         ------------
Net decrease in cash                          (6,220)
                                         -------------
Cash at beginning of year                     23,333
                                          ------------
Cash at September 13, 1996                   $17,113
                                             ========

            See accompanying notes to the consolidated financial statements.

SUN WORLD INTERNATIONAL, INC.
Notes to Consolidated Financial Statements

1. NATURE OF OPERATIONS AND REORGANIZATION UNDER CHAPTER 11

   Sun World International, Inc. ("SWII") and its subsidiaries
   (collectively the "Company") own and farm approximately 21,000 acres in two major growing areas of California, the Southern San Joaquin Valley and Coachella Valley. Fresh produce, including table grapes, tree fruit, peppers and watermelon are marketed, packed and shipped to food wholesalers and retailers located throughout the United States and in certain foreign countries. Export sales accounted for approximately 7.5% of the Company's sales for the period ended January 1, 1996 to September 13, 1996. As of
   September 13, 1996, the Company owned and operated five cold storage and/or packing facilities located in California.

   On October 3, 1994, SWII and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since that date, the companies had been operating under bankruptcy protection and had been negotiating with all parties to the bankruptcy proceedings in an effort to develop a Plan of Reorganization (the "Plan"). On July 12, 1996, the Bankruptcy
   Court confirmed the Plan, which became effective on September 13, 1996 (the"Effective Date"). Pursuant to the Plan, SWII, Sun World, Inc., Coachella Growers and Sun Desert, Inc. (all wholly owned subsidiaries of SWII) emerged from the Chapter 11 Bankruptcy proceedings and 100% of SWII's stock (both preferred and common) was acquired by Cadiz Land Company, Inc. ("Cadiz"). The Plan also provided for, among other things, the cancellation of certain indebtedness in exchange for cash, elimination of all intercompany debts, new indebtedness, issuance of new equity securities, the discharge of other prepetition claims, the cancellation of all prepetition ownership interests in the Company, the settlement of certain claims and mutual releases of certain claims of the Company and other persons or entities (including certain affiliated persons or entities), the assumption or rejection of executory contracts and unexpired leases to which the Company was a party, and the establishment of procedures for the selection of a Board of Directors for the Company. The Plan did not provide for the reorganization of the estate or the resolution of outstanding third party claims and equity interests for AAI Services, Inc., a wholly owned subsidiary of SWII.

   Cadiz acquired all of the capital stock of the Company for total consideration of approximately $179 million including approximately $150 million which will be owed to the Company's existing secured lenders through issuance of new notes. In addition, Cadiz made a cash capital contribution of $15 million to the Company to provide additional operating capital.

   The following table summarizes the recoveries to the prepetition creditors and equity holders pursuant to the Plan based upon the Company's estimate of total claims to be allowed as of September 13, 1996 (dollars in thousands) (unaudited):

                                 Recovery
     -----------------------------------------------------------------
                     Estimated                           Cadiz
                    Allowed Claims            Long term  Common    Total
Claims/Interest       Amount (1)     Cash       Debt      Stock    Recovery
----------------------------------------------------------------------------
Administrative,
  Tax and Priority  $  5,000       $  5,000  $      0    $     0   $  5,000
Credit Agricole
  Secured Debt        58,621          3,500    55,121          0     58,621
John Hancock
  Secured Debt        93,084          2,000    91,084          0     93,084
Zenith Secured
  Debt                 3,065            250     2,575        240      3,065
Other Secured
  Debt                 1,050              0     1,050          0      1,050
General Unsecured
  Claims              20,800         12,500         0          0     12,500
Convertible
  Preferred Stock
  and Common Stock    11,592          3,000         0      2,487      5,487
                    --------       -------- ---------  ----------   --------
                    $193,212       $ 26,250 $ 149,830    $ 2,727   $178,807
                    ========        =======  ========    ========  ========

(1) Excludes any recovery to the Internal Revenue Service for claims as further discussed by Note 14.

     Management believes that the aggregate fair value of the Company's long term debt issued pursuant to the Plan approximates the aggregate book value.

     The Plan provided for a consolidation of the assets and liabilities of SWII and its subsidiaries and pursuant to the Plan, SWII was merged into Sun World, Inc. with the surviving corporation retaining the name of Sun World International, Inc. All payments and distributions required by the Plan to be made by SWII or any of its subsidiaries in respect of prepetition claims have been made or provided for, and SWII and its subsidiaries expect to have no further obligation with respect to any prepetition claims.

     Cadiz intends to account for this acquisition using the purchase method which will materially change the amounts reported in the accompanying consolidated balance sheet as of September 13, 1996. The consolidated financial statements do not give effect to adjustments of assets or liabilities, or classifications of such amounts, which may be necessary as a consequence of the Cadiz acquisition.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF ACCOUNTING   The consolidated financial statements
     include the accounts of SWII and its subsidiaries, substantially all of which are wholly owned. All significant intercompany transactions have been eliminated.

     The Company has accounted for all transactions related to the Chapter 11 proceedings in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," issued by the American Institute of Certified
     Public Accountants. Accordingly, liabilities subject to compromise under reorganization proceedings have been segregated on the consolidated balance sheet and are recorded at the amounts that have been or are expected to be allowed based upon known claims. The accompanying financial statements do not include any adjustments for the forgiveness of indebtedness or for the adjustment of assets or other liabilities which will result from the Plan.

     INVENTORIES   Growing crops, pepper seed, and materials and
     supplies are stated at the lower of cost, on a first in, first out (FIFO) basis, or net realizable value. Growing crops inventory includes direct costs and an allocation of indirect costs.

     INVESTMENT IN PARTNERSHIPS   Wholly owned subsidiaries
     of the Company have investments in various partnerships. The Company's two principal partnerships are Sun Date and American Sunmelon, both of which are 50% owned. American Sunmelon is engaged in proprietary seed development, production, and marketing of seedless watermelons. Sun Date is engaged in the marketing, processing, and farming of dates. These partnership investments are accounted for using the equity method.

     PROPERTY, PLANT AND EQUIPMENT   Property, plant and
     equipment is stated at cost for all acquisitions subsequent to September 30, 1983. All property, plant and equipment acquired prior to September 30, 1983 was restated to estimated fair value at that date in connection with the Company's quasi-reorganization.

     The Company capitalizes the direct and certain indirect costs of planting and developing orchards and vineyards until they reach maturity, which varies by crop and ranges from three to seven years. Depreciation on trees and vines commences in the year commercial production is achieved.

     The Company computes depreciation applicable to property, plant and equipment on the straight line method using the following estimated useful lives:

          Buildings and improvements  10-45 years
          Machinery and equipment      3-25 years
          Permanent crops             10-20 years

     Upon the sale, retirement or abandonment of property, plant and equipment, applicable gains or losses are recognized in income.

     ASSETS HELD FOR SALE   In conjunction with the Company's
     1996 Business Plan, specific properties were identified to be sold. These properties, which are included in the accompanying consolidated balance sheet at the lower of cost or fair value less estimated costs to sell, consist of both farmland and facilities that were determined not vital to the Company's on going operations. It is expected that the assets will be sold within twelve months from the balance sheet date.

     OTHER ASSETS   Other assets include professional fees and other
     costs to establish and defend trademark and patent rights. These assets are amortized over a 10 year period on a straight line basis. Also included in other assets are water rights that were obtained in connection with a 1988 divestiture of the Company's interest in a partnership. The Company is amortizing these water rights over 97 years using the straight line method.

     REVENUE RECOGNITION   The Company recognizes crop sale
     revenue after harvest and delivery to customers. Packing revenues are recognized as units are packed. Marketing commission revenues are recognized at the time of product shipment.

     REORGANIZATION ITEMS   The net expenses incurred as a
     result of the Chapter 11 filing and subsequent reorganization proceedings have been segregated from recurring operations in the consolidated statement of operations.

     INCOME TAXES   Income taxes are accounted for using an asset
     and liability approach which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities at the applicable enacted tax rates.

     SUPPLEMENTAL CASH FLOW INFORMATION   Cash
     payments for interest were $9,308,000 for the period ended January 1, 1996 to September 13, 1996. In 1996 the Company paid income tax, net of refunds, of $11,000.

     RESEARCH AND DEVELOPMENT   The Company incurs costs
     to research and develop new varieties of proprietary products. Research and development costs are expensed as incurred. Such costs were approximately $296,000 for the period ended January 1, 1996 to September 13, 1996.

     USE OF ESTIMATES IN PREPARATION OF FINANCIAL
     STATEMENTS   The preparation of financial statements in
     conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes. Actual results could differ from these estimates.

     RECENTLY ISSUED ACCOUNTING STANDARDS   In March
     1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed of ("SFAS 121") was issued. SFAS
     No. 121 establishes new guidelines in accounting for the impairment of long lived assets, including identifiable intangibles. When circumstances indicate that the carrying amount of an asset may not be recoverable as demonstrated by estimated future cash inflows, an impairment loss shall be recorded based on fair value. The adoption of SFAS No. 121 in 1996 resulted in no adjustments to the financial statements.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following (dollars in thousands):


                                      September 13
                                            1996
                                    ----------------
             Trade receivables             $14,178
             Due from unaffiliated growers     709
             Other                           3,642
                                           -------
                                            18,529
               Less allowance for doubtful
                accounts                       182
                                       -----------
                                           $18,347
                                         =========

       Substantially all domestic trade receivables are from large national and regional supermarket chain stores and produce brokers and are unsecured. The amounts due from growers represent receivables for services (harvest, haul and pack) provided on behalf of growers under agreement with the Company and are recovered from proceeds of product sales.
       Other receivables primarily include lemon crop sales, by product sales, and amounts receivable from joint venture partners.

4.     INVENTORIES

       Inventories consisted of the following (dollars in thousands):

                                       September 13,
                                            1996
                                      ------------
               Growing crops               $ 6,732
               Harvested product             1,912
               Pepper seed                   2,206
               Materials and supplies        2,141
                                          -----------
                                           $12,991
                                          =========

        Pepper seed is net of a valuation allowance of $395,000 at September 13, 1996, to reduce such inventories to their net realizable value.

5.      PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment consisted of the following
        (dollars in thousands):

                                              September 13,
                                                  1996
                                          ------------------
               Land                             $  27,446
               Permanent crops                     43,764
               Buildings and improvements          27,236
               Machinery and equipment             20,250
                                            -------------
                                                  118,696
               Less accumulated depreciation       37,973
                                            -------------
                                                $  80,723
                                              ============


6.    INCOME TAXES

       Significant components of the Company's deferred income tax assets and liabilities as of September 13, 1996, are as follows (dollars in thousands):

       Deferred tax liabilities:
           Net fixed asset basis difference                        $23,078
           State taxes                                                 181
                                                                   --------
             Total deferred tax liabilities                         23,259
       Deferred tax assets:
           Net operating losses                                     29,779
           Tax credit carryforwards                                  1,549
           Reserve for notes receivable                              5,769
           Capitalized legal fees                                    4,447
           Basis difference in water rights                          1,198
           Allowance for doubtful accounts                              79
           Basis difference in partnership investments                 290
           Revolving funds reserve                                     114
           State taxes                                                 353
                                                                   -------
             Total deferred tax assets                              43,578

           Valuation allowance for deferred tax assets             (27,819)
             Total deferred tax assets, net                         15,759
                                                                 -----------
             Net deferred tax liability                            $ 7,500
                                                                    =======
       The Company has provided a valuation allowance for the tax benefits of deferred tax assets which may not be realizable.

       Income tax expense (benefit) varies from the amount
       computed by applying the statutory federal income tax rate to the income (loss) before income taxes. The reasons for this difference are as follows:
                                               September 13,
                                                    1996
                                               ---------------
             Statutory federal rate                (34.0%)
             State taxes, less federal benefit      (6.2%)
             Valuation allowance                     40.2%
                                                -----------

                 Effective rate                       0.0%
                                                  ========

       At September 13, 1996, the Company had net operating loss carryforwards for federal and state income tax purposes of approximately $40,439,000 and $8,032,000, respectively, which expire at various dates from 1997 through 2011. In addition, a wholly owned subsidiary acquired in 1989 has net operating loss carryforwards of approximately $44,950,000 for federal tax purposes, which are subject to an annual limitation for a fifteen year period. The federal loss carryforwards expire at various dates from 2001 through 2004.

       The Company had investment and research and experimental tax credit carryforwards of approximately $692,000 which expire from 1997 to 2007. The Company also had alternative minimum tax carryforwards of approximately $857,000.

       The utilization of the net operating loss and credit carryforwards could be limited or eliminated by a reduction in liabilities as a result of the Plan and/or by changes in the Company's stock ownership resulting from the Cadiz acquisition.

7.     FINANCING

       Pursuant to the Plan, the Company issued new debt (along with Cadiz common stock) to settle prepetition long term debt. The following is a discussion of the Company's financing arrangements prior to and as of the Effective Date.

       Prepetition Financing:

       Debt and other financing arrangements of the Company at
       September 13, 1996 were as follows, based on the original
       contractual maturities:
                                      September 13,
                                            1996
                                      --------------
                                      (in thousands)

       Secured Debt:
       Revolving credit facility        $  34,277
       Note payable to an insurance
          company, monthly installments
          of $824,000 (includes
          interest), due on November
          1, 2000, interest
          at 10.6% (default interest
         at 12.6%)                         77,234
       Note payable to bank, semi
         annual installments
         of $750,000, due November
         30, 1999, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at
         prime plus 3.25%)                 5,793
       Note payable to bank,
         annual installments of
         $1,500,000 due November 30,
         1996, interest
         at prime plus 1.25%
         (9.75% at December 31,
         1995), payable quarterly
         (default interest at prime
         plus 3.25%)                      10,500

       Note payable to insurance
        company, monthly
        installments of $60,000
        (includes interest), interest
         at 12.9%                          2,838

       Unsecured Debt:
       Note payable to bank,
         due July 1, 1995, interest
         only at 10.0%, payable
         quarterly                         1,500
       Note payable to partnership,
         due September 1, 1994,
           interest at 13.25%              1,150
                                         --------
                                       $ 133,292
                                       ==========

       All of this prepetition debt has been classified in the accompanying consolidated balance sheet as "Liabilities subject to compromise under reorganization proceedings." As a result of the bankruptcy, all required principal payments on prepetition debt were suspended. For the period subsequent to the Petition Date, interest on the unsecured prepetition debt was not paid or accrued. Interest on secured prepetition debt continued to be accrued in the period subsequent to the Petition Date at the default interest rates. Pursuant to Bankruptcy Court order, adequate protection payments (including $3,417,000 in asset sale proceeds) were made on the secured debt amounting to $11,650,000 for the period from January 1, 1996 to September
       13, 1996. "Liabilities subject to compromise under reorganization proceedings" included $18,486,000 related to unpaid interest accrued on secured debt and $5,642,000 of unpaid professional fees incurred by the secured lenders as of September 13, 1996. Pursuant to the Plan, this accrued but unpaid interest and unpaid professional fees have been included as part of the principal balance of the respective new financing agreements.

       These credit facilities described above were collateralized by substantially all of the assets of the Company. The Company was in default on substantially all of the covenants under these credit facilities as of September 13, 1996.

       Debtor In Possession Financing:

       The Bankruptcy Court entered an order on January 20, 1995 approving a debtor in possession (DIP) financing agreement for the Company in an aggregate amount of $30,000,000. The DIP facility was amended and restated as of February 28, 1996 to extend the facility through the 1996 operating season in an aggregate amount of $20,000,000. The DIP financing granted to the DIP lender security interests in all the real and personal property of the Company including all contract accounts, contract rights, fixtures, copyrights, patents and trademarks.
       Under the terms of the loan and the Bankruptcy Code, the security interest of the DIP lender had priority over virtually all prepetition claims and Chapter 11 administrative expense claims.
       The DIP financing also contained a clause to provide adequate protection to certain prepetition secured lenders in the form of (a) replacement liens and (b) payment of specified amounts on the prepetition secured debt to cover interest and professional fees incurred by the lenders.

       Interest on the DIP borrowings was prime plus 1.25%.  During
       1996, the Company borrowed and repaid up to $6,790,000 under this facility and had no balance outstanding at September 13, 1996. Total interest and fees paid during 1996 related to the DIP facility was $106,000.

       The DIP facility expired when the Company emerged from bankruptcy on September 13, 1996.

       Postpetition Financing:

       On or about October 27, 1995, the Bankruptcy Court issued the Weyerhaeuser Order pursuant to which the Company assumed certain agreements with Weyerhaeuser for corrugated shipping containers and related financing. Pursuant to the Weyerhaeuser Order, the Company was required to make certain adequate protection payments and entered into a secured note. In addition, during 1996, the Company, with Bankruptcy Court approval, agreed to purchase certain equipment which had been under lease and entered in a secured note. The outstanding balances at September 13, 1996 for these notes were as follows:

                                                  (in thousands)
       Note payable to supplier,
           monthly installments  of            $   1,728
           $104,000 (includes interest),
           due March 1, 1998,
           interest at 10.00%.

       Note payable to financing company,
           monthly installments
           of $18,155 (includes interest),
           due July 1, 2002,
           interest at 7.50%                        1,025
                                               ----------
                                                    2,753

       Less: current portion                        1,269
                                              -----------
                                                $   1,484
                                               ==========
       Plan Financing:

       Pursuant to the Plan, the Company entered into new financing agreements totaling approximately $150 million with its existing secured lenders which are collateralized by substantially all of the assets of the Company. These financing agreements require, among other terms, minimum amounts, as defined, of working capital and tangible net worth and minimum ratios of current assets to current liabilities and indebtedness to net worth. Annual maturities of the debt outstanding upon emergence from bankruptcy on September
       13, 1996 is as follows:  remainder of 1996-$3,705,000; 1997-$8,789,000;
       1998-$7,970,000; 1999-$9,369,000; 2000-$11,377,000; 2001 and thereafter
        - $110,322,000.

8.     PREFERRED STOCK

        In May 1985, the Board of Directors of the Company designated 40,000 shares of Preferred Stock as Series I
       Preferred Stock. Each share of Series I Preferred Stock was convertible into one share of Common Stock and was entitled to receive cash dividends of $30 per share for each of the fiscal years ending on or after September 30, 1987. Such dividends were cumulative under certain circumstances and included other rights such as a liquidation preference per share equal to the sum of $300, plus all accrued but unpaid dividends.

       Pursuant to the Plan, all prepetition ownership interests of the Company, including the Series I Preferred Stock, as of the Effective Date were sold to Cadiz. At that time, accumulated undeclared dividends on the preferred stock of $10,395,000 at September 13, 1996 were released.

9.     LEASING ARRANGEMENTS

       The Company leases certain parcels of land, facilities, machinery, and equipment under non cancelable operating leases which expire in various years through 2000.

       At September 13, 1996, future minimum lease commitments under noncancellable leases (exclusive of property taxes and insurance) consist of the following for each fiscal year ended December 31 (dollars in thousands):

                                 Facilities &
                           Land   Equipment     Total
                           ------ ----------    -------
       1996                $  61  $   344        $   405
       1997                  117      351            468
       1998                  102       51            153
       1999                    3        0              3
       2000                    3        0              3
                       ---------   ---------    --------
                          $  286  $   746        $ 1,032
                          =======  =======       =======

       Total operating lease rental expense for the period ended
       January 1, 1996 to September 13, 1996 was $862,000.


10.    LIABILITIES SUBJECT TO COMPROMISE UNDER REORGANIZATION PROCEEDINGS

       Liabilities subject to compromise under reorganization proceedings consisted of the following as of September 13, 1996 (dollars in thousands):



           Accounts payable                            $  24,348

           Interest payable                               18,486

           Other accrued liabilities                       4,123

           Long term debt (see Note 7)                   133,292
                                                   -------------
                                                       $ 180,249
                                                        ========
11.    COMMITMENTS

       DEBT GUARANTEE   The Company was co guarantor with
       its partner on a bank loan to the Sun Date partnership (see
       Note 13). The loan totaled $1,150,000 at September 13, 1996. In connection with the Sun Date settlement during the bankruptcy proceeding, the Company will be released from this bank guarantee and Cadiz has agreed to guarantee the bank loan up to a maximum of $350,000.

       PURCHASE AGREEMENT   In 1995, the Company entered
       into an agreement with its major corrugated container supplier in connection with a prepetition liability settlement. The settlement stipulated that the original agreement to purchase containers from the supplier would remain in effect until March 21, 1998 and required the Company to issue a secured note payable to the supplier (see Note 7). Thereafter, the original agreement will automatically renew unless either party gives written notice ninety days prior to the end of the renewal period.

12.    RETIREMENT PLANS

       The Company established on January 1, 1996 a 401(k) Plan for salaried employees. Employees must work 1,000 hours and have completed one year service to be eligible to participate in this plan. The Company contributed $105,000 to the plan for the period from January 1, 1996 to September 13, 1996.

       The Company has a defined contribution pension plan covering substantially all of its employees not covered by a collective bargaining agreement, with at least one year of service and who have worked at least 1,000 hours. Contributions are 2% of each covered employee's salary.
       There were no contributions made for the period from January 1, 1996 to September 13, 1996. For those hourly employees covered under a collective bargaining agreement, contributions are made to a multiemployer pension plan in accordance with negotiated labor contracts and are generally based on the number of hours worked. There were no contributions made to these plans for the period from January 1, 1996 to September 13, 1996.

13.    RELATED PARTY TRANSACTIONS

       AG ACCOUNTING, INC.   The Company has entered into
       agreements to market products obtained from growers in which a former major stockholder/director of the Company has financial interests and/or farm management contracts. Ag Accounting, Inc. ("Ag Accounting"), which is wholly owned by this former stockholder/director, provides accounting services to these affiliated growers. The Company recognized marketing commission revenues from these affiliated growers of $151,000 for the period January 1, 1996 to September 13, 1996. The Company makes crop advances and charges for some or all of harvesting, hauling, packing and marketing services provided to these growers. These charges are deducted from crop proceeds paid to growers. Amounts due the Company from Ag Accounting totalled $84,000 as of September 13, 1996. The Company bills the affiliated growers monthly for services and remits net proceeds to each grower for the crops marketed by the Company. In certain instances, the Company has also obtained financing for these affiliated growers. Costs related to a product incentive program of $115,000 were incurred on behalf of Ag
       Accounting for the period from January 1, 1996 to September
       13, 1996.

       ANTHONY VINEYARDS, INC.    Anthony Vineyards, Inc. is
       a farming entity owned by a former officer and director of the Company. During 1996, the Company entered into marketing agreements and provided packing and marketing services to this grower. The Company makes grower advances for harvesting, hauling, and packing materials which are recovered from the grower at the time the Company receives the crop proceeds. At September 13, 1996, the Company owed Anthony Vineyards, Inc. $706,000 for net crop proceeds received. The Company recognized marketing commission revenues from Anthony Vineyards of $717,000 for the period from January 1, 1996 to September 13, 1996.

       LSL BIOTECHNOLOGIES, INC.   LSL Biotechnologies,
       Inc. (LSL) is an entity that develops, produces and markets seed varieties in which former officers and/or directors of the Company have or had ownership interests. The Company and LSL entered into growing agreements and seed purchase contracts related to peppers and tomatoes. During the bankruptcy proceeding, LSL made claims for prepetition and postpetition amounts owed by the Company under the agreements which the Company disputed. On September 9, 1996, an agreement between the Company and LSL was reached that settled all LSL pre and postpetition claims against the Company. The settlement included the allowance of a prepetition unsecured claim in the amount of $900,000 and a postpetition administrative claim of $650,000 for postpetition royalties owed to LSL for pepper and tomato sales. The prepetition allowed claim of $900,000 is included in "Liabilities subject to compromise under reorganization proceedings" in the accompanying balance sheet. The postpetition allowed claim of $650,000 is included in accounts payable in the accompanying balance sheet. In addition, the Company agreed to convey the trade name and trademark Le
       Rouge Royale to LSL and obtained a license to utilize the trademark until December 31, 1997 for an additional royalty of $100,000.

       THE IRVINE COMPANY   In prior years, the Company had
       orchard and row crop farming, packing and marketing agreements with The Irvine Company. A former major stockholder/director of the Company owned stock in and was a director of The Irvine Company, a large land owner and developer in Southern California. In 1993, the orchard agreement was terminated and in 1994 the row crop agreement was terminated. As of September 13, 1996, the Company had liabilities owed to The Irvine Company, primarily for land rent and crop proceeds, of $5,000,000, which will be settled for sixty percent of the total amount pursuant to the Plan.

       AMERICAN SUNMELON   For the period from January 1,
       1996 through September 13, 1996, the Company made payments to American Sunmelon of $461,000 primarily for royalty payments and seed purchases. As of September 13, 1996, the Company had liabilities owed to American
       Sunmelon of $188,000.

       SUN DATE   Prior to September 13, 1996, a former major
       stockholder/director of the Company had ownership interests in various date farming partnerships that provided unprocessed dates to Sun Date. For the period January 1, 1996 through September 13, 1996, the Company recognized marketing commissions from date sales of $37,000. In addition, as of September 13, 1996, the Company had liabilities payable to Sun Date of $1,163,00, including a $1,150,000 prepetition note payable which will be settled for sixty percent of the total outstanding balance pursuant to the Plan.

14.    CONTINGENCIES

       The Internal Revenue Service (IRS) has filed claims against the Company, and certain subsidiaries, for taxes refunded to the Company for certain workers that the IRS claims were employees. The Company contends that the workers are excluded from the definition of employment under the Internal Revenue Code. A complaint has been filed by the Company in the Bankruptcy Court seeking refunds of taxes paid on account of agricultural workers for other years. The Company intends to object to the claims asserted by the IRS. The total amount of claims filed against the Company are approximately $4,300,000 including tax deficiency, interest and penalties. At September 13, 1996, the Company has recorded a reserve for these claims representing management's best estimate of the ultimate amount that will be paid.

       On January 3, 1996, the Company brought an action against Corona College Heights Orange & Lemon Association (CCH) alleging breach of contract, intentional interference with economic advantage and unfair competition. On April 17, 1996, CCH counterclaimed against the Company, alleging breach of contract, breach of fiduciary duty, negligence, fraud and deceit, negligent misrepresentation, constructive fraud, intentional interference with prospective economic advantage, unjust enrichment and constructive trust and accounting. This matter is in the early stages of discovery.

       In the normal course of agricultural operations, the Company handles, stores, transports and dispenses products identified as hazardous materials. The Company has had regulatory agencies conduct inspections and there has been a claim asserted relating to these materials. Although the Company does not believe remedial action, if any, will require the expenditure of funds material to the Company's financial position, no assurance can be given regarding the outcome of environmental claims, investigations or remedial actions in the future.

       The Company is involved in other legal and administrative proceedings and claims. In the opinion of management, the ultimate outcome of each proceeding or all such proceedings combined will not have a material adverse impact on the Company's financial statements.


DESCRIPTION OF TRANSACTION
--------------------------
On September 13, 1996, Cadiz Land Company, Inc. (the "Company") acquired all of the stock of a reorganized Sun World International, Inc. ("Sun World") pursuant to a consensual plan of reorganization (Debtors' Modified Fourth Amended Consolidated Plan of Reorganization dated June
3, 1996 (Modified) which was confirmed by the U.S. Bankruptcy Court at a hearing on July 12, 1996 (the "Plan"). Total consideration was approximately $179 million of which approximately $150 million will be owed to Sun World's existing secured lenders through a restructuring of previously existing debt. In addition, the Company made a capital contribution of $15 million to Sun World, with the intent of eliminating the requirement for Sun World to have any additional debt facilities beyond those owed to its existing secured creditors.

The acquisition is accounted for by the purchase method of accounting for business combinations and, accordingly, the cost to acquire the assets of Sun World was allocated to the underlying net assets to the extent of their respective fair values. The pro forma adjustments reflected in the pro forma information have been based on an estimated purchase price allocation, which management is currently in the process of finalizing.

The unaudited pro forma balance sheet reflecting this transaction is not required and, accordingly is not included herewith, since this transaction was reflected in the balance sheet filed with the Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

The unaudited pro forma statement of operations for the year ended March
31, 1996 and the six months ended September 30, 1996 reflect combined results of operations as if the acquisition had occurred at April 1, 1995. Since the fiscal year ends of Cadiz and Sun World differ, for pro forma purposes the results of operations for the year ended March 31, 1996 consist of Cadiz operations for the twelve months ended March 31, 1996 combined with Sun World operations utilizing the results of operations for the twelve months ended December 31, 1995 less first quarter 1995 operations (January 1, 1995 through March 31, 1995) plus first quarter 1996 operations (January 1, 1996 through March 31, 1996). The results of operations for the interim period April 1, 1996 through September 30, 1996 consist of Cadiz' operations for the six months ended September 30, 1996 combined with Sun World's operations for the six months ended September 30, 1996.

The pro forma combined financial information should be read in conjunction with the historical financial statements of Cadiz, including the notes thereto, which are contained in Cadiz' Quarterly Report on Form 10 Q for the six months ended September 30, 1996 and Cadiz' Annual Report on Form 10-K for the year ended March 31, 1996, as well as the historical financial statements of Sun World from which the pro forma combined financial statements of operations have been derived.

The following unaudited pro forma consolidated financial statements of operations are presented for informational purposes only and are not necessarily indicative of operating results that would have occurred if the acquisition had been consummated as of April 1, 1995, nor are they necessarily indicative of the future operating results of Cadiz.

In addition to the above, certain pro forma adjustments and assumptions have been incorporated which are described more fully in the accompanying notes to the pro forma financial information.


                  CADIZ LAND COMPANY, INC. &
                SUN WORLD INTERNATIONAL, INC.

Pro Forma Combined Statement of Operations
For the years ended March 31, 1996
($ in thousands except per share data)
(Unaudited)


                        Cadiz Land    Sun World    Pro Forma
                        Company, Inc.  Intn'l     Adjustments
                        (Audited)       Inc.       Increase     Pro Forma
                                                  (Decrease)     Combined
                         ---------    ----------- ------------  ----------
Revenues                 $  1,441      $ 116,487  $   1,646<F8>   $ 119,574
                         --------      ---------  ------------    ----------
Costs and expenses:
 Cost of sales                  0         78,862                     78,862
  Resource development      3,329              0                      3,329
  Landfill prevention
    activities              1,919              0                      1,919
  General and
    administrative          1,826         17,347    (11,139)<F5>      8,034
  Permanent crop
    abandonments                0          1,560     (1,560)<F6>          0
  Depreciation                833          5,747       (519)<F4>      6,061
  Amortization                234            886        439 <F3>      1,559
                         -------------  ------------ ------------  -------
  Total costs and
     expenses               8,141        104,402    (12,779)         99,764
Operating income (loss)    (6,700)        12,085     14,425          19,810

Asset impairment                           4,868     (4,868)<F7>          0

Interest expense, net       1,787         15,894     (2,882)<F1><F2>  14,799
                         -------------  ------------ ------------    -------

Net income (loss)        $ (8,487)      $ (8,677)  $ 22,175         $  5,011
                         =========       ========= ========         ========




Net income per common share:                                        $   0.27
                                                                    ========
  Primary income per common share
  Fully diluted income per
    common share                                                    $   0.16
                                                                    ========
Weighted average common shares outstanding:
   Primary                                                        18,777,000
                                                                   ========

   Fully diluted <F9>                                             31,082,000
                                                                  ===========

See accompanying notes to the pro forma combined statement of operations.


Pro Forma Combined Statement of Operations for the six months ended September 30, 1996
($ in thousands except per share data)
(Unaudited)

                                                       Pro Forma
                           Cadiz Land      Sun World  Adjustments
                           Company,        Intnt'l   Increase     Pro Forma
                               Inc.         Inc.     (Decrease)    Combined
                           ----------   ----------- ------------ ----------
Revenues                   $   158        $ 78,739  $               $ 78,897
                           ---------     ---------- -----------     --------
Costs and expenses:
 Cost of sales                   0          57,887                    57,887
 Resource development        1,445                                     1,445
 Landfill prevention
    activities                 262                                       262
 General and
    administrative           1,602           8,613     (4,784)<F5>     5,431
 Depreciation                  428           2,566        972 <F4>     3,966
 Amortization                  117             206        201 <F3>       524
                            -------       ---------    ------------- --------
 Total costs and expenses    3,854          69,272     (3,611)        69,515

Operating income (loss)     (3,696)          9,467      3,611          9,382

Interest expense, net          843           7,924      1,778<F1><F2>  6,989

Litigation settlement          334                                       334
                           -----------    ----------   -------------- -------
Net income (loss)          $ (4,205)      $  1,543    $ 5,389         $2,727
                            ========      ==========   ==========    ========



Net income per common share:
   Primary income per common share                                    $ 0.13
                                                                    ========

   Fully diluted income per
     common share                                                     $ 0.08
                                                                    ========
Weighted average common shares outstanding:
  Primary                                                         20,616,000
                                                                   =========

  Fully diluted <F9>                                              32,900,000
                                                                  ==========

See accompanying notes to the pro forma combined statement of operations.


NOTES TO THE PRO FORMA COMBINED STATEMENTS OF OPERATIONS
----------------------------------------------------------
(a) The unaudited pro forma combined statement of operations have been adjusted by the following to reflect the acquisition of Sun World by Cadiz as if it were effective at April 1, 1995:
                                                  Year Ended  Six Months Ended
                                                   March 31,    September 30,
                                                     1996           1996
                                                  ---------- ----------------
                                                 (Increase(decrease) to Income)
<F1>  Increase in interest income resulting from
  the capital contribution at acquisition by
  Cadiz of $15 million, net of principal and
  interest payments related to the restructuring
  of Sun World's debt obligations                    $   828     $   352

<F2> Decrease in interest expense and adequate
  protection payments as a result of the
  restructured debt obligations of Sun World           2,054       1,426

<F3>Increase in amortization as a result of the
   acquisition cost of Sun World exceeding
   the fair value of the net assets acquired            (439)       (201)

<F4> Change in depreciation resulting from
  adjustments to reflect the fair value
  carrying amounts of plant and equipment                519        (972)

<F5> The unaudited proforma combined
  statement of operations have been
  prepared on a continuing operations
  basis and, therefore, do not give effect
  to the reorganization costs incurred
  as a result of Sun World emerging from
  bankruptcy                                          11,139       4,784

<F6>Elimination of the provision for permanent
  crop abandonments since assets were written
  down to their fair value as part of the
  purchase price allocation adjustment                 1,560

<F7> Elimination of the provision for loss on
  asset impairment since assets were written
  down to their fair value as part of the
  purchase price allocation adjustment                 4,868

<F8> Eliminate loss on disposal of assets since
  assets were written down to their fair value
  as part of the purchase price allocation
  adjustment                                           1,646
                                                     -----------   -----------
  Total adjustments                                  $   22,175   $  5,389
                                                       =======     =======


<F9>  Includes outstanding unconditional stock options which, if assumed exercised, would result in gross proceeds of approximately $12 million to the Company.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
------------------------------------------------------
     The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the
distribution will be paid by the Company.  See "Plan of
Distribution."

    SEC registration fee . . . . . . . . . . . . . . . . .   $  11,909
    Printing expenses. . . . . . . . . . . . . . . . . . .       1,500
    Accounting fees and expenses . . . . . . . . . . . . .      10,000
    Legal fees and expenses. . . . . . . . . . . . . . . .      30,000
    Miscellaneous. . . . . . . . . . . . . . . . . . . . .       5,000

            Total. . . . . . . . . . . . . . . . . . . . .   $  58,409

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-----------------------------------------------------

    Section 145 of the Delaware General Corporation Law permits the Registrant's Board of Directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his being or having been a director, officer, employee or agent of the Registrant, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities
(including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

    The Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of directors and officers of the Company, and those serving at the request of the Company as directors, officers, employees, or agents of other entities (collectively, "Agents"), to the maximum extent permitted by law. The Bylaws provide that such indemnification shall be a contract right between each Agent and the Company.

    In 1990, the Company entered into an Indemnity Agreement with each of the individuals then serving as an executive officer or director of the Company, including Keith Brackpool, the current
Chief Executive Officer of the Company. The Indemnity Agreement as to Mr. Brackpool remains in effect; all of the other executive officers and directors who executed an Indemnity Agreement with the Company have since resigned from their positions with the Company.
The Indemnity Agreement provides for the indemnification of the indemnified party with respect to his activities as a director or officer of the Company or an affiliate of the Company against expenses and liabilities, of whatever nature, incurred in connection with any claim made against him by reason of facts which include his affiliation with the Company. Such indemnification is provided to the maximum extent permitted by the Company's charter documents, insurance policies and/or any applicable law.

    The Subscription Agreements between the Company and the purchasers (the "Purchasers") of certain of the securities registered hereunder provide that the Company shall indemnify the Purchasers under certain circumstances and the Purchasers shall indemnify the Company and controlling persons of the Company under certain circumstances, including indemnification for liabilities arising under the Act.

    The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
--------------------------------------------------
    The Company believes that the sales of securities in the
transactions described below were all either exempt from, or not subject to, the registration requirements of the Act:

Date     Title          Amount       Consideration   Purchaser(s)
-----   --------------  ---------    -------------   ---------------------
01/94   Common Stock    125,000      $6,250          Henry Ansbacher & Co.
                        shares(2)    (exercise       Limited ("Ansbacher")
                                      of warrants)

01/94 - Common Stock    625,000      $2,500,000      Private
02/94                   shares(1)                    investors

02/94   Common Stock    220,000      $770,000        Ansbacher
                        shares(2)    principal
                                     conversion
                                     of debt

02/94   Common Stock   150,000       Extension       Ansbacher
                       shares(2)     of credit

02/94   Warrants to    175,000       Modification    Rabobank
        Purchase       warrants(1)   of credit terms
        Common Stock

02/94   Common Stock   330,000       $1,732,500      Private investors
                       shares(2)

03/94   Note           $127,600      Forbearance     Mark Liggett
        Convertible    note con-     re: nonpayment
        to common      vertible      of original
        stock          into 36,457   Convertible
        (extension of  shares(3)     Note
        due date)

04/94   Options to     200,000       Long-term       Employee
        purchase       options(1)    employment
        Common Stock                 agreement

05/94   Options to     1,430,500     Services        Directors, officers
        purchase       options(1)                    and employees
        Common Stock

02/95   Options to     120,000       Services        Employees and
        purchase       options(1)                    consultant
        Common Stock

03/95   Warrants to    35,000        Extension       Rabobank
        purchase       warrants(1)   of credit
        Common Stock

03/95   Common Stock   110,000       Extension       Ansbacher
                       shares(2)     of credit

03/95 - Common Stock   100,000       Settlement      Private investor
04/95                  shares(1)     of dispute

04/95   Options to     50,000       Services        Employee
        purchase       options(1)
        Common Stock

05/95   Options to     50,000       Services        Employee
        purchase       options(1)
        Common Stock

07/95   Common Stock   450,000      $1,800,000      Private investors
                       shares(2)

09/95   Options to     50,000       Services        Employee
        purchase       options(1)
        Common Stock

10/95   Common Stock   49,157      Sale of          Private investor
& 6/96                 shares(2)   interest in      group
                                   real property

10/95   Common Stock   500,000     $2,050,000      Private investors
                       shares(2)

12/95   Common Stock   225,000     $1,035,000      Private investors
                       shares(2)

01/96   Options to     57,500      Services        Employee
        purchase       options(1)
        Common Stock

03/96   Common Stock   900,000     $5,175,000      Private investors
                       shares(2)

07/96   Preferred      760         $7,600,000      Private investors
        Stock -        shares(2)
        Series B

09/96   Options to     1,850,000   Services        Directors, officers
        purchase       options(1)                  employees and
        Common Stock                               consultants

09/96   Preferred      27,631      $27,631,000    Private investors
        Stock -        shares(1)
        Series A

09/96   Preferred      260         $2,600,000     Private investors
        Stock -        shares(2)
        Series C

09/96   Warrants to    30,000       Modification  Rabobank
        purchase       warrants(1)  of credit
        Common Stock                terms

11/96   Preferred      240          $2,400,000    Private investors
        Stock -        shares(2)
        Series B

11/96   Preferred      40           $400,000      Private investors
        Stock -        shares(2)
        Series C
_________________________

(1) The Company believes that the transactions in which these securities were sold were exempt from registration under the Act by virtue of Section 4(2) thereof as transactions not involving any public offerings. In each transaction, the number of investors was limited, the investors confirmed to the Company their investment intent, the investors were provided with information about the Company and/or access to such information, and restrictions were placed on resales of the securities.

(2) The Company believes that the transactions in which these securities were sold were not subject to the registration requirements of the Act by virtue of Rules 901 and 903 of Regulation S promulgated under the Act. In each transaction, the offers and sales were made in offshore transactions, without any directed selling efforts, to investors which certified that they were not U.S. persons.

(3) The Company believes that the extension of the Convertible
    Note was exempt from registration under the Act by virtue of
    Section 3(a)(9) thereof as an exchange of securities by an issuer with an existing security holder. No commission or other remuneration was paid or given for soliciting the extension of the Convertible Note.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
-----------------------------------------------------
    (a)  EXHIBITS
         --------
    The following exhibits are filed or incorporated by
    reference as part of this Registration Statement.

               2.1   Debtors' Modified Fourth Amended Consolidated Plan of
                     Reorganization dated June 3, 1996 (as modified)(1)

               2.2   Plan Implementation Agreement dated July 12, 1996(1)

               2.3   Supplement to Plan Support Agreement dated June 3,
                     1996(1)

               2.4   Stock Purchase Agreement with Howard Marguleas dated
                     September 13, 1996(2)

               2.5   Form of Stock Purchase Agreement with Minority
                     Stockholders of Sun World dated September 13, 1996(2)

               3.1 Certificate of Incorporation of the Company, as amended(3)

               3.2   Amendment to Certificate of Incorporation dated
                     November 8, 1996(4)

               3.3   Bylaws of the Company, as amended to date(5)

               4.1 Specimen Form of Stock Certificate for the Company's registered stock(5)

               4.2   Certificate of Designations of 6% Convertible Series A
                     Preferred Stock(2)

               4.3   Certificate of Designations of 6% Convertible Series B
                     Preferred Stock(6)

               4.4   Certificate of Designations of 6% Convertible Series C
                     Preferred Stock(2)

               5.1 Opinion of Miller & Holguin as to certain corporate law matters

              10.1   1984 Incentive Stock Option Plan(7)

              10.2   1988 Nonstatutory Stock Option Plan(8)

              10.3   1996 Stock Option Plan(13)

              10.4   Stock Purchase and Fee Agreement dated March 22, 1989
                     between the Company and Mark A. Liggett(7)

              10.5   Form of Limited Partnership Agreement of Southwest
                     Fruit Growers, L.P.(9)

              10.6   Farm Management Agreement dated as of March 28, 1990
                     between the Company and Southwest Fruit Growers, L.P.(9)

              10.7 Promissory Note in the amount of $3,486,868 dated as of March 28, 1990 issued by Southwest Fruit Growers, L.P.
                     in favor of the Company (Hyder Note)(9)

              10.8 Promissory Note in the amount of $4,934,922 dated as of March 28, 1990 issued by Southwest Fruit Growers, L.P.
                     in favor of the Company (Cadiz Note)(9)

              10.9 Promissory Note in the amount of $3,141,344 dated as of March 28, 1990 issued by Southwest Fruit Growers, L.P.
                     in favor of the Company (Farming Note)(9)

              10.10  Agricultural Lease between Southwest Fruit Growers,
                     L.P. and the Company, on the one hand, and Donald
                     Kizirian, on the other hand, dated December 20, 1992(10)

              10.11  Second Amendment and Supplement to Stock Purchase and
                     Fee Agreement, dated December 23, 1992 between the
                     Company and Mark Liggett(10)

              10.12 Letter Agreement re: Services dated August 31, 1994 between the Company and Prudential Securities
                     Incorporated(11)

              10.13 Letter Agreement re: Services dated October 5, 1994 between L.H. Friend, Weinress & Frankson, Inc. and
                     Prudential Securities Incorporated(11)

              10.14 Letter Agreement re: Services dated February 1, 1995 between the Company and L.H. Friend, Weinress, Frankson
                     & Presson, Inc.(11)

              10.15  Loan Agreement dated March 15, 1995 between the
                     Company, CVDC and Ansbacher(11)

              10.16  Fourth Loan Modification Agreement dated March 15, 1995 between the Company, CVDC and Rabobank(11)

              10.17 Form of Option Agreement dated April 20, 1995 between the Company and David Peterson(11)

              10.18  Plan Support Agreement dated December 11, 1995(12)

              10.19 Waiver of Certain Provisions of Plan Support Agreement dated January 12, 1996(12)

              10.20  Amended and Restated Credit Agreement between Sun World
                     International, Inc. and Caisse Nationale de Credit
                     Agricole dated September 13, 1996(4)

              10.21  Promissory Note between Sun World International, Inc.
                     and Caisse Nationale de Credit Agricole dated September
                     13, 1996(4)

              10.22  New Hancock Credit Agreement between Sun World
                     International, Inc. and John Hancock Mutual Life
                     Insurance Company dated September 13, 1996(4)

              10.23  Secured Promissory Note between Sun World
                     International, Inc. and John Hancock Mutual Life
                     Insurance Company dated September 13, 1996(4)

              21.1   Subsidiaries of the Registrant

              23.1   Consent of Price Waterhouse LLP

              23.2   Consent of Deloitte & Touche LLP

              23.3   Consent of Miller & Holguin (included in Exhibit 5.1)

              27.1   Financial Data Schedule(1)(4)(6)
______________________________

(1)   Previously filed as Exhibit to the Company's Report on Form
      10-Q for the quarter ended June 30, 1996

(2)   Previously filed as Exhibit to the Company's Report on Form
      8-K dated September 13, 1996

(3)   Previously filed as Exhibit to the Company's Registration
      Statement on Form S-1 (Registration No. 33-75642) declared effective May 16, 1994

(4)   Previously filed as Exhibit to the Company's Report on Form
      10-Q for the quarter ended September 30, 1996

(5)   Previously filed as Exhibit to the Company's Report on Form
      8-K dated May 6, 1992

(6) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1996

(7) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1989

(8) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1988

(9) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1990

(10) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1993

(11) Previously filed as Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995

(12)  Previously filed as Exhibit to the Company's Report on Form
      10-Q for the quarter ended December 31, 1995

(13)  Previously filed as Exhibit A to the Company's Proxy
      Statement relating to the Annual Meeting of Stockholders held on November 8, 1996


      (b)  FINANCIAL STATEMENT SCHEDULES
           -----------------------------------
      The following financial statement schedules are filed as
part of this Registration Statement and should be read in
conjunction with the consolidated financial statements of the
Company:

     SCHEDULE                                                PAGE

     Schedule II:          Valuation and Qualifying Accounts  S-2

     Schedule III:         Real Estate and Accumulated        S-3
                           Depreciation

     Note to Schedule III: Real Estate and Accumulated        S-4
                           Depreciation

     Schedules not listed above have been omitted because they are not applicable or are not required or the information required to be set forth therein is included in the Company's
Consolidated Financial Statements or the Notes thereto.

ITEM 17.  UNDERTAKINGS.
          ---------------
     (a)  The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i)  To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities
(other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 31, 1996.

                               CADIZ LAND COMPANY, INC.


                           By: /s/ Keith Brackpool
                               ---------------------------------
                               Keith Brackpool
                               Chief Executive Officer


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     SIGNATURE        TITLE                      DATE
--------------------  ---------------------      -----------------------

/S/ Dwight W. Makins  Chairman of the Board      December 31, 1996
    ----------------   and Director
    Dwight W. Makins

/S/ Keith Brackpool    Chief Executive Officer   December 31, 1996
    ---------------    and Director
    Keith Brackpool    (Principal Executive
                       Officer)

/S/ J.F.R. Hammond     Director                  December 31, 1996
    ---------------
    J.F.R. Hammond


/S/ Stephen D. Weinress  Director                December 31, 1996
    -------------------
    Stephen D. Weinress

/S/ Susan K. Chapman    Chief Financial Officer  December 31, 1996
    ----------------    and Secretary
    Susan K. Chapman   (Principal Financial &
                        Accounting Officer)


                    INDEX TO FINANCIAL STATEMENT SCHEDULES

Schedule II:   Valuation and Qualifying Accounts....................S-2

Schedule III:  Real Estate and Accumulated Depreciation.............S-3

Note to Schedule III:  Real Estate and Accumulated Depreciation.....S-4



                       CADIZ LAND COMPANY, INC.
            Schedule II   Valuation & Qualifying Accounts

           For the years ended March 31, 1996, 1995 & 1994
                          ($ in thousands)

                              Additions
                          -----------------
                          Charged   Charged
               Balance at   to        to                Balance
                Beginning Costs &    Other               at end
                Of Period Expenses  Accounts Deductions of Period
                --------- --------  --------  -------  ---------
Fiscal year
ended March
31, 1996

 Allowance for
 doubtful
 accounts        $  -0-    $  -0-    $  -0-    $  -0-   $  -0-

 Allowance for
 discontinued
 operation
 losses             -0-       -0-       -0-       -0-      -0-

 Amortization
 of excess of
 purchase price
 over net
 assets
 acquired         1,617       234       -0-       -0-    1,851
                 -------   ------    ------    ------   ------
                 $1,617    $  234    $  -0-    $  -0-   $1,851
                 =======   =======   ======    ======   =======
Fiscal year
ended
March 31, 1995

 Allowance for
 doubtful
 accounts        $ -0-     $  -0-    $   -0-   $  -0-   $   -0-

 Allowance for
 discontinued
 operation
 losses             -0-       -0-       -0-       -0-       -0-

 Amortization
 of excess of
 purchase
 price over
 net assets
 acquired         1,383       234       -0-       -0-    1,617
                 ------    ------    ------    -------  ------
                 $1,383    $  234    $  -0-    $  -0-   $1,617
                 ======    ======    ======    ======   ======
Fiscal year
ended
March 31, 1994

 Allowance for
 doubtful
 accounts        $  218    $   -0-   $  -0-    $   218  $  -0-

 Allowance for
 discontinued
 operation
 losses              75        -0-       -0-        75     -0-

 Amortization
 of excess of
 purchase
 price over
 net assets
 acquired         1,150        233       -0-       -0-   1,383
                 ------    -------   -------   ------   ------
                 $1,443    $   233   $   -0-   $  293   $1,383
                 ======    =======   =======   ======   ======


                          CADIZ LAND COMPANY, INC.
            Schedule III - Real Estate & Accumulated Depreciation

                     For the Year Ended March 31, 1996
                               (in thousands)
                                                   Net Amount
                                      Cost           at which
                        Initial    Capitalized      Carried at
                        Cost to   Subsequent to       Close
                        Company    Acquisition       of Period
                      ---------  ---------------   ------------
                         Land                      Accumu-  Land
                         and                        lated    and
             Encumber-  Improve-  Improve- Carrying Depre-  Improve-
Description  rances      ments    ments     Costs   ciation  ments   Acquired
----------- ----------  -------- ---------- ------ -------- -------- --------
Unimproved
land,
Cadiz, CA     (1)         $8,552   $        $  694  $ (365)  $ 8,881  May 1988
                                                                      Dec. 1995
Unimproved
land,
Piute, CA     (1)          1,356               180             1,536  Jan. 1993
                                                                      Jan. 1996

Unimproved
land,
Homer, CA     (1)          1,086                22              1,108 Sept.1993

Unimproved
land,         (1)            266                 2                268 July 1994
other                                                                 Jan. 1996

Agricultural
land, planted
to citrus,
Cadiz, CA      (1)           160     3,779     251       (360)  3,830 May 1988

Agricultural
land planted
to grapes
Cadiz, CA      (1)         6,486                         (944)  5,542 Mar. 1990

Agricultural
land
planted to
row crops,
Cadiz, CA      (1)            57                                   57 April 1995

Miscellaneous
investments    (1)                             443                443
                           -------  ------ -------   -------- -------
                         $17,963    $3,779  $1,592  $ (1,669) $21,665
                         =======    ======= ======  ========= ========

(1) Included in collateral securing debt totalling $17.7 million.


                        CADIZ LAND COMPANY, INC.
                          Note to Schedule III
                 Real Estate & Accumulated Depreciation
                             ($ in thousands)



                          Fiscal Year Ended March 31,
                        1996        1995        1994
                        -----        ----        -----

Carrying cost
of land and
improvements
at beginning of
period                  $  21,507    $ 21,607    $ 20,057

Additions:
  Acquisitions                442         189         591
  Option payments             -0-         -0-         495
  Improvements                -0-          14         273
  Capitalized
  carrying cost               132         113         427
                         ---------   --------    --------
                              574         316       1,786
                         ---------   --------    --------
Deductions:
  Depreciation
  of developed
  property                    416        416         236
                         ---------   --------    --------
                              416        416         236
                         ---------   --------    --------
Balance at end
 of period              $  21,665   $ 21,507    $ 21,607
                         =========   ========    ========



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